Exhibit 10.3

MEZZANINE LOAN AGREEMENT
Dated as of March 7, 2019
Between
110 WILLIAM MEZZ III, LLC.,

as Borrower,
LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
and
INVESCO CMI INVESTMENTS, L.P.
as Administrative Agent and Lender

-i-

-ii-

-iii-

MEZZANINE LOAN AGREEMENT
THIS MEZZANINE LOAN AGREEMENT, dated as of March 7, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among 110 WILLIAM MEZZ III, LLC, a Delaware limited liability company, having an address at c/o Savanna, 430 Park Avenue, 12th Floor, New York, New York 10022 (together with its successors and/or assigns, “Borrower”) and INVESCO CMI INVESTMENTS, L.P., a Delaware limited partnership having an address at c/o Invesco Real Estate, 2001 Ross Avenue, Suite 3400, Dallas Texas 75201, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as a Lender, and each of the lenders that is a signatory hereto on the signature pages hereof and each lender that becomes a “Lender” after the date hereof (individually, a “Lender” and, collectively, the “Lenders”).
All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S E T H:
WHEREAS, Borrower desires to obtain the Loan from Lenders; and
WHEREAS, Lenders are willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Acceptable Replacement Guarantor” shall have the meaning set forth in Section 10.1 (a)(xxii).
“Accounting Principles” shall mean a GAAP or Federal income tax basis or other accounting principles reasonably approved by Administrative Agent.
“Accounts” shall have the meaning set forth in Section 6.1(b) of the Senior Loan Agreement.
“ACS Extension Term Sheet” shall mean that certain Term Sheet by and between 110 Property Investors III, LLC, a Delaware limited liability company, as landlord, and The City of New York, a municipal corporation, acting through the Department of Citywide Administrative Services (DCAS), for use by the Administration for Children Services (ACS), as tenant, dated as of April 13, 2018.

“Act” shall have the meaning set forth in Section 3.1.24(cc)(v).
“ADA” means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101 et. seq., as amended from time to time.
“Administrative Agent” means Invesco CMI Investments, L.P., in its capacity as contractual representative for the Lenders pursuant to Article XIII hereof, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XIII.
“Affiliate” shall mean, as to any Person, any other Person that is in direct and/or indirect Control of, is directly and/or indirectly Controlled by or is under common direct and/or indirect ownership or Control with such Person.
“Aggregate Outstanding Principal Balance” shall mean the sum of (i) the Outstanding Principal Balance of the Loan, (ii) the Building Loan Outstanding Principal Balance and (iii) the Senior Loan Outstanding Principal Balance.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean $2,000,000.00, in the aggregate.
“Annex” shall have the meaning set forth in Section 3.1.43(a).
“Annual Budget” shall mean the operating expense and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Mortgage Borrower’s good faith estimate of anticipated Gross Revenue, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any Borrower Party is located or doing business.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which Borrower or any Borrower Party is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Interest Rate” means, except as provided in subsections (i) and (ii) below, from the date hereof until the Interest Rate Replacement Date, if any, the rate of interest equal to the sum of: (a) the LIBOR Interest Rate, plus (b) the Applicable Spread; provided, however: (i) if Administrative Agent makes a LIBOR Rate Unavailable Determination, in accordance with Section 2.2.3(b) hereof, then the Applicable Interest Rate with respect to the Loan shall convert to the Base Rate in accordance with said section; and (ii) notwithstanding subsection (i) above, if Administrative Agent should, at any time, make a LIBOR Rate Discontinued Determination, in accordance with

Section 2.2.3(c) hereof, then from and after the Interest Rate Replacement Date, the Applicable Interest Rate shall be equal to the sum of: (x) the Substitute Rate, plus (y) the Substitute Spread; provided, however, that in no event shall the Applicable Interest Rate ever be less than 2.00%.
“Applicable Lending Office” shall mean the “lending office” of a Lender (or of an Affiliate of such Lender) designated for a Lender on the signature page hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to Borrower in writing as the office by which the Loan is to be made and/or maintained by such Lender.
“Applicable Similar Law” shall have the meaning set forth in Section 3.1.8.
“Applicable Spread” shall mean 4.90%.
“Appraisal” shall mean an “as-is” appraisal of the Property prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third-party appraiser, who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise reasonably satisfactory to Administrative Agent.
“Appraised Value” shall mean the “as is” appraised value of the Property, as determined by an Appraisal, and in connection with any calculation of the Loan to Value Ratio pursuant to the terms of this Agreement, that is dated not more than ninety (90) days prior to the date of the calculation thereof.
“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).
“Approved Costs” shall have the meaning set forth in Section 2.6.4.
“Approved Equipment Financing” shall have the meaning set forth in Section 4.2.6.
“Approved Independent Director Provider” shall mean (A) each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, and Lord Securities Corporation and (B) additional national providers of Independent Directors reasonably approved in writing by Administrative Agent.
“Assignment of Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, between Borrower and Administrative Agent, for the benefit of Lenders and acknowledged by Counterparty, and any other Collateral Assignment of Interest Rate Protection Agreement hereafter delivered in compliance with Section 4.1.11 hereof.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Bankruptcy Event” shall mean with respect to any Person: (a) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise consenting to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of the Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law; (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets; or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Base Rate” for any Interest Period, shall mean the sum of (a) the Federal Funds Rate, determined as of the Determination Date related to such Interest Period, plus (b) the Base Rate Margin.
“Base Rate Margin” shall mean the difference between (a) the Applicable Interest Rate as in effect immediately prior to a LIBOR Rate Unavailable Determination and (b) the Federal Funds Rate in effect as of such LIBOR Rate Unavailable Determination.  Once determined, the Base Rate Margin shall remain constant for so long as the Base Rate shall be in effect.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“Borrower Party” shall mean each of Borrower, Mortgage Borrower and Guarantor.
“Borrower Related Party” means, collectively and individually, any Borrower Party and any Affiliate of any of the foregoing.
“Borrower Transaction Cost Cap” shall have the meaning set forth in Section 9.6
“Borrower’s knowledge” shall mean the actual knowledge of the parties primarily charged with the operation of the day-to-day activities of Borrower and Mortgage Borrower, which, for the avoidance of doubt, shall include, without limitation, Guarantor and Manager.
“Borrower’s Requisition” shall have the meaning set forth in Section 2.7.1.
“Breakage Costs” shall have the meaning set forth in Section 2.2.3(g).

“Build Out Cost Cap” shall have the meaning set forth in Section 4.1.10.
“Build Out Costs” TI/LC Costs incurred by Mortgage Borrower in connection with the Build Out Work.
“Build Out Space” shall have the meaning set forth in Section 4.1.10.
“Build Out Work” shall have the meaning set forth in Section 4.1.10.
“Building Loan” shall mean that certain building loan in the maximum principal amount of up to $45,900,000.00 made on the date hereof by Mortgage Lenders to Mortgage Borrower, and evidenced and secured by the Building Loan Documents.
“Building Loan Agreement” shall mean that certain Amended and Restated Building Loan Agreement dated as of the date hereof and made by and between Mortgage Borrower, Mortgage Administrative Agent and Mortgage Lenders, as the same may be modified, amended and restated from time to time.
“Building Loan Documents” shall mean, collectively, the “Loan Documents” as defined in the Building Loan Agreement.
“Building Loan Outstanding Principal Balance” shall mean the “Outstanding Principal Balance” as defined in the Building Loan Agreement.
“Building Loan Pro Forma Debt Service” shall mean the “Pro Forma Debt Service” as defined in the Building Loan Agreement.
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of New York.
“Capital Expenditures” shall mean, for any period, amounts expended for replacements and alterations to the Property, excluding any Tenant Improvements, which are required to be capitalized according to Accounting Principles.
“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.
“Capped LIBOR Rate” shall mean three and three quarters percent (3.75%).
“Carry Costs” shall mean the sum of the following costs associated with the Property for the applicable period or Fiscal Year: (i) Taxes, (ii) Other Charges, (iii) Insurance Premiums, and (iv) without duplication of the items described in clauses (i) – (iii), Operating Expenses.
“Carry Guaranty” shall mean that certain Mezzanine Carry Guaranty of even date herewith from Savanna Guarantor for the benefit of Administrative Agent, for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Mortgage Administrative Agent, for the benefit of Mortgage Lenders, Mortgage Borrower, Manager and Deposit Bank as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Cash Trap Period” shall mean the following:
(i)    from and after the occurrence of any Event of Default, until Administrative Agent accepts in writing (in its sole and absolute discretion) a cure of the applicable Event of Default (provided that no Cash Trap Period remains in effect pursuant any other clause hereof); or
(ii)    the occurrence of a Bankruptcy Event with respect to Borrower, Mortgage Borrower or Guarantor; or
(iii)    (A) during the First Extension Option, the Debt Yield is less than 5.875%, as reasonably determined by Administrative Agent, until such time as the Debt Yield shall be equal to or greater than 6.125% for two (2) consecutive calendar quarters, as reasonably determined by Administrative Agent, (B) during the Second Extension Period, the Debt Yield is less than 6.50%, as reasonably determined by Administrative Agent, until such time as the Debt Yield shall be equal to or greater than 6.75% for two (2) consecutive calendar quarters, as reasonably determined by Administrative Agent, and (C) during the Third Extension Period, the Debt Yield is less than 7.00%, as reasonably determined by Administrative Agent, until such time as the Debt Yield shall be equal to or greater than 7.25% for two (2) consecutive calendar quarters, as reasonably determined by Administrative Agent (the Debt Yield as set forth in (A), (B) and (C), the then-applicable “Minimum Cash Trap Debt Yield”) as reasonably determined by Administrative Agent (in each case, provided that no Cash Trap Period remains in effect pursuant to any other clause hereof), provided, that to the extent necessary to satisfy the condition set forth in this clause (iii), Borrower shall have the right to prepay the Loan in an amount equal to the Mezzanine Pro Rata Share of the prepaid amount to achieve the then-applicable Minimum Cash Trap Debt Yield (any such amount, the “Optional Cash Trap Prepayment Amount”), but subject to the applicable terms and conditions of Section 2.4.1 of this Agreement and provided that the Mortgage Pro Rata Share of the Optional Cash Trap Prepayment Amount is also simultaneously prepaid by Mortgage Borrower in accordance with the Mortgage Loan Agreement and provided that Mortgage Borrower has also complied with the applicable requirements of Section 2.4.1 of the Mortgage Loan Agreement; provided, that Administrative Agent acknowledges and agrees that any optional prepayment in connection with this definition shall not result in Borrower being obligated to any prepayment penalty, Spread Maintenance Premium or any similar premium or fee. In lieu of payment of the Mezzanine Pro Rata Share of the Optional Cash Trap Prepayment Amount, Borrower may at its option (X) deliver to Administrative Agent, for the benefit of Lenders, a Letter of Credit in the face amount of the Mezzanine Pro Rata Share of the Optional Cash Trap Prepayment Amount to be held as collateral for the Loan (provided that Mortgage Borrower shall have simultaneously delivered to Mortgage Administrative Agent a letter of credit in the face amount of the Mortgage Pro Rata Share of the Optional Cash Trap Prepayment Amount (in

accordance with the Mortgage Loan Documents), so that the sum of the face amount of such Letter of Credit delivered to Administrative Agent, for the benefit of Lenders, plus the face amount of such letter of credit delivered to Mortgage Administrative Agent shall be equal to the aggregate Optional Cash Trap Prepayment Amount, or (Y) deposit cash in the amount of the Mezzanine Pro Rata Share of Optional Cash Trap Prepayment Amount with Administrative Agent provided that Mortgage Borrower shall have simultaneously deposited with Mortgage Administrative Agent cash in the aggregate amount of the Mortgage Pro Rata Share of the Optional Cash Trap Prepayment Amount in accordance with the Mortgage Loan Documents), so that the sum of the amount of cash deposited with Administrative Agent, plus the amount of cash deposited with Mortgage Administrative Agent shall be equal to the aggregate Optional Cash Trap Prepayment Amount). If Borrower elects to deliver to Administrative Agent, for the benefit of Lenders, a Letter of Credit pursuant to this definition, then the Letter of Credit provisions set forth in Schedule VIII shall be applicable. Any collateral provided to Administrative Agent pursuant to clause (X) or (Y) above shall be released to Borrower upon the Property achieving the applicable Minimum Cash Trap Debt Yield for two (2) consecutive calendar quarters.
(iv)    from and after the occurrence of an “Event of Default” as defined in and pursuant to the Mezzanine Loan Documents, until Mezzanine Administrative Agent accepts in writing (in its sole and absolute discretion) the cure of the applicable “Event of Default” (provided that no Cash Trap Period remains in effect pursuant to any other clause hereof).
“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
“Central Bank Pledge” shall have the meaning set forth in Section 9.1.1.
“Clearing Account” shall have the meaning set forth in Section 6.1(a)(i) of the Senior Loan Agreement.
“Closing Date” shall mean the date hereof.
“Co-Lender” shall have the meaning set forth in Section 9.5.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean all collateral securing or intended to secure the Debt, including, without limitation, the Pledged Collateral.
“Commitment” shall mean, as to each Lender, such Lender’s obligation to make disbursements pursuant to this Agreement, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I attached hereto as such Lender’s “Commitment Amount” or as otherwise agreed by the applicable Lenders.

“Completion Guaranty” shall mean that certain Mezzanine Completion Guaranty of even date herewith from Savanna Guarantor for the benefit of Administrative Agent, for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in the definition of Net Proceeds.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Members” shall have the meaning set forth in Section 3.1.24(ee)(i).
“Construction Consultant” shall mean any Person (which may be an Affiliate of Administrative Agent) as Administrative Agent may designate and engage to inspect the Capital Expenditures Work and Tenant Improvement Work, as work progresses, and consult with and to provide advice to and to render reports to Administrative Agent. Notwithstanding anything to the contrary contained herein, provided that no Event of Default is then continuing, the same Person shall be the Construction Consultant under the Loan, the Building Loan and Senior Loan.
“Construction Management Agreement” shall mean (i) the Construction Management Agreement or (ii) any replacement construction management agreement entered into by and between Mortgage Borrower and a replacement construction manager in accordance with the terms of the Loan Documents, in each case, pursuant to which such construction manager is to provide construction management services with respect to the Property.
“Construction Manager” shall mean (i) Savcon, LLC, a Delaware limited liability company or (ii) any other construction manager engaged by Mortgage Borrower in accordance with the terms and conditions of the Loan Documents.
“Contracts” shall mean all contracts, agreements, warranties, guaranties and representations relating to or governing the use, occupancy, operation, management, name, repair and service of the Property entered into by Borrower, Property Manager or their Affiliates.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or day-to-day activities of a Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise, including, without limitation, having approval or consent rights over the actions or conduct of a Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.
“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement or (b) a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support reasonably acceptable to Administrative Agent; provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating of the actual counterparty under the Interest Rate Protection Agreement.
“Debt” shall mean the then outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums due to the Lenders in respect of the Loan under the Note, this Agreement and any other Loan Document (including, without limitation, all costs and expenses payable to the Lenders thereunder).
“Debt Service” shall mean, with respect to any particular period, the sum of the amount of interest and principal (if any) due pursuant to and in accordance with this Agreement with respect to such particular period.
“Debt Service Coverage Ratio” or “DSCR” shall mean, as of the date of determination, the ratio in which the numerator is the Net Operating Income as of the date of determination and the denominator is the sum of (A) the aggregate Pro Forma Debt Service as of the date of determination plus (B) the aggregate Building Loan Pro Forma Debt Service plus (C) the aggregate Senior Loan Pro Forma Debt Service (collectively, the “Aggregate Debt Service”) as of the date of determination. Administrative Agent’s calculation of the Debt Service Coverage Ratio shall be conclusive and binding on Borrower absent manifest error.
“Debt Yield” shall mean, as of the date of determination, the ratio in which the numerator is the Net Operating Income as of the date of determination and the denominator is the Aggregate Outstanding Principal Balance.
“Deemed Consent Mechanics” shall mean, whenever Administrative Agent’s approval or consent is required pursuant to the provisions of a particular Section of this Agreement (which section expressly references that such approval or consent is subject to the Deemed Consent Mechanics), and so long as no Event of Default or Mezzanine Loan Event of Default has occurred which is then continuing, Administrative Agent’s consent shall be deemed given if:
(A)    the first correspondence from Borrower to Administrative Agent requesting such approval or consent is in an envelope marked “PRIORITY” and shall conspicuously state in 14 point or larger bold‑faced type, a legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY ADMINISTRATIVE AGENT TO BORROWER. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required under such Section, and any other information reasonably requested by Administrative Agent in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same has been delivered;
(B)    Administrative Agent has failed to so respond by the tenth (10th) Business Day, and Borrower sends to Administrative Agent a second notice requesting approval in an envelope marked “PRIORITY” and shall conspicuously state in 14 point or larger bold‑faced type, a legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY [ADMINISTRATIVE AGENT] TO [BORROWER] TO. IF YOU FAIL TO PROVIDE A RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”; and
(C)    Administrative Agent fails to provide a response (e.g., approval, denial or request for clarification or more information) to such second request for approval within such five (5) Business Day period.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, if not cured within the applicable grace, notice or cure period therefor (if any), would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Applicable Interest Rate.
“Defaulting Lender” shall mean any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of two (2) Business Days after written notice from Administrative Agent (it being acknowledged and agreed that any funding of a Future Advance shall be made on the Requested Advance Date so long as all required conditions to such Future Advance are satisfied); provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender; provided, further, that such Lender shall be entitled to not more than three (3) cures of a particular obligation under this Agreement during the Term.
“Defaulting Lender Notice” shall have the meaning set forth in Section 7.1.
“Deposit Account” shall mean an Eligible Account under the sole dominion and control of Mortgage Administrative Agent at the Deposit Bank.
“Deposit Bank” shall mean the bank or banks selected by Mortgage Administrative Agent to maintain the Deposit Account. Mortgage Administrative Agent may in its sole discretion change the Deposit Bank from time to time. As of the date hereof, the Deposit Bank is KeyBank National Association, a national banking association.
“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences; provided, however, that Administrative Agent shall have the right to change the Determination Date to any other day upon written notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Administrative Agent, Borrower shall promptly execute an amendment to this Agreement in form reasonably acceptable to Borrower to evidence such change; provided that the “Determination Date” of the Loan and Mortgage Loan shall always be the same.
“Downtown Manhattan” shall mean the area of Manhattan, New York below 14th Street.
“Easements” shall have the meaning set forth in Section 3.1.12 of the Senior Loan Agreement.
“Eligibility Requirements” means, with respect to any Person and in each case excluding the Loan, that such Person (i) has total assets (in name or under management or advisement) in excess of $475,000,000, and (except with respect to a pension advisory firm, asset manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity of at least $225,000,000 or (y) market capitalization of at least $375,000,000, and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or operating commercial properties.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, (ii) reasonably acceptable to Administrative Agent or (iii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Assignee” means a Person who is not a Prohibited Person and is either: (i) any Affiliate of any Lender or any Mortgage Lender and/or any of such party’s Affiliates, or (ii) one or more of the following:
(A)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided, that, any such Person referred to in this clause (A) satisfies the Eligibility Requirements;
(B)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided, that, any such Person referred to in this clause (B) satisfies the Eligibility Requirements;
(C)    an institution substantially similar to any of the Persons described in clause (ii)(A), (ii)(B) or (ii)(F) of this definition that satisfies the Eligibility Requirements;
(D)    any Person Controlled by, Controlling or under common Control with any of the Persons described in clause (i), clause (ii)(A), (ii)(B), (ii)(C) or (ii)(F) of this definition that satisfies the Eligibility Requirements; or
(E)    an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following: a Lender or a Mortgage Lender and their respective Affiliates or an Eligible Assignee (without giving effect to clause (E) of the definition of such term).
“Eligible Contract Participant” shall have the meaning set forth in Section 4.1.11(b).
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch (if rated by Fitch) (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch (if rated by Fitch)) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (if rated by Fitch) (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch (if rated by Fitch)), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (if rated by Fitch) (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch (if rated by Fitch)) and (iii) “A1” by Moody’s; provided, however, that Wells Fargo Bank, N.A. and KeyBank National Association, a national banking association, shall be deemed to be approved by Administrative Agent as an Eligible Institution, and for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.
“Embargoed Person” shall have the meaning set forth in Section 3.1.42.
“Emergency Expenses” shall have the meaning set forth in Section 4.1.6(f).
“Environmental Indemnity” shall mean that certain Mezzanine Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Savanna Guarantor in connection with the Loan for the benefit of Administrative Agent, for the benefit of Lenders.
“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 4.2.10(a).
“ERISA Affiliate” shall mean each person that together with Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Event of Default” shall have the meaning set forth in Section 10.1(a).
“Excess Cash Flow” shall have the meaning ascribed to such term in the Cash Management Agreement.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Lender’s failure to comply with Section 2.5 and (d) any withholding Taxes imposed under FATCA.
“Extension Fee” shall mean, with respect to the Second Extension Option and the Third Extension Option, an amount equal to twenty-five (25) basis points (0.25%) of the sum of the Outstanding Principal Balance.
“Extension Option” shall have the meaning set forth in Section 2.3.2(b).
“Extension Period” shall mean each of (i) the period commencing on the day immediately following the Initial Maturity Date and ending on the First Extension Maturity Date, (ii) the period commencing on the day immediately following the First Extension Maturity Date and ending on the Second Extension Maturity Date, and (iii) the period commencing on the day immediately following the Second Extension Maturity Date and ending on the Third Extension Maturity Date.
“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(f).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent; provided, however, that if the Federal Funds Rate determined as provided above would be less than LIBOR Floor, then the Federal Funds Rate shall be deemed to be LIBOR Floor.
“First Extension Maturity Date” shall mean April 9, 2022.
“First Extension Option” shall have the meaning set forth in Section 2.3.2(b).
“Fiscal Year” shall mean each twelve-month period commencing on January 1 and ending on December 31 of such calendar year during each year of the term of the Loan, except that the first Fiscal Year with respect to the Loan shall commence on the Closing Date and end on December 31, 2019. Provided no Event of Default exists, Borrower may change its Fiscal Year with the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed.
“Fitch” shall mean Fitch, Inc.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Full Replacement Cost” shall have the meaning set forth in Section 5.1.1(a)(xi).
“Funding Collateral” shall have the meaning set forth in Section 2.6.2 (a)(vi).
“Future Advance” or “Future Advances” shall mean, collectively, the Future Advance (Capital Expenditures), Future Advance (TI/LCs) and Future Advance (Interest/Carry Shortfall).
“Future Advance (Capital Expenditures)” or “Future Advances (Capital Expenditures)” shall mean one or more advances of a portion of the Future Funding Amount in the aggregate of up to Two Million Four Hundred Fifty Thousand and No/100 Dollars ($2,450,000.00) available to Borrower, pursuant to Section 2.6 hereof, to reimburse Borrower and/or Mortgage Borrower or pay third parties directly for the Lenders’ Percentage of the actual cost incurred by or to be incurred by Borrower and/or Mortgage Borrower with respect to Capital Expenditures Work to be completed in accordance with the terms hereof.
“Future Advance (Interest/Carry Shortfalls)” or “Future Advances (Interest/Carry Shortfall)” shall mean one or more advances of a portion of the Future Funding Amount in the aggregate of up to One Million Five Hundred Fifty Thousand and No/100 Dollars ($1,550,000.00) available to Borrower, pursuant to Section 2.6 hereof, to pay for Interest/Carry Shortfall.

“Future Advance (TI/LCs)” or “Future Advances (TI/LCs)” shall mean, as applicable, one or more advances of a portion of the Future Funding Amount in the aggregate of up to Twelve Million Eight Hundred Fifty Thousand and No/100 Dollars ($12,850,000.00) available to Borrower, pursuant to Section 2.6 hereof, to reimburse Borrower and/or Mortgage Borrower or pay third parties directly for Lenders’ Percentage of the actual cost incurred or to be incurred by Borrower and/or Mortgage Borrower with respect to TI/LC Costs, of which $[0] has been advanced on the date hereof.
“Future Funding Amount” shall mean a portion of the Loan consisting of Future Advances not to exceed Sixteen Million Eight Hundred Fifty Thousand and No/100 Dollars $16,850,000.00, in the aggregate, available to be advanced to Borrower in accordance with the terms and conditions set forth in this Agreement, of which $[0] has been advanced on the date hereof.
“Future Funding Reserve Account” shall have the meaning set forth in Section 6.8.1 of the Senior Loan Agreement.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Government List” shall mean any list published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons).
“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, inspections, signoffs, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the use, occupancy and operation of the Improvements, including, without limitation, all land use, building, subdivision, zoning, environmental and similar ordinances and regulations promulgated by any Governmental Authority.
“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue or other proceeds derived from the ownership, operation, financing or sale of the Property (or any portion thereof) from whatever source, (including, without limitation, Rents, lease termination payments, and any revenue or proceeds received by any Borrower Related Party or Manager relating to the Property), any revenue received in connection with any tax certiorari proceeding and any amounts received by any Borrower Related Party or Manager as a result of any litigation or other legal, administrative or other proceeding relating to the Property (net of reasonable costs and expenses incurred by such Borrower Related Party or Manager in accordance herewith in recovering such amounts); provided, however, Gross Revenue shall not include any Awards or Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds) or disbursements of any Reserve Funds from the Accounts or Security Account Funds from any Security Account.
“Guarantor” shall mean KBS Guarantor and Savanna Guarantor, or any successor guarantor(s) thereof in accordance with this Agreement).
“Guaranties” shall mean, collectively, the Completion Guaranty, the Carry Guaranty, the Recourse Guaranty and the Environmental Indemnity.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
“Increased Costs” shall have the meaning set forth in Section 2.5.1.
“Indebtedness” shall mean, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise) without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable; (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder; (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (iv) all indebtedness guaranteed by such Person, directly or indirectly; (v) all obligations under leases that constitute capital leases for which such Person is liable; and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).
“Indemnified Party” shall have the meaning set forth in Section 11.13(b).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Director” shall have the meaning set forth in Section 3.1.24(dd).
“Individual Guarantor” shall mean any Guarantor under who is an individual.
“Initial Advance” shall have the meaning set forth in Section 2.1.1.
“Initial Approved Annual Budget” shall mean the Annual Budget that has been approved by Administrative Agent as of the date hereof and which is attached hereto as Schedule VII.

“Initial Maturity Date” shall mean April 9, 2021.
“Initial Term” shall mean the period from the Closing Date through and including the Initial Maturity Date.
“Insurance Funds” shall have the meaning set forth in Section 6.3.1 of the Senior Loan Agreement.
“Insurance Premiums” shall mean the premiums due under the Policies.
“Insurance Proceeds” shall have the meaning set forth in the definition of Net Proceeds.
“Insurance Reserve Account” shall have the meaning set forth in Section 6.3.1 of the Senior Loan Agreement.
“Intellectual Property” shall have the meaning set forth in Section 3.1.46.
“Intercreditor Agreement” shall have the meaning set forth in Section 11.29.
“Interest/Carry Shortfall” shall mean the actual or anticipated shortfall in Gross Revenue to pay (or make deposits required by Article 6 hereof as applicable Reserve Funds) the sum of (x) Aggregate Debt Service and (y) Carry Costs for a given period, in each case as set forth in the Approved Annual Budget (including the variances with respect thereto permitted by this Agreement pursuant to Section 4.1.6(d)).
“Interest/Carrying Costs Account” shall have the meaning set forth in Section 6.8.6.
“Interest Period” shall mean (a) for the first interest period hereunder, (i) if the Closing Date occurs on or before the fifteenth (15th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fourteenth (14th) day of the calendar month in which the Closing Date occurs, and (ii) if the Closing Date occurs on or after the fifteenth (15th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fourteenth (14th) day of the following calendar month and (b) for each interest period thereafter commencing April 15, 2019, the period commencing on the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th) day of the following calendar month; provided that the “Interest Period” under the Loan and the Mortgage Loan shall always be the same. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.
“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance reasonably satisfactory to Administrative Agent, with a confirmation from the Counterparty in the form reasonably satisfactory to Administrative Agent, between Borrower and, subject to Section 4.1.11, a Counterparty acceptable to Administrative Agent with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“Interest Rate Replacement Date” means the date on which Administrative Agent implements a Substitute Rate.
“JV Agreement” shall mean that certain Limited Liability Company Agreement of KBS SOR SREF III 100 William, LLC by and between SREF III 110 William JV, LLC, a Delaware limited liability company and KBS SOR 110 William JV, LLC, a Delaware limited liability company dated as of December 23, 2013.
“JV Entity” shall mean KBS SOR SREF III 110 William, LLC.
“KBS JV Partner” shall mean KBS SOR 110 William JV, LLC.
“KBS Sponsor” shall mean KBS Strategic Opportunity REIT, Inc.
“KBS Guarantor” shall mean KBS SOR Properties, LLC, a Delaware limited liability company.
“Knotel LOI” shall mean that certain Letter of Intent from Newmark Knight Frank with respect to the 7th & 8th Floors at the Property for Knotel 110 William LLC, a New York limited liability company, as tenant, dated January 25, 2019.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. In no event shall the term “Lease” include any subleases, underleases or similar agreements, except solely to the extent of Mortgage Borrower’s interest, if any, thereunder.
“Leasing Agent” shall mean (as the context may require) (i) Newmark & Company Real Estate, Inc., a New York corporation d/b/a Newmark Grubb Knight & Frank (“Initial Leasing Agent”, (ii) Leasing Agent (Savanna) and (iii) or any other leasing agent engaged by Mortgage Borrower in accordance with the terms and conditions of the Loan Documents.
“Leasing Agent (Savanna)” shall mean Savanna Commercial Services LLC.
“Leasing Agreement” shall mean (as the context may require) (i) the Rental Agency Agreement, as amended (“Initial Leasing Agreement”), (ii) the Leasing Agreement (Savanna) or (iii) any Replacement Leasing Agreement entered into by and between Mortgage Borrower or Manager and a Leasing Agent in accordance with the terms of the Loan Documents, in each case, pursuant to which the Leasing Agent is to provide leasing services with respect to the Property.

“Leasing Agreement (Savanna)” shall mean that certain Amended and Restated Rental Agency Agreement dated May 2, 2014 between Mortgage Borrower and Leasing Agent (Savanna).
“Leasing Commissions” shall mean the leasing commissions required to be paid by Mortgage Borrower pursuant to the terms and provisions of the Leasing Agreement for procuring Leases with respect to the Property or any other leasing commission agreement with respect to the Property.
“Legal Requirements” shall mean, individually and/or collectively, as the context may require, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities having jurisdiction over the Loan, any Secondary Market Transaction with respect to the Loan, any Borrower Party, the Property or any part thereof or the construction, use, alteration, operation or sale thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto.
“Lenders’ Percentage” shall mean 25%.
“Letter of Credit” shall mean a standby letter of credit (and any amendment thereof) that (a) is issued by an Eligible Institution or, if not an Eligible Institution, by a bank reasonably acceptable to Administrative Agent, (b) has an expiry date of not less than one (1) year from its issuance, (c) may be drawn upon by presentation by Administrative Agent of a sight draft at a location reasonably satisfactory to Administrative Agent, and (d) is otherwise reasonably satisfactory to Administrative Agent.
“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Bloomberg Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Bloomberg Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Administrative Agent shall request the principal London Office of any four major reference banks in the London interbank market selected by Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations, and (ii) if fewer than two such quotations in clause (i) are so provided, Administrative Agent shall request any three major banks in New York

City selected by Administrative Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Administrative Agent’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error. Notwithstanding anything to the contrary set forth herein, in no event shall LIBOR ever be less than the LIBOR Floor.
“LIBOR Floor” shall mean 2.00%.
“LIBOR Interest Rate” shall mean with respect to each Interest Period the quotient of (i) LIBOR applicable to the Interest Period divided by (ii) a percentage equal to 100% minus the Reserve Requirement (if any) applicable to the Interest Period.
“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Applicable Spread in accordance with the provisions of Article II hereof.
“LIBOR Rate Discontinued Determination” shall have the meaning set forth in Section 2.2.3(c).
“LIBOR Rate Unavailable Determination” shall have the meaning set forth in Section 2.2.3(b).
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting the Property, the Collateral or any portion thereof or any direct or indirect interest in Borrower including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Liquidation Event” shall mean (i) a Casualty, (ii) a Condemnation, (iii) a Transfer of the Property in connection with realization thereon following an Event of Default under the Mortgage Loan, including, without limitation, a foreclosure sale, (iv) any refinancing or payoff of the Property or the Mortgage Loan permitted hereunder (including any refund of reserves on deposit with Mortgage Lender (but not disbursements therefrom)) or (v) the receipt by Mortgage Borrower of any excess proceeds realized under the Owner’s Policy after application of such proceeds by Mortgage Borrower to cure any title defects.
“LLC Agreement” shall have the meaning set forth in Section 3.1.24(cc).
“Loan” shall mean the loan in the maximum principal amount of up to Eighty-Seven Million One Hundred Twenty Five Thousand and No/100 Dollars ($87,125,000.00), to be advanced by Lenders to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Recourse Guaranty, the Completion Guaranty, the Assignment of Protection Agreement and any other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan to Value Ratio” shall mean, as of any date, the ratio, as determined by Administrative Agent, of (a) the Aggregate Outstanding Principal Balance to (b) the Appraised Value of the Property as of such date based on the most recent Appraisal.
“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
“Losses” shall mean actual liabilities, obligations, losses, damages (excluding special, consequential, punitive or indirect damages, unless the same are asserted against Administrative Agent, each Lender or any Indemnified Party by a third party and actually incurred), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of third-party counsel related thereto).
“Major Lease” shall mean (i) any Lease which, individually or when aggregated with all other Leases at the Property with the same Tenant or its Affiliate demises 50,000 rentable square feet or more at the Property (which calculation of rentable square feet shall assume the exercise of the following, but only if such exercise would then result in such Lease being greater than 10% of rentable square feet or more at the at the Property (x) all expansion rights, (y) all rights of first refusal to lease additional space at the Property contained in such Lease and (z) all rights of first offer and other preferential rights to lease additional space at the Property contained in such Lease, whether or not such Lease demises 50,000 rentable square feet or more at the time of determination), (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property (which such rights shall be deemed to be exclusive of any rights under any Lease to extend the term thereof or to lease additional space at the Property), or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of clause (i) or (ii) above.
“Management Agreement” shall mean that certain Property Management Agreement by and between Mortgage Borrower and Initial Manager, dated as of August 3, 2016 (the “Initial Management Agreement”) or any Replacement Management Agreement entered into by and between Mortgage Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide property management and other services with respect to the Property.
“Manager” shall mean Transwestern Commercial Services New York, L.L.C. d/b/a Transwestern, a Delaware limited liability company (“Initial Manager”), or any other property manager engaged by Mortgage Borrower in accordance with the terms and conditions of the Loan Documents.

“Material Action” shall mean to file any insolvency or reorganization case or proceeding, to institute proceedings to have Borrower, Mortgage Borrower or an SPC Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower, Mortgage Borrower or an SPC Party to file a petition seeking, or consent to, reorganization or relief with respect to Borrower and/or Mortgage Borrower under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower, Mortgage Borrower or an SPC Party or a substantial part of its property, to make any assignment for the benefit of creditors of Borrower or an SPC Party or to take action in furtherance of any of the foregoing.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property (taken as a whole, including, without limitation, the value, use, operation, construction, renovation or leasing thereof), (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Mortgage Borrower, Guarantor, the Collateral or the Property, in each case in a manner that would materially and adversely affect the ability of Borrower, Mezzanine Borrower or Guarantor, as applicable, to perform its obligations under the Loan, (iii) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents, or the ability of Mortgage Borrower to perform its obligations under the Mortgage Loan Agreement or the other Mortgage Loan Documents, (v) the ability of Guarantor to perform its obligations under any Guaranty or the other Loan Documents, or (vi) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Mortgage Loan Documents.
“Material Agreements” (i) any general contractor’s agreement, development management agreement, architect’s agreement or engineering agreement, (ii) any cleaning, maintenance, servicer or other contract or agreement of any kind which has a term of more than one (1) year and is not cancelable on sixty (60) days’ or less notice without requiring the payment of termination fees, (iii) any agreement with a Borrower Related Party (other than the Management Agreement, Leasing Agreement Project Management Agreement and the Construction Management Agreement, (iv) any agreement which is, when aggregated with all other contracts and agreements with such Person and their Affiliates, for an aggregate per annum contract price equal to or greater than $1,000,000.00, and (v) any agreement relating to environmental remediation or other environmental matters.
“Maturity Date” shall mean the Initial Maturity Date or if the term of the Loan is extended in accordance with the terms of this Agreement, the term “Maturity Date” shall mean the First Extension Maturity Date, the Second Extension Maturity Date, or Third Extension Maturity Date as applicable or, in either case, such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by prepayment, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member” shall have the meaning set forth in Section 3.1.24(cc)(i).
“Minimum Advance Amount” shall mean $12,500.002.
“Minimum Counterparty Rating” shall mean (a) a long-term credit rating from S&P of at least “A-” and (b) a long-term credit rating from Moody’s of at least “A3”.
“Minimum Equity Requirement” shall have the meaning set forth in Section 4.1.37
“Minimum Extension Debt Yield” shall have the meaning set forth in Section 2.3.2(b)(xii).
“Minimum Leasing Parameters” shall mean, with respect to any Lease, the leasing parameters set forth on Schedule V attached hereto.
“Minor Lease” shall mean any Lease that is not a Major Lease.
“Monthly Debt Service Payment Amount” shall mean on each Monthly Payment Date through and including the Maturity Date, an amount equal to the interest accruing on the Outstanding Principal Balance at the Applicable Interest Rate (or at the Default Rate, as applicable) for the immediately preceding Interest Period, which interest shall be calculated in accordance with Section 2.2.
“Monthly Payment Date” shall mean the ninth (9th) calendar day of each calendar month during the term of the Loan, and if such day is not a Business Day, then the Business Day immediately preceding such day.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean, (i) that certain Senior Loan Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Mortgage Borrower as security for the Senior Loan and encumbering the Property and (ii) that certain Amended and Restated Building Loan Mortgage, Assignment of Leases and Rents and security Agreement, dated the date hereof, executed and delivered by Mortgage Borrower as security for the Building Loan and encumbering the Property and (iii) each Serial Mortgage (as defined in the Senior Loan Agreement) executed after the date hereof, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mortgage Administrative Agent” shall mean Invesco CMI Investments, L.P., a Delaware limited partnership.

2 Note: 25% of $50,000 for Mezzanine Lender Share

“Mortgage Borrower” shall mean 110 William Property Investors III, LLC, a Delaware limited liability company.
“Mortgage Funding Failure” shall have the meaning set forth in Section 2.6.2(a)(vi).
“Mortgage Loan Cash Management Accounts” shall mean, collectively, the Clearing Account and the Deposit Account, including all Accounts established pursuant thereto (as each such term is defined in the Senior Loan Agreement).
“Mortgage Loan Cash Management Provisions” shall mean the terms and conditions of the Mortgage Loan Documents relating to cash management and/or security accounts (including, without limitation, those relating to the Cash Management Agreement, Deposit Account Control Agreement, Working Capital Account Agreement and Interest/Carrying Costs Account (as defined in the Senior Loan Agreement).
“Mortgage Lender” shall mean, individually or collectively, as the context may require, Invesco CMI Investments, L.P., a Delaware limited partnership, and each other lender that becomes party to the Mortgage Loan Agreement.
“Mortgage Lender’s Percentage” shall mean 75%.
“Mortgage Loan” shall mean, collectively, the Senior Loan and the Building Loan.
“Mortgage Loan Agreement” shall mean, collectively, the Senior Loan Agreement and the Building Loan Agreement.
“Mortgage Loan Documents” shall mean, collectively, the “Loan Documents” as defined in the Senior Loan Agreement and the “Loan Documents” as defined in the Building Loan Agreement.
“Mortgage Outstanding Principal Balance” shall mean the sum of (i) the “Outstanding Principal Balance” as defined in the Senior Loan Agreement and (ii) the “Outstanding Principal Balance” as defined in the Building Loan Agreement.
“Mortgage Pro Rata Share” shall mean the quotient of (a) the sum of (x) the Building Loan Outstanding Principal Balance and (y) the Senior Loan Outstanding Principal Balance and (b) Aggregate Outstanding Principal Balance.
“Net Operating Income” shall mean as the date of calculation (i) annualized Gross Revenue (excluding (x) lease termination payments and (y) security deposits) based on in place Rents under Leases with Tenants in occupancy at the Property and paying Rent, but including (x) Rents relating to Leases with Tenants that are reasonably expected to take occupancy within (i) ninety (90) days of the date of calculation or (ii) one hundred eighty (180) days of the date of calculation for investment grade (BBB- or higher) Tenants or New York City and/or New York State agency Tenants, but excluding: (A) Rents relating to any Tenant under a Lease which is more than sixty (60) days delinquent in payment of rent, (B)  Rents relating to Tenants who are month to month, (C) Rents relating to Tenants who are Affiliates of Borrower or Guarantor to the extent such Rents are at above-market rates; and (D) Rents relating to Tenants subject to a Bankruptcy Event unless the applicable Lease has been affirmed in connection with such Bankruptcy Event and (E) any other nonrecurring or extraordinary sources of Gross Revenue less (ii) actual Operating Expenses incurred in connection with the Property for the trailing twelve (12) month period preceding the date of calculation with any reasonable adjustments for any known increases in such Operating Expenses (assuming a base property management fee equal to the greater of: (x) the actual amount paid by Mortgage Borrower during such twelve (12) month period and (y) one and one half percent (1.5%) of Gross Revenue {inclusive of the cost of the property manager (estimated at approximately $200,000 per annum) and assistant property manager (estimated at approximately $93,000 per annum)}). Notwithstanding the foregoing, Gross Revenue from any Tenant that is in a free rent period that exceeds 1.2 months per lease year shall be adjusted by not including in Gross Revenue an amount equivalent to that portion of free rent that exceeds 1.2 months per lease year.
“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Lenders’ and/or Mortgage Lenders’ reasonable costs incurred in connection with the recovery thereof, (ii) the costs incurred by Mortgage Borrower in connection with a restoration of the Property made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lenders, (iv) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization thereof following an Event of Default under the Mortgage Loan, such reasonable and customary out-of-pocket costs and expenses of sale or other disposition (including reasonable attorneys’ fees and brokerage commissions) that are actually incurred, (v) in the case of foreclosure sale, such costs and expenses incurred by Mortgage Lenders under the Mortgage Loan Documents as Mortgage Lenders shall be entitled to received reimbursement for under the terms of the Mortgage Loan Documents, and (vi) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonable under the circumstances.
“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Administrative Agent, for the benefit of Lenders, under the insurance policies maintained pursuant to Section 5.1.1 as a result of such damage or destruction, after deduction of reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”); or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
“New Appraisal” shall mean an Appraisal of the Property, acceptable to Administrative Agent, dated no more than ninety (90) days prior to the then current Maturity Date.
“New Non-Consolidation Opinion” shall mean a bankruptcy substantive non-consolidation opinion provided by outside counsel, in a form reasonably acceptable to Administrative Agent.

“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Hunton Andrews Kurth LLP in connection with the Loan.
“Note” shall have the meaning set forth in Section 2.1.3.
“Notice” shall have the meaning set forth in Section 11.6.
“O&M Program” shall have the meaning set forth in Section 4.1.20.
“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of all obligations of Borrower contained in the Loan Documents.
“OFAC” shall have the meaning set forth in Section 3.1.43(a).
“Officer’s Certificate” shall mean a certificate delivered to Administrative Agent, for the benefit of Lenders by Borrower which is signed by an authorized senior officer of Borrower (or its general partner or managing member).
“Open Prepayment Date” shall mean the Monthly Payment Date occurring in May 9, 2020.
“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower and/or Mortgage Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, computed in accordance with Accounting Principles. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12)-month period based on financial statements delivered to Administrative Agent in accordance with Section 4.1.6(c) and (d) (or during any shorter period of determination), (ii) property management fees in an amount equal to the management fees actually paid under the Management Agreement, (iii) administrative, payroll, security and general expenses for the Property, (iv) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (v) costs and fees of independent professionals (including, without limitation, accounting, consultants and other professional expenses, technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder), (vi) [reserved], (vii) operational equipment and other lease payments, (viii) all underwritten reserves required by Administrative Agent hereunder (without duplication of amounts paid from such reserves) and (ix) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant. To the extent the period of determination of Operating Expenses is less than one year and an Operating Expense relates to an entire calendar year (e.g., real estate taxes), then, for purposes of determining the calculation of such Operating Expense, the same shall be prorated for the relevant period of determination based on the total annual amount paid with respect thereto. Administrative Agent shall calculate Operating Expenses based upon information provided to Administrative Agent by Borrower pursuant to Section 4.1.6 hereof and such determination shall be made in its reasonable discretion.
“Optional Cash Trap Prepayment Amount” shall have the meaning set forth in the definition of Cash Trap Period.
“Optional Extension Prepayment Amount” shall have the meaning set forth in Section 2.3.2.
“Other Charges” shall mean all ground rents (if any), maintenance charges, impositions other than Taxes, and any other charges, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Taxes” shall have the meaning set forth in Section 2.5.3.
“Outstanding Principal Balance” means, as of any date, the then outstanding principal balance of the Loan.
“Owner’s Title Policy” shall mean Mortgage Borrowers’ ALTA title insurance policy(ies) issued with respect to the Property and insuring fee simple title to the Property, together with such endorsements and affirmative coverages as Administrative Agent shall “Participant” shall mean any Person that has purchased a participation in this Agreement pursuant to Section 11.25.
“Participant Register” has the meaning specified in Section 9.4(a).
“Patriot Act” shall have the meaning set forth in Section 3.1.43(a).
“PCR” shall mean the Property Condition Report prepared for Mortgage Financing Purposes for the Property dated February 28, 2019 prepared by CBRE, as Project No. PC90251702.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, the Building Loan Documents and the Senior Loan Documents, (ii) all Liens, encumbrances and other matters accepted by Administrative Agent, for the benefit of the Lenders, as of closing under the Title Insurance Policy (as defined in the Senior Loan Agreement) and the UCC Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due and delinquent, or if due and delinquent, are being contested in good faith in accordance with the terms hereof, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that either (x) any such Lien is bonded or discharged or diligently contested in good faith in accordance with the terms hereof or (y) if such Lien is filed in connection with Tenant Improvement Work being performed by a Tenant, Borrower is using commercially reasonable efforts in accordance with the applicable Lease to cause such Tenant to remove such Lien, (v) as to items created or modified after the date hereof, dedications (or modifications of dedications) of portions of the Property or the grant (or modifications of grants) of easements, restrictions, covenants, reservations, rights-of-way and similar encumbrances, entered into in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities or for other similar purposes, which are not monetary encumbrances against the Property, do not create material affirmative obligations on behalf of the Property and which do not, individually or in the aggregate, materially and adversely affect the value, use or operation of the Property, (vi)  Approved Equipment Financing (as defined in Section 4.26 hereof), (vii) Leases entered into in accordance with the Loan Documents, (viii) subordination, non-disturbance and attornment agreements executed with respect to Leases, (ix) memoranda of Leases, and (x) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s sole discretion.
“Permitted Fund Manager” means any Person that on the date of determination is not a Prohibited Person, and is: (a) a nationally‑recognized manager of investment funds investing in debt or equity interests relating to commercial real estate; (b) a Person that is a Eligible Assignee pursuant to clauses (ii)(A), (B), (C) or (D) of the definition thereof; or (c) Mortgage Lender or its Affiliates; in each case which is investing through a fund with unconditional committed capital of at least $250,000,000.
“Permitted Indebtedness” shall have the meaning set forth in Section 4.2.6.
“Permitted Transfer” means any of the following Transfers, but in each case, subject to the terms of Section 8.2: (a) Transfers of direct or indirect ownership interests in an entity that owns a direct or indirect ownership interest in Borrower for bona fide estate planning purposes by any natural person to one or more of such natural person’s family members or trusts (or other entities) established for the benefit of one or more of such natural person’s immediate family members (but subject in all cases to the terms and conditions of the Guaranties); (b) Transfers of direct or indirect ownership interests in Borrower that occur by operation of law upon the death of a natural person that was the holder of such interest to a member of the immediate family of such interest holder or a trust (or other entity) or family conservatorship established for the benefit of such immediate family member; (c) Transfers of the direct or indirect interests in a Restricted Party to and among the holders thereof as of the date hereof or to other Restricted Parties or holders of direct or indirect interests therein as of the date hereof, (d) Permitted Encumbrances; (e) Transfers of worn out or obsolete personal property that are promptly replaced with property of equivalent value and functionality if reasonably necessary or which is no longer necessary in connection with the operation of any Property; (f) ) existing Leases and Leases that have been approved by Administrative Agent (or that do not require Administrative Agent’s approval) in accordance with this Agreement; (g) [reserved]; (h) the Transfer of publicly traded shares on a United States nationally recognized stock exchange in any indirect equity owner of Borrower; (i) the Transfer of shares in any indirect equity owner of Borrower which is a publicly held real estate investment trust; (j) the Transfer of any direct or indirect interest in Savanna JV Partner, provided Savanna Sponsor continues to own 51% or more of the direct or indirect membership interests in Savanna JV Partner; (k) the

Transfer of any direct or indirect interest in KBS JV Partner, provided KBS Sponsor continues to own 51% or more of the direct or indirect membership interests in KBS JV Partner; (l) the Transfer of all or any portion of KBS JV Partner’s ownership interest in the JV Entity to Savanna JV Partner; (m) the Transfer of all or any portion of Savanna JV Partner’s ownership interest in the JV Entity to KBS JV Partner; and (n) the removal of the Savanna JV Partner as the “Managing Member” of the JV Entity upon the occurrence of a “Just Cause Event” (as such term is defined in the Limited Liability Company Agreement of the JV Entity) provided the KBS JV Partner then becomes the sole “Managing Member” of the JV Entity, provided, however, the approval and effectiveness of any Transfer set forth in (l), (m) and (n) is conditioned upon an Acceptable Replacement Guarantor from KBS JV Partner or their Affiliate being put in place.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Pfandbrief Pledge” shall have the meaning set forth in Section 9.1.1.
“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, made by Borrower in favor of Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Pledged Collateral” shall mean the one hundred percent (100%) ownership interest of Borrower in Mortgage Borrower.
“Policies” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Post-Foreclosure Plan” shall have the meaning set forth in Section 13.21.
“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.
“Pro Forma Debt Service” shall mean, for any date of determination the product of (a) the Outstanding Principal Balance multiplied by (b) a notional annual rate of interest equal to the sum of (x) the average rate shown on the one-month USD LIBOR Forward Curve (as published by Chatham Financial or another similar firm selected by Administrative Agent) for the period of twelve full calendar months following such date of determination plus (y) the Applicable Spread or the Substitute Spread, as applicable.
“Prohibited Person” means any Person: (i) listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224 on Terrorist Financing, effective September 24,

2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders; (ii) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224; (iii) with whom Administrative Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order No. 13224; (iv) who commits, threatens, conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list; (vi) that is subject to trade restrictions under United States law, including, without limitation, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorist; (vii) that is listed on any Government List; (viii) that has been previously convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense; (ix) that is currently under investigation by any Governmental Authority for alleged criminal activity; (x) that is operating, organized or resident in a country sanctioned by U.S. law; or (xi) who is an Affiliate of any Person that is described by or that satisfies any of clauses (i) through (x) above.
“Prohibited Transfer” shall have the meaning set forth in Section 4.2.1(a).
“Project Budget” shall have the meaning set forth in Section 2.6.2(g).
“Project Management Agreement” shall mean that certain Project Management Agreement by and between Mortgage Borrower and Initial Project Manager, dated as of May 2, 2014 (the “Initial Project Management Agreement”) or any Replacement Project Management Agreement entered into by and between Mortgage Borrower and a Project Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Project Manager is to provide property management and other services with respect to the Property.
“Project Manager” shall mean Savanna Project Management, LLC, a Delaware limited liability company (“Initial Project Manager”), or any other project manager engaged by Mortgage Borrower in accordance with the terms and conditions of the Loan Documents.
“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Mortgage Borrower and encumbered by the Mortgage, together with all appurtenances and other rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.
“Property Taxes” shall mean all real estate and personal property taxes, payments in lieu of taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Proposed Major Lease” shall have the meaning set forth in Section 4.1.9(b)(i).
“Pro Rata Share” shall mean, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.
“Protective Advance” shall mean all sums to be expended in respect of any (or all) of the following: (i) to remove a lien on the Property that is senior to the lien of the Mortgage, (ii) to pay Property Taxes and Other Charges, Insurance Premiums or Operating Expenses, (iii) to pay Approved Costs not paid by (or on behalf of) Mortgage Borrower or Mortgage Lender, (iv) to protect and preserve the value or safety of the security of any collateral given as security for the Loan, (v) to pay for expenditures which are emergency in nature, or which are necessary or desirable to prevent or minimize personal injury, the occurrence of life safety or health issues and/or damage or economic harm to the Property, or which are required by applicable law.
“Qualified Leasing Agent” shall mean any of the following (i) Initial Leasing Agent or (ii) Savanna Commercial Services, CBRE Group, Inc., Cushman & Wakefield, Jones Lang LaSalle or CB Richard Ellis, or an Affiliate of any of them (provided that, there has been no material adverse change in such managers’ financial condition, business or management operations).
“Qualified Manager” shall mean shall mean any of the following: (i) Initial Manager, (ii) CBRE Group, Inc., Cushman & Wakefield, Jones Lang LaSalle or CB Richard Ellis, or an Affiliate of any of them (provided that, there has been no material adverse change in such managers’ financial condition, business or management operations); or (iii) a reputable and experienced professional management organization (a) which is then managing at least 3,000,000 aggregate leasable square feet (exclusive of the Property) of office properties in Downtown Manhattan of the same or higher quality as the Property and (b) which is not the subject of any Bankruptcy Event.
“Qualified Project Manager” shall mean shall mean any of the following: (i) Initial Project Manager, (ii) CBRE Group, Inc., Cushman & Wakefield, Jones Lang LaSalle or CB Richard Ellis, or an Affiliate of any of them (provided that, there has been no material adverse change in such managers’ financial condition, business or management operations); or (iii) a reputable and experienced professional management organization (a) which is then managing at least 3,000,000 aggregate leasable square feet (exclusive of the Property) of office properties in Downtown Manhattan of the same or higher quality as the Property and (b) which is not the subject of any Bankruptcy Event.
“Radius” shall have the meaning set forth in Section 5.1.1(c).
“Rating Agency” shall mean each of Fitch, S&P, Moody’s and any other nationally recognized statistical rating agency designated by Administrative Agent (and any successor to any of the foregoing).

“Rebalancing Reserve Account” shall have the meaning set forth in Section 6.7.
“Rebalancing Reserve Funds” shall have the meaning set forth in Section 6.7.
“Recipient” meads Administrative Agent or any Lender, as applicable.
“Recourse Guaranty” shall mean, collectively, (i) that certain Mezzanine Guaranty of Recourse Obligations of even date herewith from Savanna Guarantor for the benefit of Administrative Agent, for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) that certain Mezzanine Limited Guaranty of even date herewith from KBS Guarantor for the benefit of Administrative Agent, for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Register” shall have the meaning set forth in Section 9.4.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulatory Change” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Rent Roll” shall have the meaning set forth in Section 3.1.22.
“Rents” shall have the meaning set forth in the Mortgage3.
“Replacement Leasing Agreement” shall mean, collectively, (a) either (i) a leasing agreement with a Qualified Leasing Agent substantially in the same form and substance as the Initial Management Agreement or (ii) a leasing agreement with a Qualified Leasing Agent, which leasing agreement shall be reasonably acceptable to Administrative Agent in form and substance and (b) a new subordination of leasing fees substantially in the form delivered to Administrative Agent in connection with the closing of the Loan (or of such other form and substance reasonably acceptable to Administrative Agent, Borrower and the applicable replacement Leasing Agent), in each case, executed and delivered to Administrative Agent by Borrower and such Qualified Leasing Agent at Borrower’s expense.
“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance

3 To confirm definitions to be inclusive of all items previously set forth in the Loan Agreement.

as the Initial Management Agreement or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Administrative Agent in form and substance and (b) a new subordination of management fees substantially in the form delivered to Administrative Agent in connection with the closing of the Loan (or of such other form and substance reasonably acceptable to Administrative Agent, Borrower and the applicable replacement Manager), in each case, executed and delivered to Administrative Agent by Borrower and such Qualified Manager at Borrower’s expense.
“Replacement Project Management Agreement” shall mean, collectively, (a) either (i) a project management agreement with a Qualified Project Manager substantially in the same form and substance as the Initial Project Management Agreement or (ii) a project management agreement with a Qualified Project Manager, which management agreement shall be reasonably acceptable to Administrative Agent in form and substance and (b) a new subordination of management fees substantially in the form delivered to Administrative Agent in connection with the closing of the Loan (or of such other form and substance reasonably acceptable to Administrative Agent, Borrower and the applicable replacement Project Manager), in each case, executed and delivered to Administrative Agent by Mortgage Borrower and such Qualified Project Manager at Mortgage Borrower’s or Borrower’s expense.
“REOC” shall have the meaning set forth in Section 11.27.
“Requested Advance Date” shall have the meaning set forth in Section 2.7.2(a).
“Required Records” shall have the meaning set forth in Section 4.1.6(h).
“Requisite Lenders” shall mean Lenders hereunder (which shall in all instances include Administrative Agent) having (a) more than sixty-six and two-thirds (66 2/3%) of the commitments of all such lenders, or (b) if the commitments have been terminated, more than sixty-six and two-thirds (66 2/3%) of the aggregate outstanding amount of the Loan; provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the pro rata shares in the Loan shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders.
“Reserve Funds” as defined in the Mortgage Loan Agreement and any reserves held under this Agreement.
“Reserve Requirement” shall mean with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that the applicable Lender funded one hundred percent (100%) of its proportionate share of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, such Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. A Lender’s reasonable computation of same shall be final absent manifest error.
“Restoration” shall have the meaning set forth in Section 5.2.1.
“Restricted Party” shall mean Borrower, Mortgage Borrower, each SPC Party and Guarantor.
“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
“Savanna Fund III LPA” shall mean that certain Amended and Restated Agreement of Limited Partnership of Savanna Real Estate Fund III, L.P., dated as of January 12, 2015, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Savanna Guarantor” shall mean, individually and collectively, jointly and severally, Savanna Real Estate Fund III, L.P., a Delaware limited partnership (“Savanna Fund III”) and its parallel partnerships.
“Savanna JV Partner” shall mean SREF III 110 William JV, LLC.
“Savanna Sponsor” shall mean SREF III REIT, L.P.
“Secondary Market Transactions” shall have the meaning set forth in Section 9.1.1.
“Second Extension Maturity Date” shall mean April 9, 2023.
“Second Extension Option” shall have the meaning set forth in Section 2.3.2(b).
“Security Account” shall mean each of the “Working Capital Account” and the “Interest/Carrying Costs Account” as each is defined in the Senior Loan Agreement.

“Security Account Funds” shall mean each of the “Working Capital Funds” and the “Reserve Funds” as each is defined in the Senior Loan Agreement.
“Security Documents” shall mean, collectively, (i) the Pledge Agreement, (ii) Acknowledgment of Pledge by Mortgage Borrower, (iii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Security Documents, and (iv) all other documents and agreements executed or delivered to Lender by Borrower evidencing, guaranteeing and/or securing the Loan and related to any of the foregoing documents.
“Senior Loan” shall mean that certain senior loan in the maximum principal amount of up to $215,475,000.00 made on the date hereof by Mortgage Lenders to Mortgage Borrower, and evidenced and secured by the Senior Loan Documents.
“Senior Loan Agreement” shall mean that certain Senior Loan Agreement dated as of the date hereof and made by and between Mortgage Borrower, Mortgage Administrative Agent and Mortgage Lenders, the same may be modified, amended and restated from time to time.
“Senior Loan Documents” shall mean, collectively, the “Loan Documents” as defined in the Senior Loan Agreement.
“Senior Loan Outstanding Principal Balance” shall mean the “Outstanding Principal Balance” as defined in the Senior Loan Agreement.
“Senior Loan Pro Forma Debt Service” shall mean the “Pro Forma Debt Service” as defined in the Senior Loan Agreement.
“Severed Loan Documents” shall have the meaning set forth in Section 10.2(e).
“Short Interest” shall have the meaning set forth in Section 2.4.1.
“Shortfall” shall have the meaning set forth in Section 2.6.4.
“Single Member Delaware LLC” shall mean a single member limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the single member or the withdrawal or the disassociation of the single member from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) complies with the terms and provisions of Section 3.1.24(cc).
“SPC Party” shall mean, if Borrower is a limited partnership or a limited liability company (other than a Single Member Delaware LLC), each general partner or managing member of Borrower.
“Special Member” shall have the meaning set forth in Section 3.1.24(cc)(i).
“Special Purpose Bankruptcy Remote Entity” shall mean a corporation, limited liability company or limited partnership which, at all times, complies with the requirements set out in Section 3.1.24.

“Sponsor” shall mean Guarantor.
“Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the Outstanding Principal Balance of the Loan pursuant to the terms hereof, an amount equal to the present value, discounted at LIBOR on the most recent Determination Date with respect to any period when the Loan is a LIBOR Loan (or, with respect to any period when the Loan is a Substitute Rate Loan, discounted at an interest rate that Administrative Agent believes, in its reasonable judgment, would equal LIBOR on such Determination Date if LIBOR was then available) of all future installments of interest which would have been due hereunder through and including the Open Prepayment Date, on the portion of the Outstanding Principal Balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the Applicable Spread. The Spread Maintenance Premium shall be reasonably calculated by Administrative Agent and shall be final absent manifest error.
“Springing Recourse Event” shall have the meaning set forth in Section 11.22(i).
“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
“Substitute Cash Management Accounts” shall have the meaning set forth in Section 6.1(d).
“Substitute Interest Rate Protection Agreement” shall mean an interest rate cap agreement between a Counterparty having a Minimum Counterparty Rating and Borrower, obtained by Borrower and collaterally assigned to Administrative Agent, for the benefit of Lenders pursuant to this Agreement and shall contain each of the following:
(i)    a term expiring no earlier than the then-applicable Maturity Date;
(ii)    the notional amount of the Substitute Interest Rate Protection Agreement shall be an aggregate amount equal to at least the sum of (x) the Outstanding Principal Balance plus (y) the Building Loan Outstanding Principal Balance;
(iii)    it provides that the only obligation of Borrower thereunder is the making of a single payment to a Counterparty having a Minimum Counterparty Rating thereunder upon the execution and delivery thereof;
(iv)    it provides to the Lenders and Borrower (as determined by Administrative Agent in its sole but good faith discretion), for the term of the Substitute Interest Rate Protection Agreement, a hedge against rising interest rates that is no less beneficial to Borrower and the Lenders than the Interest Rate Protection Agreement being replaced or to be replaced by the Substitute Interest Rate Protection Agreement; and without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in Section 4.1.11 hereof.
“Substitute Rate” shall have the meaning set forth in Section 2.2.3(c).

“Substitute Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at either the (i) Base Rate or (ii) the Substitute Rate plus the Substitute Spread, each in accordance with the provisions of Section 2.2.3 hereof.
“Substitute Reserves” shall have the meaning set forth in Section 6.1(b).
“Substitute Spread” shall have the meaning set forth in Section 2.2.3(c).
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and reasonably satisfactory to Administrative Agent and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Administrative Agent.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties thereto.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.
“Tenant Improvement Allowance” shall mean the amount required to be paid by Mortgage Borrower to a Tenant under a Lease on account of or in lieu of work performed by such Tenant in the applicable space demised under such Lease.
“Tenant Improvements” shall mean the improvements and/or other work affecting any space at the Property, which is required to be constructed and paid for by Mortgage Borrower pursuant to applicable Leases for such space.
“Tenant Improvement Work” shall mean the construction work to be performed by or on behalf of Mortgage Borrower, as landlord, or a Tenant, as Tenant Improvements under a Lease at the Property entered into pursuant to the terms hereof, including, without limitation, the Build Out Work.
“Tenant Inducement Costs” shall mean concessions provided to Tenants in connection with the execution of Leases (including, without limitation, the payment of any lease termination payments).
“Tenant Letters of Credit” shall have the meaning set forth in Section 6.11.
“Term” shall mean the Initial Term as the same may be extended by an Extension Option.
“TI/LC Costs” shall mean the costs of all Tenant Improvement Work or Tenant Improvement Allowances, Tenant Inducement Costs and Leasing Commission costs associated with Leases at the Property entered into pursuant to the terms hereof, in each case, to be paid by Mortgage Borrower pursuant to the terms of the applicable Lease.
“Terrorism Insurance” shall have the meaning set forth in Section 5.1.1(a)(xi).

“The Flood Insurance Acts” shall have the meaning set forth in Section 5.1.1(i).
“Third Extension Maturity Date” shall mean April 9, 2024.
“Third Extension Option” shall have the meaning set forth in Section 2.3.2(b).
“Termination Space” shall have the meaning set forth in Section 6.4.1.
“Title Company” shall mean National Land Tenure and Title Associates, each as agent for Stewart Title Insurance Company and First American Title Insurance Company.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form reasonably acceptable to Mortgage Administrative Agent issued with respect to the Property and insuring the lien of the Mortgage.
“Transfer” shall have the meaning set forth in Section 4.2.1(a).
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“UCC Policy” means that certain UCC title insurance policy in form reasonably acceptable to Lender issued by the UCC Policy Title Company with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral.
“UCC Policy Title Company” shall mean First American Title Insurance Company, UCC Division, or any successor title company or companies licensed to issue title insurance in the State and approved by Administrative Agent in its reasonable discretion.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.5.6(b)(ii)(C).
“Unadvanced Amounts” shall have the meaning set forth in Section 2.7.7.
“Updated Information” shall have the meaning set forth in Section 9.1.2(a).
“VCOC” shall have the meaning set forth in Section 11.28.
“Waived Cash Management Accounts” shall have the meaning set forth in Section 6.1(d).
“Waived Cash Management Provisions” shall have the meanings set forth in Section 6.1(d).
“Waived Reserve Funds” shall have the meaning set forth in Section 6.1(B).
“Work Charge” shall have the meaning set forth in Section 4.2.2.

“Working Capital Account” shall have the meaning set forth in Section 2.6.1 of the Senior Loan Agreement.
“Working Capital Account Agreement” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Working Capital Funds” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Zoning Report” shall mean the zoning report prepared with respect to the Property by the Planning & Zoning Resource Company dated February 28, 2019.
Section 1.2    Principles of Construction.
(a)    All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
(b)    All references to the Mortgage Loan Agreement or any other Mortgage Loan Document shall mean the Mortgage Loan Agreement or such other Mortgage Loan Document as in effect on the date hereof, as each of the same may hereafter be amended, restated, replaced, supplemented or otherwise modified, but only to the extent that Lender has consented to the foregoing pursuant to Section 14.4 of this Agreement. With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purposes of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised.
(c)    If (i) Borrower is obligated hereunder to undertake any action that may only be undertaken by Mortgage Borrower, or (ii) this Agreement obligates or prohibits Mortgage Borrower to undertake any action, or (iii) this Agreement requires Borrower to “cause” or “not to permit” Mortgage Borrower from taking any action, the applicable provision hereunder or under any of the Loan Documents shall be deemed to require Borrower to exercise its rights as the sole member of the Mortgage Borrower to cause Mortgage Borrower to undertake such action or abstain from taking such action (and, in no event shall Borrower be required to act directly with respect to the Property or in any other manner which would violate any of the covenants contained in Section 3.1.24 of this Agreement or in Section 3.1.24 of the Mortgage Loan Agreement or other similar covenants contained in Borrower’s or Mortgage Borrower’s organizational documents).

II.    THE LOAN
Section 2.1    The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, the Lenders shall make the Loan to Borrower and Borrower shall accept the Loan from the Lenders on the Closing Date an (x) initial advance under the Loan in an amount equal to Seventy Million Two Hundred Seventy Five Thousand and No/100 Dollars ($70,275,000.00) (the “Initial Advance”), (y) a Future Advance in the amount of Sixteen Million Eight Hundred Fifty Thousand and No/100 Dollars ($16,850,000.00) (the “First Future Funding Advance”) and (z) if the terms and conditions of Section 2.6 are satisfied, subsequent Future Advances in an aggregate amount not to exceed the Future Funding Amount.
2.1.2    Single Disbursement to Borrower.
(a)    Borrower shall receive only one borrowing hereunder in respect of the Initial Advance and the First Future Funding Advance.
(b)    The Initial Advance, the First Future Funding Advance and each other Future Advance and any other amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.
2.1.3    The Note. The Loan shall be evidenced by that certain Mezzanine Loan Promissory Note of even date herewith, in the maximum principal amount of Eighty-Seven Million One Hundred Twenty Five Thousand and No/100 Dollars ($87,125,000.00) made by Borrower and payable to Lenders in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.
2.1.4    Use of Proceeds. Borrower shall use proceeds of the Loan to (i) make equity contributions to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, and (ii) pay costs and expenses incurred in connection with the closing of the Loan as reasonably approved by Administrative Agent.
2.1.5    Loan Advances. Subject to compliance by Borrower with the terms and conditions of this Agreement, Lenders shall make, and Borrower shall accept from Lenders, Future Advances under this Agreement for the applicable purposes or uses permitted as required hereunder. If Lenders are comprised of more than one Person, then no Lender shall be obligated to advance more than its Pro Rata Share of any Future Advance hereunder. The Lenders shall not be required to make Future Advances for the costs incurred by Borrower with respect to materials stored off the Property. No Future Advances or any portion thereof shall be made directly or indirectly for payments to a Borrower Related Party, except (a) as expressly permitted in the Loan Documents, or (b) as otherwise may be approved in writing by Administrative Agent. The obligations of the Lenders to make Future Advances hereunder are several, and not joint, and under no circumstances shall any Lender be obligated to fund more of its Pro Rata Share of any Future Advance or more than its Commitment.

Section 2.2    The Interest Rate.
2.2.1    Applicable Interest Rate. Subject to the last sentence of this Section 2.2.1, except as herein provided with respect to interest accruing at the Default Rate, interest on the Note outstanding from time to time shall accrue from the Closing Date up to and including the Maturity Date at the Applicable Interest Rate. In the event that any Event of Default shall have occurred and be continuing, interest on the Obligations shall accrue interest at the Default Rate for the period that such Event of Default is continuing (it being agreed that Administrative Agent and Lenders have no obligation to accept a cure of an Event of Default).
2.2.2    Interest Calculation. Interest on the Note shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable to the Note, expressed as an annual rate divided by 360) by (c) the Outstanding Principal Balance.
2.2.3    Determination of Interest Rate.
(a)    Each determination by Administrative Agent of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
(b)    Unless and until a Substitute Rate is implemented in accordance with Section 2.2.3(c) hereof, if, for any reason Administrative Agent determines in its sole but good faith discretion (which determination shall be conclusive and binding absent manifest error) that: (i) United States dollar deposits are not being offered to banks in the London interbank Eurodollar market for a period approximately equal to the applicable Interest Period; (ii) reasonable and adequate means do not exist for ascertaining LIBOR for the applicable Interest Period; or (iii) LIBOR does not adequately and fairly reflect the cost to the Lenders of making or maintaining any LIBOR Loan during an applicable Interest Period (any such determination being hereinafter referred to as a “LIBOR Rate Unavailable Determination”), then Administrative Agent shall promptly give notice thereof to Borrower. From and after Borrower’s receipt of such notice unless and until a Substitute Rate is implemented in accordance with Section 2.2.3(c) hereof, the Applicable Interest Rate shall be the Base Rate, subject to Section 2.2.3(d) hereof.
(c)    If for any reason Administrative Agent determines in its sole but good (which determination shall be conclusive and binding absent manifest error) that: (i) (a) United States dollar deposits are not being offered to banks in the London interbank Eurodollar market for a period approximately equal to the applicable Interest Period or (b) reasonable and adequate means do not exist for ascertaining LIBOR for the applicable Interest Period, and that such circumstances are unlikely to be temporary; (ii) LIBOR is no longer a widely recognizable benchmark rate for newly originated commercial real estate loans in the United States; or (iii) the applicable supervisor or administrator (if any) of LIBOR, or any governmental authority having or purporting to have jurisdiction over Administrative Agent, has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for commercial real estate loans in the United States (any such determination being hereinafter referred to as a “LIBOR Rate Discontinued Determination”), then Administrative Agent may designate a replacement rate

(“Substitute Rate”) that Administrative Agent may thereafter elect to implement in lieu of LIBOR in accordance with the terms hereof, and if so implemented, any reference to LIBOR herein shall thereafter be deemed to refer to the Substitute Rate. Such Substitute Rate shall (I) be a market standard reference rate which is then generally being implemented by Administrative Agent and other lenders across commercial real estate loan portfolios as a replacement for LIBOR and (II) be publicly recognized by the International Swaps and Derivatives Association (ISDA) as an alternative to the LIBOR Rate; provided, however, that if the Substitute Rate determined as provided above with respect to any Interest Period shall ever be less than the LIBOR Floor, then the Substitute Rate for such Interest Period shall be deemed to be the LIBOR Floor. If a Substitute Rate is so implemented, Administrative Agent shall designate (which designation shall be conclusive and binding absent manifest error), and implement concurrently with the Substitute Rate, a replacement spread (“Substitute Spread”) which shall be equal to the Applicable Spread, adjusted by Administrative Agent, in a manner consistent with Administrative Agent’s treatment of similar mezzanine loan facilities, to compensate for any difference between (x) the Substitute Rate and (y) the average of LIBOR for the six (6) months prior to the date of the LIBOR Rate Discontinued Determination, which shall reflect the original intent of the parties with respect to the overall interest rate of the Loan. The Substitute Spread shall replace the Applicable Spread on the Interest Rate Replacement Date and shall thereafter remain constant notwithstanding that the Substitute Rate may fluctuate from time to time. When so implemented, any reference to the Applicable Spread herein shall thereafter be deemed to refer to the Substitute Spread. If a Substitute Rate is implemented in lieu of LIBOR, and a Substitute Spread is implemented in lieu of the Applicable Spread, as set forth above, Borrower agrees to enter into such modifications and/or replacement promissory notes as Administrative Agent deems necessary in order to evidence such replacements provided that any such modifications or replacement promissory notes do not increase the obligations or liabilities of Borrower or decrease any rights of Borrower other than to a de minimis extent. Notwithstanding the foregoing, Administrative Agent agrees that it shall consult with Borrower regarding its selection of a Substitute Rate; provided, however, that final determination of the Substitute Rate shall be made by Administrative Agent in its sole but good faith discretion (and Borrower shall have no right to approve the same).
(d)    If, after the date hereof, pursuant to the terms of this Agreement, the Loan has been converted to a Substitute Rate Loan and any Lender shall determine in its sole but reasonable discretion (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, such Lender shall give notice thereof to Borrower, and the Substitute Rate Loan shall automatically convert to a LIBOR Loan on the effective date set forth in such notice. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Substitute Rate Loan.
(e)    If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of such Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) such Lender may give Borrower and Lender a Lender’s Notice, establishing the Applicable Interest Rate at the Substitute Rate plus the Substitute Spread, in which case the Applicable Interest Rate shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread and such initial Applicable Interest Rate based on the

Substitute Rate shall, as closely as reasonably possible, approximate the last Applicable Interest Rate based on LIBOR. In the event the condition necessitating the cancellation of such Lender’s obligation to make a LIBOR Loan hereunder shall cease, such Lender shall promptly notify Borrower and Lender of such cessation and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the Interest Period next following such cessation. Borrower hereby agrees promptly to pay such Lender, upon demand, any additional amounts reasonably necessary to compensate such Lender for any out-of-pocket costs reasonably incurred by such Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Any Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and such Lender’s calculation shall be conclusive absent manifest error.
(f)    In the event that, after the date hereof, any change in any requirement of law or in the formal interpretation or application thereof, or compliance by any Lender with any directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
(i)    shall hereafter have the effect of reducing the rate of return on any Lender’s capital (other than as a result of an increase in taxes) as a consequence of its obligations hereunder to a level below that which such Lender is reasonably likely to have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount reasonably deemed by such Lender to be material;
(ii)    shall hereafter impose, modify, increase or hold applicable any material reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in taxes); or
(iii)    shall hereafter impose on any Lender any other condition and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining the Loan or to reduce any amount receivable hereunder, then, in any such case, subject to the notice requirements in the subsequent sentence, provided that such Lender requests the same of similarly situated borrowers, Borrower shall promptly pay such Lender, upon demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as reasonably determined by such Lender; provided, however, that Borrower shall not be required under this Section 2.2.3 to pay such Lender additional amounts for additional costs or reduced amounts receivable that are attributable to an increase in taxes imposed on such Lender. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3, Administrative Agent shall provide Borrower with not less than ten (10) Business Days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate such Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of any Lender and submitted by such Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents. For the avoidance of doubt, any payments made pursuant to this Section 2.2.3 shall not be deemed a prepayment and no prepayment premium shall be due in connection with such payments.
(g)    Borrower agrees to indemnify each Lender and to hold each Lender harmless from any Losses which such Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion in accordance with the terms hereof of the Applicable Interest Rate to the Substitute Rate plus the Substitute Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Substitute Rate plus the Substitute Spread on a date other than the first day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Administrative Agent or any Lender from any Losses arising from Administrative Agent’s or any Lender’s willful misconduct or gross negligence. Whenever in this Section 2.2.3 the term “interest or fees payable by any Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by such Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan hereunder. Each Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.
(h)    The provisions of this Section 2.2.3 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
2.2.4    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3    Loan Payments.
2.3.1    Payment Before Maturity Date. Borrower shall make a payment to Administrative Agent, for the benefit of Lenders of interest only on the Closing Date for the initial Interest Period. On the Monthly Payment Date occurring in April 9, 2019 and on each Monthly Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Administrative Agent, for the benefit of Lenders equal to the Monthly Debt Service Payment Amount. Borrower shall also pay to Administrative Agent, for the benefit of the Lenders, all amounts required in respect of Reserve Funds as set forth in Article 6.
2.3.2    Payment on Maturity Date; Extension Options. (a) Borrower shall pay to Administrative Agent, for the benefit of Lenders on the Maturity Date the Outstanding Principal Balance of the Loan, any Spread Maintenance Premium (if the Maturity Date is before the Open Prepayment Date), all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.
(b) Subject to the provisions of this Section 2.3.2, Borrower shall have the one-time option (the “First Extension Option”) to extend the Maturity Date until the First Extension Maturity Date. In the event Borrower shall have exercised the First Extension Option in accordance with the terms and conditions hereof, Borrower shall have the one-time option (the “Second Extension Option”) to extend the Maturity Date until the Second Extension Maturity Date. In the event Borrower shall have exercised the Second Extension Option in accordance with the terms and conditions hereof, Borrower shall have the one-time option (the “Third Extension Option” and, together with the First Extension Option and the Second Extension Option, each an “Extension Option”) to extend the Maturity Date until the Third Extension Maturity Date. Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of each of the following conditions precedent prior to each such extension (and each such condition shall be satisfied in connection with the exercise of each Extension Option unless such condition is otherwise expressly specified to apply solely to the First Extension Option, the Second Extension Option, or the Third Extension Option as applicable):
(i)    Borrower shall have given Administrative Agent written notice of such extension (x) no later than thirty (30) days prior to the then-current Maturity Date and (y) no earlier than ninety (90) days prior to the then-current Maturity Date (it being agreed that the foregoing notice shall be freely revocable by Borrower so long as Borrower pays Administrative Agent’s out-of-pocket costs in connection therewith) and such revocation shall not impair Borrower’s right to otherwise exercise any applicable Extension Option in accordance with the terms hereof);

(ii)    No monetary Default or material non-monetary Default which is reasonably likely to have a Material Adverse Effect or Event of Default shall have occurred and be continuing at the time of the delivery of the written extension notice or as of the first day of the relevant Extension Period;
(iii)    if requested by Administrative Agent, Administrative Agent shall have received a title update from the Title Company subject only to Permitted Encumbrances, and showing title to the Property vested in Mortgage Borrower;
(iv)    Borrower shall have paid all out-of-pocket costs and expenses actually incurred by Administrative Agent in connection with such extension, including title and reasonable legal fees and costs;
(v)    Borrower shall have entered into a replacement Interest Rate Protection Agreement for the applicable Extension Period and complied with the provisions of Section 4.1.11;
(vi)    the representations and warranties made by Borrower in the Loan Documents or otherwise made by Borrower in connection therewith shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects as if remade upon the exercise of the applicable Extension Option and on the first day of such Extension Period (unless such representations and warranties were made as of a specific date), subject to changes to such representations and warranties required by the passage of time, permitted under the terms of the Loan Documents, or otherwise disclosed to Administrative Agent in writing, so long as such update is not the result of any material breach of a covenant of Borrower under the Loan Documents, and such changes do not result from any Material Adverse Effect or any monetary Default, material non-monetary Default or Event of Default by Borrower;
(vii)    with respect to the Second Extension Option, Borrower shall have paid the Extension Fee on or prior to the First Extension Maturity Date;
(viii)    with respect to the Third Extension Option, Borrower shall have paid the Extension Fee on or prior to the Second Extension Maturity Date;
(ix)    with respect to the Second Extension Option, the Debt Yield as of the First Extension Maturity Date shall be equal to or greater than 7.00%;
(x)    with respect to the Third Extension Option, the Debt Yield as of the Second Extension Maturity Date shall be equal to or greater than 8.00% (the Debt Yield in each of clauses (ix) and (x), the “Minimum Extension Debt Yield”);
(xi)    Guarantor continues to comply in all material respects with the covenants contained in the Guaranties, and Guarantor has provided to Administrative Agent a reaffirmation of the same in a form reasonably acceptable to Administrative Agent;

(xii)    To the extent all or any portion of the Mortgage Loan is outstanding, Administrative Agent shall have received evidence reasonably acceptable to Administrative Agent that the Mortgage Loan has been extended or shall be extended concurrently through a date not earlier than the First Extension Maturity Date, Second Extension Maturity Date, or the Third Extension Maturity Date, as applicable;
(xiii)    Reserved;
(xiv)    with respect to the Second Extension Option and Third Extension Option, (i) written confirmation in the form of an Officer’s Certificate executed by a duly authorized representative of Borrower and Savanna Fund III, stating that the term of the “Partnership” as defined in the Savanna Fund III LPA has been extended for one additional year in accordance with the Savanna Fund III LPA or (ii) an Acceptable Replacement Guarantor be substituted for Savanna Fund III; notwithstanding the foregoing, at any time after the term of the “Partnership” as defined in the Savanna Fund III LPA has expired and Savanna Fund III is in an orderly liquidation, Administrative Agent may request certification on a monthly basis of Savanna Guarantor’s compliance with the covenants set forth in Section 25 of the Recourse Guaranty;
If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Administrative Agent shall have no obligation to extend the Maturity Date hereunder.
Notwithstanding anything to the contrary contained herein, Borrower shall have the right to prepay the Loan in an amount equal to the Mezzanine Pro Rata Share of the amount required to achieve the Minimum Extension Debt Yield to exercise the First Extension Option, the Second Extension Option or Third Extension Option, as applicable (any such amount, the “Optional Extension Prepayment Amount”), but subject to the applicable terms and conditions of Section 2.4.1 of this Agreement and provided that the Mortgage Pro Rata Share of the applicable Optional Extension Prepayment Amount is also simultaneously prepaid by Mortgage Borrower in accordance with the Mortgage Loan Agreement and provided that Mortgage Borrower has also complied with the applicable requirements of Section 2.4.1 of the Mortgage Loan Agreement (as confirmed by Mortgage Administrative Agent); provided, that Administrative Agent acknowledges and agrees that any optional prepayment in connection with this paragraph shall not result in Borrower being obligated to pay any prepayment penalty, Spread Maintenance Premium or any similar premium or fee. In lieu of payment of the Mezzanine Pro Rata Share of the Optional Extension Prepayment Amount, Borrower may at its option (X) deliver (i) to Administrative Agent, for the benefit of Lenders, a Letter of Credit in the face amount of the Mezzanine Pro Rata Share of the Optional Extension Prepayment Amount to be held as collateral for the Loan (provided that Mortgage Borrower shall have simultaneously delivered to Mortgage Administrative Agent a letter of credit in the face amount of the Mortgage Pro Rata Share of the applicable Optional Extension Prepayment Amount (to be held as collateral for the Mortgage Loan in accordance with the Mortgage Loan Documents), so that the sum of the face amount of such Letter of Credit delivered to Administrative Agent, for the benefit of Lenders, plus the face amount of such letter of credit delivered to Mortgage Administrative Agent shall be equal to the aggregate Optional Extension Prepayment Amount, or (Y) deposit cash in the amount of the Mezzanine Pro Rata Share of Optional Extension Prepayment

Amount with Administrative Agent (provided that Mortgage Borrower shall have simultaneously deposited into the Cash Collateral Account cash in the aggregate amount of the Mortgage Pro Rata Share of the Optional Extension Prepayment Amount (in accordance with the Mortgage Loan Documents), so that the sum of the amount of cash deposited with Administrative Agent, plus the amount of deposited into the Cash Collateral Account shall be equal to the aggregate Optional Extension Prepayment Amount). If Borrower elects to deliver to Administrative Agent, for the benefit of Lenders a Letter of Credit pursuant to this Section 2.3.2, then the Letter of Credit provisions set forth in Schedule VIII shall be applicable. Any collateral provided to Administrative Agent pursuant to (X) or (Y) above shall be released to Borrower upon the Property achieving the Minimum Extension Debt Yield for two (2) consecutive calendar quarters.
2.3.3    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the payment of principal and any other amounts due on the Maturity Date), is not paid by Borrower on or before the date on which it is due, Borrower shall pay to Administrative Agent, for the benefit of Lenders promptly following written demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Administrative Agent in handling and processing such delinquent payment and to compensate Administrative Agent for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents and payable to Administrative Agent, for the benefit of Lenders promptly following written demand.
2.3.4    Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Administrative Agent, for the benefit of Lenders, not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Administrative Agent’s office, and any funds received by Administrative Agent, for the benefit of Lenders after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(a)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the next succeeding Business Day. Whenever any obligation of Borrower, Administrative Agent or Lender is required to be performed hereunder or under any other Loan Document a day which is not a Business Day, such action shall be required to be performed by the next succeeding Business Day.
(b)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto (other than payment in full of the applicable payment).
Section 2.4    Prepayments.
2.4.1    Voluntary Prepayments. (a)  Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Provided no Event of Default has occurred and be continuing, prior to the Open Prepayment Date, Borrower may, upon not less than ten (10) Business Days’ prior written notice to Administrative Agent (or such shorter period of time as may be permitted by Administrative Agent in its sole discretion), prepay the Debt in whole (but not in part except as otherwise contemplated pursuant to the terms hereof, including, without limitation any tender of any Optional Cash Trap Prepayment Amount or Optional Extension Prepayment Amount or a prepayment pursuant to Section 7.1 hereof) on any date with the payment of the Spread Maintenance Premium (plus Short Interest and Breakage Costs). Provided no Event of Default has occurred and be continuing, from and after the Open Prepayment Date, Borrower may, upon not less than ten (10) Business Days’ prior written notice to Administrative Agent (or such shorter period of time as may be permitted by Administrative Agent in its sole discretion), prepay the Debt in whole (but not in part except as otherwise contemplated pursuant to the terms hereof, including, without limitation any tender of any Optional Cash Trap Prepayment Amount or Optional Extension Prepayment Amount or a prepayment pursuant to Section 7.1 hereof) on any date without payment of the Spread Maintenance Premium or any other fee or premium (other than Short Interest and Breakage Costs, if any); provided that Borrower may revoke such notice of prepayment at any time prior to the prepayment date set forth in such notice (subject to payment of any Breakage Costs and any out-of-pocket costs or expenses actually incurred by Administrative Agent or Lenders in connection with such revocation). Any prepayment received by Administrative Agent on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (“Short Interest”) and such amounts (i.e., principal and interest prepaid by Borrower) shall be applied to the Loan on the next Monthly Payment Date. Except as otherwise contemplated pursuant to the terms hereof, the Senior Loan and the Building Loan must be simultaneously repaid in full with any voluntary prepayment of the Loan made pursuant to the foregoing.
(b)     Unless an Event of Default exists or if there is an application of Net Proceeds to the Loan or in connection with the tender of any Optional Cash Trap Prepayment Amount or Optional Extension Prepayment Amount or in connection with a prepayment pursuant to Section 7.1 hereof, all principal payments or prepayments made by Borrower and/or Mortgage Borrower with respect to the Loan, the Building Loan or the Senior Loan shall be applied to amounts owing with respect to the Loan, the Building Loan and the Senior Loan on a pro rata basis (based on the then-outstanding principal amounts of the Loan, the Building Loan and the Senior Loan) in accordance with the Loan Documents, the Building Loan Documents and the Mortgage Loan Documents, respectively, and Borrower shall cause Mortgage Borrower to make the applicable pro rata payment of the Mortgage Loan in accordance with the Mortgage Loan Documents. Without limitation of any other provisions of the Loan Documents, Borrower shall not permit any payment to be made to the Mortgage Lenders (whether principal, interest or otherwise) in respect of the Mortgage Loan at any time that an Event of Default exists or would exist upon the making of such payment unless the Borrower is concurrently repaying the Debt in full.
2.4.2    Mandatory Prepayments.
(a)    In the event of any Liquidation Event, Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited with Administrative Agent, which proceeds shall then be applied by Administrative Agent on the next Business Day towards the amount necessary to fully repay the Loan, including all interest accrued to the date of prepayment and any other sums then due and payable by Borrower to Administrative Agent. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower within fifteen (15) Business Days of receipt by Administrative Agent.
(b)    Borrower shall (or shall cause Mortgage Borrower to) notify Administrative Agent of any Liquidation Event not later than three (3) Business Days following the first date on which Borrower (or Mortgage Borrower) has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which Borrower delivers to Administrative Agent notice of such refinancing in accordance with Section 2.4.1(a). The provisions of this Section 2.4.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement and the other Loan Documents.
2.4.3    Spread Maintenance Premium Payment. Other than as set forth in Section 2.3.2, Section 2.4.2 or the definition of Cash Trap Period, payment of all or any part of the principal of the Loan by Borrower, a purchaser at foreclosure or any other Person prior to the Open Prepayment Date (whether or not an Event of Default exists) shall require payment of the Spread Maintenance Premium.
Section 2.5    Regulatory Change; Taxes.
2.5.1    Increased Costs. If any Regulatory Change shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any company Controlling such Lender; (ii) subject any Lender or any company Controlling such Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) any other condition, cost or expense (other than Taxes) affecting this Agreement or the portion of the Loan made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or any company Controlling such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make such Loan, or to reduce the amount of any sum received or receivable by such Lender or any company Controlling such Lender (whether of principal, interest or any other amount) (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then, upon request of such Lender, and provided that Lender requests the same of similarly situated borrowers, Borrower will pay to such Lender or any company Controlling such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such Increased Costs.
2.5.2    Payment Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Administrative Agent) requires the deduction or withholding of any Tax from any such payment, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5.2) each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
2.5.3    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any present or future stamp or documentary taxes or other excise taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8.2) (hereinafter referred to as “Other Taxes”).
2.5.4    Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5.4) payable or paid by such Recipient or required to be withheld or deducted from a payment such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
2.5.5    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.5, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
2.5.6    Status of Lenders.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.5.6(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)    Without limiting the generality of the foregoing,
(i)    if a Lender is a U.S. Person, such Lender shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
2.5.7    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including by the payment of additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.5.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the extent that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.5.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.5.8    Survival. Each party’s obligations under this Section 2.5 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.5.9    Defined Terms. For purposes of this Section 2.5, the term “applicable law” shall include FATCA.
2.5.10    Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.5.10.
Section 2.6    Working Capital; Advances.
2.6.1    Working Capital. On the date hereof, Lenders have made their Pro Rata Shares in an amount equal to $1,650,000.00 into the Working Capital Account.  Amounts deposited pursuant to this Section 2.6.1 are referred to herein as the “Working Capital Funds”. Borrower shall cause Mortgage Borrower to use the Working Capital Funds for Property related costs and expenses and Borrower shall not permit Mortgage Borrower to declare or pay any dividends or otherwise declare or make any distribution to Mortgage Borrower’s members from such Working Capital Funds. The Working Capital Account will be under the sole control and dominion of Mortgage Administrative Agent, for the benefit of Mortgage Lenders with respect to any Working Capital Future Advances made by the Mortgage Lenders, and for the benefit of Lenders with respect to any Working Capital Advance made by Lenders, except, so long as no Event of Default is continuing, Borrower shall have the right to make withdrawals from the

Working Capital Account. Upon the occurrence and during the continuance of an Event of Default, Borrower shall no longer have any right to withdraw Working Capital Funds from the Working Capital Account, as further set forth in the Working Capital Account Agreement, and Administrative Agent may apply any Working Capital Funds on deposit in the Working Capital Account to the payment of the Debt in such order, proportion and priority as Administrative Agent may determine in its sole and absolute discretion. Borrower shall pay for all expenses of opening and maintaining the Working Capital Account.
At or prior to the Closing Date, Borrower shall cause Mortgage Borrower to establish and maintain the Working Capital Account as a segregated Eligible Account pursuant to the terms of the Working Capital Account Agreement with the Working Capital Bank, which such Working Capital Account shall be in trust for the benefit of Lenders and shall be under the sole dominion and control of Mortgage Borrower prior to an Event of Default and thereafter, Mortgage Administrative Agent, for the benefit of Lenders. Subject to the rights of Mortgage Lender under the Mortgage Loan, Borrower shall cause Mortgage Borrower to (i) grant to Administrative Agent, for the benefit of Lenders a first priority security interest in the Working Capital Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Administrative Agent, for the benefit of Lenders a perfected first priority security interest in the Working Capital Account, including, without limitation, the execution of any account control agreement required by Administrative Agent. Borrower shall not and shall not permit Mortgage Borrower to further pledge, assign or grant any security interest in the Working Capital Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Administrative Agent and Mortgage Administrative Agent, for the benefit of Mortgage Lenders and Lenders, as applicable, as the secured party, to be filed with respect thereto. Borrower will not and shall not permit Mortgage Borrower to in any way alter, modify or close the Working Capital Account and will notify Administrative Agent of the account number thereof. Prior to an Event of Default, Mortgage Borrower shall have the sole right to make withdrawals from the Working Capital Account and all costs and expenses for establishing and maintaining the Working Capital Account shall be paid by Mortgage Borrower. After an Event of Default, Mortgage Administrative Agent, for the benefit of Mortgage Lenders and Lenders shall have the sole right to make withdrawals from the Working Capital Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Mortgage Borrower. All monies now or hereafter deposited into the Working Capital Account shall be deemed additional security for the Debt. Borrower shall indemnify Administrative Agent, each Lender and bank and hold Administrative Agent, each Lender and Working Capital Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Working Capital Account, such Working Capital Account Agreement or the performance of the obligations for which the Working Capital Account was established (unless arising from the gross negligence or willful misconduct of Administrative Agent, any Lender or Clearing Bank, as applicable).

2.6.2    Conditions of Future Advances (Capital Expenditures), Future Advances (TI/LCs) and Future Advances (Interest/Carry Shortfall).
The obligation of Lenders to make their Pro Rata Shares of any Future Advance (Capital Expenditures), Future Advance (TI/LCs) and/or Future Advance (Interest/Carry Shortfall) hereunder shall be subject to the following conditions precedent, all of which conditions precedent must be satisfied, to the extent applicable (and remain satisfied as of the date the Future Advance is actually made by Lenders) prior to Lenders making their Pro Rata Shares of any such Future Advance (Capital Expenditures), Future Advance (TI/LCs) and/or Future Advance (Interest/Carry Shortfall) under this Agreement and, upon satisfaction of the following conditions precedent, Lenders shall be obligated to make their Pro Rata Shares of any applicable Future Advance (Capital Expenditures), Future Advance (TI/LCs) and/or Future Advance (Interest/Carry Shortfall).
(a)    General Conditions:
(i)    Borrower’s Requisition. Borrower has delivered to Administrative Agent Borrower’s Requisition (and all deliverables required to be provided in connection therewith pursuant to this Article 2), which shall constitute Borrower’s representation and warranty to Administrative Agent that: (a) all costs for the payment of which Administrative Agent has previously advanced funds have in fact been paid, (b) all the representations and warranties contained in Article III of this Agreement continue to be true and correct in all material respects, except to the extent such representation or warranty was made as of a specified earlier date, in which case such representation shall be true and correct in all material respects as of the date made, subject to changes to such representations and warranties disclosed to Administrative Agent in writing, so long as such update is not the result of any breach of a covenant of Borrower under the Loan Documents, and such changes do not result from any monetary Default, material non-monetary Default which is reasonably likely to have a Material Adverse Effect or Event of Default by Borrower, and (c) no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing (unless such monetary Default or material non-monetary Default would be cured by funding the applicable Future Advance (Capital Expenditures), Future Advance (TI/LCs) and/or Future Advance (Interest/Carry Shortfall)).
(ii)    No Liens. The Collateral and Property shall be free from all Liens (other than Permitted Encumbrances).
(iii)    Proceedings. There shall be no governmental actions, proceedings or investigations pending or threatened in writing against or filed by Borrower or Mortgage Borrower which is reasonably likely to have a Material Adverse Effect.
(iv)    No Default. On and prior to the date of such Future Advance (Capital Expenditures) or Future Advance (TI/LCs), there shall exist no monetary Default, material non-monetary Default which is reasonably likely to have a Material Adverse Effect or Event of Default (unless such monetary Default or such material non‑monetary Default would be cured by funding the applicable Future Advance (Capital Expenditures), Future Advance (TI/LCs) and/or Future Advance (Interest/Carry Shortfall)).

(v)    Available Commitments. Such Future Advance, together with all other Future Advances previously made hereunder, shall not exceed the aggregate remaining Commitments.
(vi)    Mortgage Loan. Mortgage Lender shall have funded Mortgage Lender’s Percentage of such Future Advance; provided, however, if Mortgage Lender shall have failed to fund Mortgage Lender’s Percentage of any Future Advance, and Mortgage Borrower has satisfied all conditions precedent to such Future Advance under the Mortgage Loan Agreement, such that Mortgage Lender has become a “Defaulting Lender” (as defined in the Mortgage Loan Agreement) (a “Mortgage Funding Failure”), Borrower shall be permitted to “fund” Mortgage Lender’s Percentage of any such Future Advance (i.e., Borrower shall provide to Administrative Agent evidence acceptable to Administrative Agent that it has sufficient funds on deposit to be allocated to the Approved Costs which were to be paid by Mortgage Lender’s Percentage of such Future Advance) provided that (x) no Event of Default is continuing, (y) Mortgage Borrower is actively pursuing its remedies against such Defaulting Lender (as defined in the Mortgage Loan Agreement) in accordance with the terms of the Mortgage Loan Agreement, including, without limitation, Section 7.1 thereof and (z) Borrower delivers to Administrative Agent, for the benefit of Lenders, a Letter of Credit in the face amount of the remaining Future Funding Amount (as defined in the Mortgage Loan Agreement) or deposits with Administrative Agent cash in the amount of the remaining Future Funding Amount (as defined in the Mortgage Loan Agreement) (any such collateral, the “Funding Collateral”). If Borrower elects to deliver to Administrative Agent, for the benefit of Lenders, a Letter of Credit pursuant to this subclause, then the Letter of Credit provisions set forth in Schedule VIII shall be applicable. Following any Mortgage Funding Failure, if each of clause (x), (y) and (z) above has been satisfied by Mortgage Borrower or Borrower, as applicable, and Borrower has not funded Mortgage Lender’s Percentage of such Future Advance by the date that is two (2) Business Days after the date Mortgage Lender was required to fund, then Administrative Agent may draw upon the Funding Collateral in an amount equal to Mortgage Lender’s Percentage of such Future Advance and shall release the same to Borrower (to be applied by Borrower and/or Mortgage Borrower in accordance with its Requisition). If Borrower or Mortgage Lender funds Mortgage Lender’s Percentage of any Future Advance (to be applied by Borrower and/or Mortgage Borrower in accordance with its Requisition), so long as no Event of Default is continuing, Administrative Agent will release a corresponding amount of the Funding Collateral to Borrower (to be used by Borrower as determined by Borrower).
(vii)    Payment of Fees. Administrative Agent shall have received payment for any and all reasonable fees payable with respect to the applicable Future Advance, including, but not limited to, solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs),the reasonable fees and out-of-pocket expenses of the Construction Consultant (which shall not exceed $2,000 per draw (together with amounts paid for any concurrent draw made under the Mortgage Loan), if any, relating to the Loan, and all other reasonable, out-of-pocket fees, costs and expenses (including, without limitation, reasonably attorneys’ fees) of Administrative Agent relating to the Loan to the extent then due and payable.

(viii)    Materials. Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs), with respect to any materials stored on the Property, the Lenders shall not be required to make Future Advances for the costs incurred by Borrower or Mortgage Borrower in connection therewith, except to the extent (x) Administrative Agent has received evidence that such materials are covered by the insurance policies required by this Agreement and are identified and protected against loss, theft and damage in a manner acceptable to Administrative Agent and the Construction Consultant, (y) Administrative Agent shall have received bills of sale and other documentation evidencing payment in full of such materials, Borrowers’ ownership thereof following payment of such amount, and the release of any right, title or lien in respect thereof by any vendor after payment of such amount. The costs of any such materials stored at the Property, at any one time, for which Borrower shall have received (or is then requesting) a Future Advance (together with any Future Advance (as defined in the Building Loan) or any Future Advance (as defined in the Senior Loan)), shall not exceed $1,000,000 in the aggregate.
(b)    No Damage. The Improvements shall not have been damaged by fire, explosion, accident, flood or other casualty, unless Administrative Agent shall be satisfied, in the reasonable judgment of Administrative Agent, that sufficient insurance proceeds (net of any deductible) together with any Future Advance Proceeds available for such purpose or other funds provided by Borrower or Mortgage Borrower will be available to effect the Restoration thereof prior to the Initial Maturity Date based upon Administrative Agent’s reasonable estimate of the time necessary to perform such Restoration.
(c)    Continuation of Title Insurance Policy. Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs) (excluding Future Advances (TI/LCs) funded to pay Leasing Commissions, if required by Administrative Agent, Borrower shall have caused Mortgage Borrower to deliver to Administrative Agent a “title continuation” reasonably acceptable to Administrative Agent dated as of the date of each Future Advance, which shall show the Mortgage as a lien on the Property subject only to Permitted Encumbrances.
(d)    Licenses and Permits: Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs), Borrower shall have delivered (or caused to be delivered) to Administrative Agent evidence that (a) any and all building or other permits (if any) required for the continuous construction of the applicable portion of the Capital Expenditures Work or Tenant Improvement Work that is the subject of such Future Advance in accordance with all Legal Requirements have been obtained (and that any and all notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the improvements contemplated by the Capital Expenditures Work or applicable Lease shall have been filed), and (b) all other material Governmental Approvals, third-party approvals and easements necessary for the construction and completion of the applicable portion of the Capital Expenditures Work or Tenant Improvement Work that is the subject of such Future Advance have been obtained and are in full force and effect.

(e)    Plans: Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs) (excluding Future Advances (TI/LCs) funded to pay Leasing Commissions), Administrative Agent shall have received a complete set of any plans and specifications that were prepared for any (A) Capital Expenditures Work and (B) Tenant Improvement Work in each case having a cost in excess of $1,000,000.00, and Administrative Agent shall have approved the same, such approval not to be unreasonably withheld, delayed or conditioned; provided, however, with respect to Tenant Improvement Work, Administrative Agent’s approval under this clause (e) shall be required only to the extent such Tenant Improvement Work is pursuant to a Major Lease which has not been previously approved by Administrative Agent and such approval is required under this Agreement.
(f)    Contracts: Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs) (excluding Future Advances (TI/LCs) funded to pay Leasing Commissions), Borrower shall have delivered (or caused to be delivered) to Administrative Agent the general contract for any (A) Capital Expenditures Work and (B) any Tenant Improvement Work in each case having a cost in excess of $1,000,000.00, together with such other Contracts as may be reasonably requested by Administrative Agent, and Administrative Agent shall have approved the same, such approval not to be unreasonably withheld, delayed or conditioned; provided, however, with respect to Tenant Improvement Work, Administrative Agent’s approval under this clause (f) shall be required only to the extent such Tenant Improvement Work is pursuant to a Major Lease which has not been previously approved by Administrative Agent and such approval is required under this Agreement.
(g)    Budget: Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs), (excluding Future Advances (TI/LCs) funded to pay Leasing Commissions), Borrower shall have delivered (or caused to be delivered) to Administrative Agent a budget for such Capital Expenditures Work and for such Tenant Improvement Work reflecting the anticipated cost for performing such Capital Expenditures Work and Tenant Improvement Work, and Administrative Agent shall have approved the same, such approval not to be unreasonably withheld, delayed or conditioned (each such budget, as approved by Administrative Agent, a “Project Budget”); provided that the initial Project Budget for the Capital Expenditures Work attached hereto as Schedule IX is hereby approved by Administrative Agent.
(h)    Inspection: Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs) (excluding Future Advances (TI/LCs) funded to pay Leasing Commissions) which disbursement will exceed $100,000, in connection with any Tenant Improvement Work or Capital Expenditures Work, Administrative Agent, at its option, may require an inspection of the applicable portion of the Property at Borrower’s expense prior to making a Future Advance in order to verify completion of improvements constituting the applicable Capital Expenditures Work, Tenant Improvement Work or other TI/LC Costs, as the case may be.
(i)    Lease Approval; Capital Expenditures: Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs), Administrative Agent shall have approved (i) the Lease that is the subject of a Future Advance (TI/LCs) to the extent that Administrative Agent’s approval is required under the terms of the Loan Documents and (ii) the

TI/LC Costs that are the subject of a Future Advance, unless such TI/LC Costs are either (A) specifically set forth in such Lease approved (or deemed approved) by Administrative Agent pursuant to this Agreement or (B) not specifically set forth in a Lease approved (or deemed approved) by Administrative Agent pursuant to this Agreement, but are capped at a specific amount set forth in such approved Lease or are in accordance with the Minimum Leasing Parameters. With respect to advances of the Future Advances (Capital Expenditures), Administrative Agent shall have approved the applicable Capital Expenditures Work or the Capital Expenditures Work shall be included in any Approved Annual Budget. Notwithstanding the foregoing, Administrative Agent shall not be obligated to make or cause to be made any Future Advance of Leasing Commissions until the executed Lease and the agreement pursuant to which any Leasing Commission is due are each delivered to Administrative Agent and such Lease (to the extent that Administrative Agent’s consent is required for such Lease under the terms of the Loan Documents) and such agreement are approved by Administrative Agent (to the extent that Administrative Agent’s approval is required for such agreement under the terms of the Loan Documents).
(j)    Tenant Allowances: Solely with respect to the Future Advance (TI/LCs), in connection with any Tenant Improvement Work performed or to be performed by the tenant under a Lease and Mortgage Borrower’s obligation thereunder is to pay to such tenant an allowance (all as more specifically provided for in each Lease), Borrower shall cause Mortgage Borrower to (i) provide Administrative Agent with the Lease and identify the section of such Lease detailing the requirements and conditions to Mortgage Borrower’s obligation to fund under such Lease (together with evidence reasonably satisfactory to Administrative Agent that each of the material conditions has been satisfied), (ii) to the extent Mortgage Borrower has the right to receive or request the same under such Lease, Borrower shall cause Mortgage Borrower to deliver a budget for such Tenant Improvement Work to Administrative Agent prior to making the first request of a Future Advance with respect to the applicable Tenant Improvement Allowance, together with the plans and specifications for such work, (iii) certify in writing that the conditions have been satisfied and that Mortgage Borrower is obligated to disburse the funds to the Tenant under such Lease, (iv) use commercially reasonable efforts to cause Mortgage Borrower to cause Tenant to perform all Tenant Improvement Work that is the subject of the Tenant Improvement Allowance in accordance with the Lease and (v) deliver to Administrative Agent, concurrently with the request for any Future Advance, all of the materials delivered by the applicable tenant to Mortgage Borrower in connection with such Future Advance.
(k)    Final Payment: Solely with respect to the Future Advance (Capital Expenditures) and Future Advance (TI/LCs), in connection with a Future Advance for the final amounts to pay for Tenant Improvement Work or Capital Expenditures Work performed or to be performed by or on behalf of Mortgage Borrower or by the Tenant with respect to any such Lease, Borrower shall cause Mortgage Borrower to provide Administrative Agent with (A) evidence of payment of all costs and expenses of completing the applicable work and a termination of any existing notices of commencement with respect to such work, (B) a copy of any and all applicable permits, if any, required by Legal Requirements, with respect to any such Tenant Improvements, so as to allow the Tenant to occupy the leased premises as contemplated under such Lease, and (C) an original estoppel certificate in form and substance reasonably acceptable to Administrative Agent executed by the applicable tenant under the Lease for which such request relates, stating that such tenant has accepted the subject tenant improvements and that there are no defaults known to the tenant under such Lease.
(l)    Serial Mortgage: Borrower shall deliver (or cause to be delivered) to Administrative Agent copies of all documents delivered to Mortgage Administrative Agent under Sections 2.6.2(l) and (m) of the Mortgage Loan Agreement as and when such documents are delivered to Administrative Agent.
(m)    Reserved.
2.6.3    Construction. Borrower shall cause Mortgage Borrower to (a) construct and complete all Tenant Improvement Work within the time period and as required by, and in accordance with, the Leases, (b) construct all Capital Expenditures Work, (c) pay for or caused to be paid for and obtained all permits, licenses and approvals required by any Governmental Authority with respect to such Tenant Improvement Work and Capital Expenditures Work substantially in accordance with the schedule set forth in any Project Budget submitted to Administrative Agent in connection with any Future Advance, (d) cause all such Tenant Improvement Work and Capital Expenditures Work to be performed in a good and workmanlike manner, in compliance with all Legal Requirements in all material respects (including any and all applicable life safety laws, environmental laws and the ADA); (e) cause all Tenant Improvement Work and Capital Expenditures Work to be performed in a manner consistent with any plans and specifications therefor; (f) cause all Tenant Improvement Work and Capital Expenditures Work to be performed without regard to any deficiency of the amount of the proceeds of the Loan available and allocated for such Tenant Improvement Work and/or Capital Expenditures Work; and (g) cause all such Tenant Improvement Work and Capital Expenditures Work to be constructed, installed and completed as applicable, free and clear of all Liens (except for Permitted Encumbrances).
2.6.4    Funding Amount. The parties hereto acknowledge and agree that each Borrower’s Requisition (to Administrative Agent and Mortgage Administrative Agent) shall be in the aggregate amount of the costs of Capital Expenditures Work and TI/LC Costs (collectively the “Approved Costs”) being paid by Mortgage Borrower. The parties further acknowledge and agree as follows with respect to such Approved Costs: (i) the portion of Approved Costs each Lender is required to fund as a Future Advance pursuant to this Section 2.6 is such Lender’s Pro Rata Share of the Lender’s Percentage of such Approved Costs, (ii) the portion thereof that each Mortgage Lender is required to fund as a Future Advance (as defined in the Building Loan Agreement) pursuant to Section 2.6 of the Building Loan Agreement is such Mortgage Lender’s Pro Rata Share of the Percentage of the Approved Costs and (iii) the portion thereof that Mortgage Lender is required to fund as a Future Advance (as defined in the Senior Loan Agreement) pursuant to Section 2.6 of the Senior Loan Agreement is such Mortgage Lender’s Percentage of the Approved Costs. For avoidance of doubt and by way of example only, in the event of a Borrower’s Requisition in which the Approved Costs are $1,000,000.00 and all conditions in this Agreement, the Building Loan Agreement and Mortgage Loan Agreement have been satisfied, then (A) the maximum aggregate amount of the Future Advance (as defined in each of the Senior Loan Agreement and Building Loan

Agreement) shall be $750,000.00 and (B) the maximum amount of the Future Advance to be made by the Lenders shall be $250,000.00. Borrower shall also be obligated to fund any cost overruns or other amount which needs to be expended in order to enable Borrower to satisfy its obligation under Section 2.6.3 hereof to complete construction of Capital Expenditures Work and Tenant Improvement Work. At any time and from time to time during the term of the Loan, with respect to the aggregate Capital Expenditures Work and Tenant Improvement Work, if Administrative Agent determines in its reasonable discretion that the estimated costs and expenses required to complete and pay for such aggregate Capital Expenditures Work and Tenant Improvement Work exceeds the sum of (a) the projected cost reflected on any approved budgets for such work and (b) the remaining unadvanced amounts available to be advanced under the Loan, the Building Loan and the Mortgage Loan for the applicable costs, Administrative Agent shall have the right (but not the obligation) to notify Borrower in writing that, the cost of completing such Capital Expenditures Work and Tenant Improvement Work exceeds the approved budgets (the amount of any such deficiency, being herein referred to as the “Shortfall”). If Administrative Agent at any time shall deliver any such notice to Borrower, Borrower shall within ten (10) Business Days of delivery thereof, deposit with Mortgage Administrative Agent (with evidence of the same to Administrative Agent) an amount equal to such Shortfall. For the avoidance of doubt, a Shortfall may exist whether or not Administrative Agent delivers a notice to Borrower; provided, that Mortgage Borrower’s obligation to make a deposit with Administrative Agent is conditioned on Administrative Agent sending a notice pursuant to the terms of this Section. Administrative Agent shall have no obligation to make further Future Advances until the sums required to be deposited with Mortgage Administrative Agent have been exhausted and, in any such case, the Loan is back “in balance.”
2.6.5    Quality of Work. No Future Advance or any portion thereof shall be made with respect to defective work or to any Person that has performed work that is defective and that has not been cured, as confirmed by the report of the Construction Consultant, if any, except to the extent that such Future Advance is for the remediation of the defective work. Additionally, Administrative Agent may disburse all or part of any Future Advance before the sum shall become due if Administrative Agent believes it advisable for Administrative Agent to do so, and all such Future Advances or parts thereof shall be deemed to have been made pursuant to this Agreement.
2.6.6    No Reliance. All conditions and requirements of this Agreement are for the sole benefit of Administrative Agent and Lenders and no other person or party (including, without limitation, the Construction Consultant, if any, any contractor and subcontractors and materialmen) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower. Administrative Agent shall have the right, in its sole and absolute discretion, to waive any such condition or requirement and Borrower shall be authorized to rely on such waiver if and to the extent such waiver is in writing and signed by Administrative Agent.
2.6.7    Miscellaneous. The making of a Future Advance by Lenders shall not constitute Administrative Agent’s approval or acceptance of the construction theretofore completed or materials furnished with respect thereto. Administrative Agent’s inspection and approval of the workmanship and materials used in any Capital Expenditures Work or Tenant

Improvement Work, shall impose no liability of any kind on Administrative Agent, the sole obligation of Administrative Agent as the result of such inspection and approval being to make the Future Advances if and to the extent, required by this Agreement.
Section 2.7    Method of Disbursement of Loan Proceeds.
2.7.1    Borrower’s Requisition to Be Submitted to Administrative Agent. At such time as Borrower shall desire to obtain a Future Advance (the date of such Future Advance being required to be a Business Day), Borrower shall complete, execute and deliver to Administrative Agent a Borrower’s Requisition in the form attached hereto as Exhibit A (“Borrower’s Requisition”), with respect to a Future Advance, shall be accompanied by:
(a)    with respect to any Future Advance for Tenant Improvement Work or Capital Expenditures Work, duly executed lien waivers, which may be interim lien waivers (for payments to be made from Future Advances for work which is not yet complete) and shall be final lien waivers (for all work which has been completed), as applicable, but in all events such lien waivers may be conditioned upon the payee’s receipt of payment in the applicable amount, from all contractors for all work performed, and all labor or material supplied prior to the date of the Future Advance;
(b)    copies of all invoices, paid receipts, contracts, subcontracts, purchase orders, bills of sale and similar documentation, as applicable, related to each Future Advance so that Administrative Agent can verify all costs set forth in any such Borrower’s Requisition;
(c)    evidence reasonably satisfactory to Administrative Agent that the full amount of the proceeds of the (i) then last preceding Future Advance, (ii) the last preceding Future Advance (as defined in the Building Loan Agreement) and (iii) the last preceding Future Advance (as defined in Senior Loan Agreement) of the Senior Loan have been paid out in full to the Person with respect to whom such Future Advance was made and otherwise in accordance with this Agreement; and
(d)    such other information, documentation and certification as Administrative Agent shall reasonably request, including, without limitation, any documents required pursuant to Section 2.6 above.
2.7.2    Procedure of Advances.
(a)    Each Borrower’s Requisition shall be submitted to Administrative Agent at least ten (10) Business Days prior to the date of the requested Future Advance (the “Requested Advance Date”). Lenders shall make the requested Future Advance on the Requested Advance Date so long as (i) all conditions to such Future Advance are satisfied or waived, (ii) all conditions to a concurrent Future Advance (as defined in the Building Loan Agreement) are satisfied or waived and (iii) subject to Section 2.6.2(a)(vi), Mortgage Lender makes its corresponding Future Advance (as defined in the Senior Loan Agreement) on the Requested Advance Date in an amount equal to Mortgage Lender’s Percentage of the costs to be paid, in part, with such Future Advance; provided that Borrower may revoke such Borrower’s Requisition at any time prior to the Requested Advance Date upon prior notice to Administrative Agent (subject to payment of any Breakage Costs and any out-of-pocket costs or expenses incurred by Administrative Agent or Lenders in connection with such revocation). Borrower shall be permitted to deliver a single Borrower’s Requisition for the Loan, the Building Loan and the Senior Loan.
(b)    In no event shall any Lender be required to advance Future Advance funds in an amount less than its Pro Rata Share of the Minimum Advance Amount (except in respect of any final Future Advance).
2.7.3    Funds Advanced. Each Future Advance made directly to Borrower shall be made by Administrative Agent by wire transfer (or other transfer) to an account designated by Borrower. All proceeds of all Future Advances shall be used by Borrower only for the purposes for which such Future Advances were made or as otherwise may be permitted or required herein.
2.7.4    Direct Future Advances to Third Parties. At Administrative Agent’s option at any time that a monetary Default, material non-monetary Default which is reasonably likely to have a Material Adverse Effect or Event of Default has occurred and is continuing, Administrative Agent may make any or all Future Advances directly or through the Title Company to (i) any contractor, (ii) the Construction Consultant to pay its reasonable fees (which shall not exceed $2,000 per draw, together with any concurrent draw made under the Mortgage Loan), if applicable, (iii) Administrative Agent’s counsel to pay the reasonable fees incurred by the same, (iv) to pay (x) any out-of-pocket expenses incurred by Administrative Agent which are reimbursable by Borrower under the Loan Documents (including, without limiting the generality of the foregoing, reasonable attorneys’ fees and expenses and other reasonable fees and expenses incurred by Administrative Agent), provided that Borrower shall theretofore have received written notice from Administrative Agent thereof, or (y) following the occurrence and during the continuance of an Event of Default, any other sums due to Administrative Agent under the Note, this Agreement or any of the other Loan Documents, all to the extent that the same are not paid by the respective due dates thereof, and (v) any other Person to whom Administrative Agent determines payment is due. Any portion of the Loan disbursed by Administrative Agent as set forth above shall be deemed disbursed as of the date on which the Person to whom such payment is made receives the same. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to disburse such Future Advances constituting part of the Loan directly to any such Person or through the Title Company to such Persons subject to and in accordance with this Section 2.7.4 as amounts become due and payable to them hereunder and any portion of the Loan so disbursed by Administrative Agent shall be deemed disbursed as of the date on which the Person to whom payment is made receives the same. No further authorization from Borrower shall be necessary to warrant such payment directly of such Future Advances to such relevant Person in accordance herewith, and all such Future Advances so made shall satisfy pro tanto the obligations of Administrative Agent hereunder and shall be secured by the Pledge Agreement and the other Loan Documents as fully as if made directly to Borrower.
2.7.5    Frequency of Advances. Administrative Agent shall have no obligation to make Future Advance (Capital Expenditures) or Future Advance (TI/LCs) more often than once in each calendar month. In addition, Administrative Agent may at any time, in

Administrative Agent’s sole discretion and without request therefor from Borrower, make Future Advances to pay amounts that are due to Administrative Agent under, and in accordance with, the Loan Documents. In addition, Administrative Agent may at any time, in Administrative Agent’s sole discretion and without request therefore from Borrower, make Future Advance (Interest/Carry Shortfall) to pay amounts that are due to Administrative Agent under, and in accordance with, the Loan Documents; provided that Administrative Agent shall deliver a written notice (or other written evidence customarily used by Administrative Agent to evidence such advance) to Borrower concurrently with or promptly after such Future Advance.
2.7.6    Advances Do Not Constitute a Waiver. No Future Advance shall constitute a waiver of any of the conditions of Administrative Agent’s obligation to make further Future Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any Future Advance have the effect of precluding Administrative Agent from thereafter declaring such inability to be an Event of Default hereunder.
2.7.7    Availability of Future Advances. Borrower shall have the right to request (which request shall be irrevocable), upon not less than thirty (30) days’ prior written notice and not more than ninety (90) days’ prior written notice to Administrative Agent, which notice (if any) shall be delivered with Borrower’s notice to extend the First Extension Maturity Date given in accordance with Section 2.3.2(i), that Borrower’s right to request Future Advances of any unadvanced portion of the Future Funding Amount (the “Unadvanced Amounts”) be terminated, in which case, and upon approval from Administrative Agent, the Loan shall be permanently reduced by an amount equal to the all or a portion of the Unadvanced Amounts upon the commencement of the Second Extension Period (if any). Any portion of the Unadvanced Amounts that Borrower does not elect to terminate pursuant to this Section 2.7.7 shall be funded into the Future Funding Reserve Account upon the commencement of the Second Extension Period (if any) to be disbursed in accordance with the terms of Section 6.8.
Section 2.8    Mitigation Obligations; Replacement of Lenders
2.8.1    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.5, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
2.8.2    Replacement of Lenders. If any Lender requests compensation under Section 2.5, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.8.1 above, then the Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse, all of its interests, rights (other than its existing rights to payments pursuant to Section 2.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment). A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, in no event shall the terms of this Section 2.8.2 be applicable for so long as there is only one Lender.
III.    REPRESENTATIONS AND WARRANTIES
Section 3.1    Borrower Representations.
Borrower represents and warrants to Administrative Agent and Lenders as of the Closing Date, as of the date of each Future Advance and each other date on which the representations and warranties set forth herein are required to be remade that:
3.1.1    Organization.
(a)    Borrower, Mortgage Borrower and each SPC Party (if any) is duly formed, organized, validly existing and in good standing in its jurisdiction of formation with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of the Collateral, the Property or the conduct of its business requires such qualification. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower does not own any assets other than its interests in the Collateral. Mortgage Borrower does not own or use any assets other than its interests in the Property and personal property incidental to the business of owning, constructing, renovating, leasing, operating and selling the Property and activities incidental thereto; and Borrower acknowledges and agrees that it is Borrower’s understanding and intent that the Property constitutes “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code.
(b)    Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Administrative Agent in writing at least twenty (20) days prior to the date of such change).
3.1.2    Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and, to Borrower’s knowledge, constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.3    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower or Mortgage Borrower is subject, or materially conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s or Mortgage Borrower’s organizational documents or any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower or Mortgage Borrower is bound, or any order or decree applicable to Borrower or Mortgage Borrower, or result in the creation or imposition of any lien, charge or encumbrance on any of Borrower’s or Mortgage Borrower’s assets or property (other than Permitted Encumbrances or otherwise pursuant to the Loan Documents and Mortgage Loan Documents), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Mortgage Borrower or any of Borrower’s or Mortgage Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
3.1.4    Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened (in writing) against Borrower or Mortgage Borrower in any court or by or before any other Governmental Authority, that is reasonably likely to result in a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Guarantor or any other Restricted Party, in any court or by or before any other Governmental Authority, that is reasonably likely to result in a Material Adverse Effect.
3.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default is reasonably likely to result in a Material Adverse Effect. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Collateral or Property is bound. Neither Borrower nor Mortgage Borrower has material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which itis a party or by which Borrower, Mortgage Borrower, the Collateral or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.
3.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower or Mortgage Borrower of, or compliance by Borrower or Mortgage Borrower with, this Agreement, the Loan Documents, the Mortgage Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower and Mortgage Borrower, as applicable.
3.1.7    Title. Borrower is the record owner of and has good title to the Collateral, free and clear of all Liens whatsoever except the Lien of the Loan Documents and Permitted Encumbrances. Mortgage Borrower has good and insurable fee simple title to the to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever, in each case except the Permitted Encumbrances. The Permitted Encumbrances in the aggregate do not, and will not, (i) materially adversely affect (a) the operation or use of the Property, or (b) Borrower’s or Mortgage’s Borrower’s ability to pay its Obligations in a timely manner, or (ii) materially interfere with the benefits of the security intended to be provided by this Agreement and the other Loan Documents. The Pledge Agreement, together with any UCC Financing Statements required to be filed in connection therewith, will create a valid, perfected first priority lien on Borrower’s interest in the Collateral.
3.1.8    No Plan Assets. As of the date hereof and throughout the Term of the Loan, (a) neither Borrower nor Mortgage Borrower is and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or (b) none of the assets of Borrower or Mortgage Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (c) neither Borrower nor Mortgage Borrower is and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower or Mortgage Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans. As of the date hereof, none of Borrower, Mortgage Borrower nor any ERISA Affiliate maintains, sponsors or has any obligation to contribute to a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. Borrower’s representations and covenants in this Section 3.1.8 and in Section 4.2.10 below are based on the assumption that no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of Section 3(42) of ERISA, unless each such Lender relied on an available prohibited transaction exemption, all of the conditions of which are and at all times remain satisfied by such Lender or (ii) governmental plan which is subject to any provision which is similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein does not and will not at any time give rise to a violation of any such Applicable Similar Law.

3.1.9    Compliance. To Borrower’s knowledge and except as disclosed in the PCR or Zoning Report, Borrower, Mortgage Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, parking, building, zoning and land use laws, ordinances, regulations, and codes. To Borrower’s knowledge, neither Borrower nor Mortgage Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which is reasonably likely to result in a Material Adverse Effect. Neither Borrower nor Mortgage Borrower has committed any act which may give any Governmental Authority the right to cause Mortgage Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. The Property is used exclusively for office and retail use and other appurtenant and related uses. Except as set forth in the Zoning Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction and thereafter exist for the same used without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.
3.1.10    Financial Information. All financial reports, documents, instruments, information and financial data, including, without limitation, the statements of cash flow and income and operating expense and evidence of equity, that have been delivered to Administrative Agent in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of Borrower, Mortgage Borrower, Guarantor, the Collateral and the Property, as applicable, as of the date of such reports, (iii) to the extent prepared or audited by an independent certified public accounting firm, in the case of financial data and reporting, have been prepared in accordance with Accounting Principles or another acceptable tax based accounting method, throughout the periods covered, except as disclosed therein, and (iv) when taken as a whole, are accurate, correct and sufficiently complete in all material respects to give Administrative Agent true and accurate knowledge of their subject matter and do not contain any material misrepresentation or omission. Neither Borrower nor Mortgage Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect. Since the date of the financial statements delivered to Administrative Agent, there has been no material adverse change in the financial condition, operations or business of Borrower, Mortgage Borrower or the Property from that set forth in said financial statements.
3.1.11    Reserved.
3.1.12    Reserved.
3.1.13    Reserved.
3.1.14    Reserved.
3.1.15    Enforceability. Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect to the Loan Documents.
3.1.16    Reserved.

3.1.17    Reserved.
3.1.18    Reserved.
3.1.19    Reserved.
3.1.20    Reserved.
3.1.21    Reserved.
3.1.22    Leases. The rent roll attached hereto as Schedule II (the “Rent Roll”) is true, complete and correct in all material respects and the Property is not subject to any Leases other than the Leases described on the Rent Roll. Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases described on the Rent Roll, arrearage reports and Tenant estoppels delivered to and approved by Administrative Agent. Except as set forth on the Rent Roll, and to Borrower’s knowledge: (i) the Leases are in full force and effect and there are no defaults thereunder by either party, (ii) Borrower has delivered (or caused to be delivered) to Administrative Agent all the copies of the Leases in Borrower’s and Mortgage Borrower’s possession, (iii) no Rent (other than security deposits) has been paid more than one (1) month in advance of its due date, (iv)  except as disclosed on Schedule III attached hereto all work to be performed by Mortgage Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any Tenant has already been received by such Tenant or are to be received by the Tenant after the date hereof pursuant to the express terms of the applicable Lease, (vi) except as set forth in the Rent Roll, the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered (or has caused to be delivered) to Administrative Agent a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Mortgage Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) no Tenant under any Lease (or any sublease) is a Borrower Related Party, (ix) the Tenants under Leases are open for business and paying full, unabated rent and no Tenant has requested to discontinue its business at its demised premises, (x) other than pursuant to the Leasing Agreement, there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, and (xi)  no Tenant has or is asserting any claim of offset or other defense, counterclaim or other claim in respect of such Tenant’s obligations or the lessor’s rights under any Lease. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Mortgage Borrower is sole owner of the lessor’s entire right, title and interest in and to the Leases.

3.1.23    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Mortgage Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgage or, after the Closing Date, are being contested in accordance with this Agreement.
3.1.24    Special Purpose Bankruptcy Remote Entity. Borrower hereby represents and warrants that as of the formation of Borrower, Mortgage Borrower and each SPC Party through and including the Closing Date that none of Borrower, Mortgage Borrower nor any SPC Party has taken any of the actions prohibited (or failed to take any actions required to be taken) pursuant to the terms and provisions of this Section 3.1.24. Borrower hereby represents and warrants to, and covenants with, Administrative Agent that as of the date hereof and until such time as the Debt shall be paid in full:
(a)    (i) Borrower does not own and will not own any asset or property other than (A) its portion of the Collateral and (B) incidental personal property necessary for the ownership or operation of the Collateral. Mortgage Borrower does not own and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary or desirable for the ownership operation, maintenance, development, repair, leasing, alteration, equipping, financing, management and disposal of the Property.
(b)    Mortgage Borrower has not and will not engage in any business other than the acquisition, ownership, holding, leasing, management, operation, development and improvement of the Property and Mortgage Borrower has and will conduct and operate its business as presently conducted and operated. Borrower will not engage in any business other than the ownership of its applicable portion of the Collateral and Borrower has and will conduct and operate its business as presently conducted and operated.
(c)    Neither Borrower nor Mortgage Borrower has nor will not enter into any contract or agreement with any Affiliate of Borrower, Mortgage Borrower, any constituent party of Borrower, Mortgage Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms‑length basis with third parties other than any such party
(d)    Except for prior financings, which financings will be repaid in full on or prior to the date hereof, neither Borrower nor Mortgage Borrower has incurred nor will incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness.

(e)    Neither Borrower nor Mortgage Borrower has made nor will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.
(f)    Each of Borrower and Mortgage Borrower has been, is and will intend to remain solvent and each of Borrower and Mortgage Borrower has (either directly or through the Manager) paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, that, in each such case, there exists and is made available to Mortgage Borrower sufficient cash flow from the Property to do so and that the foregoing shall not require Guarantor or any other partners, members or other owners of Borrower or Mortgage Borrower to make any capital contributions to Borrower or Mortgage Borrower.
(g)    Each of Borrower and Mortgage Borrower has done or caused to be done and will do or cause to be done all things necessary to observe material organizational formalities and preserve its existence, and neither Borrower nor Mortgage Borrower has nor will Borrower or Mortgage Borrower permit any SPC Party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower, Mortgage Borrower or such SPC Party without the prior consent of Administrative Agent (not to be unreasonably withheld, conditioned or delayed, provided the new borrowing entity is a limited liability company (whether single-member or multi-member) or a limited partnership, in either case formed under Delaware law which meets Administrative Agent’s requirements then applicable to such entities) in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that (A) by its terms cannot be modified at any time when the Loan is outstanding, (B) by its terms cannot be modified without Administrative Agent’s consent, or (C) is otherwise prohibited from being amended or modified pursuant to this Agreement or the other Loan Documents.
(h)    Borrower and Mortgage Borrower each has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Neither Borrower’s nor Mortgage Borrower’s assets have nor will be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s and/or Mortgage Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and/or Mortgage Borrower and such Affiliates and to indicate that Borrower’s and/or Mortgage Borrower’s, as applicable, assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s and/or Mortgage Borrower’s own separate balance sheet. Each of Borrower and Mortgage Borrower has filed and will file its own tax returns except to the extent Borrower and/or Mortgage Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law.
(i)    Borrower and Mortgage Borrower each has been and will be, and at all times has and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower, Mortgage Borrower or any constituent party of Borrower or Mortgage Borrower), has and shall correct any known misunderstanding regarding its status as a separate entity, has and shall conduct business in its own name, has not and shall not identify itself or any of its Affiliates as a division or part of the other and has and shall maintain and utilize separate stationery, invoices and checks bearing its own name, except in each case for business conducted on behalf of Mortgage Borrower by Manager pursuant to the terms and provisions of the Management Agreement, which agreement is on commercially-reasonable terms, so long as Manager holds itself out as an agent or representative of Mortgage Borrower.
(j)    Each of Borrower and Mortgage Borrower has maintained and will intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that this clause (j) shall not require any partners, members or other owners of Borrower to make any capital contributions to Borrower) and shall not intentionally make any distribution which shall cause it to have less than adequate capital.
(k)    None of Borrower, Mortgage Borrower nor any constituent party has or will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower and/or Mortgage Borrower.
(l)    Neither Borrower nor Mortgage Borrower has nor will not commingle the funds and other assets of Borrower and/or Mortgage Borrower, as applicable, with those of any Affiliate or constituent party or any other Person, and has and will hold all of its assets in its own name.
(m)    Borrower and Mortgage Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
(n)    Neither Borrower nor Mortgage Borrower has nor will guarantee or become obligated for the debts of any other Person and has not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(o)    Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Non-Consolidation Opinion and any New Non-Consolidation Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply in all respects with or cause the compliance in all respects with, (i) all of the facts and assumptions relating to the conduct of Borrower set forth in the Non-Consolidation Opinion, and any New Non-Consolidation Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of Borrower and any SPC Party.
(p)    Other than Manager, neither Borrower nor Mortgage Borrower has permitted, nor will not permit any Affiliate or constituent party independent access to its bank accounts.
(q)    Borrower has paid (or caused Mortgage Borrower to pay) and shall intend to pay (or cause Mortgage Borrower to pay) from its own funds its own liabilities and expenses,

including all Property-related expenses and the salaries of its own employees (if any) from its own funds and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations, with it being understood that nothing in this Section 3.1.24(q) shall limit the right of Borrower to share overhead expenses with Affiliates in compliance with Section 3.1.24(t).
(r)    Borrower has compensated (or caused Mortgage Borrower to compensate) and shall compensate (or cause Mortgage Borrower to compensate) each of its consultants and agents from its funds for services provided to it and has paid and shall pay from and to the extent of its own assets all obligations of any kind incurred.
(s)    Borrower will not, and will not permit Mortgage Borrower to, without the unanimous consent of all of its directors or members (including all Independent Directors, as applicable) take any Material Action.
(t)    Borrower will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space and for services performed by any employee of an Affiliate.
(u)    Other than pursuant to the Loan Documents, Borrower will not pledge its assets to secure the obligations of any other Person.
(v)    Borrower will have no obligation to indemnify its officers, directors, members or partners, as the case may be, unless such obligation is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
(w)    Neither Borrower nor Mortgage Borrower has nor will have any of its obligations guaranteed by any Affiliate and has nor will permit any Affiliate to hold such Affiliate’s credit out as available to pay the debts of Borrower or Mortgage Borrower or pay the debts of Borrower or Mortgage Borrower, other than with respect to the Guaranties.
(x)    Neither Borrower nor Mortgage Borrower shall buy or hold evidence of indebtedness issued by any other Person other than Permitted Indebtedness.
(y)    Neither Borrower nor Mortgage Borrower shall form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.
(z)    If Borrower shall have its own board of directors, Borrower shall cause its board of directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other limited liability company formalities;
(aa)    Borrower shall cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.

(bb)    If Borrower or Mortgage Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC, each SPC Party shall comply in all material respects with the terms and provisions of this Section 3.1.24. Each SPC Party shall either be (i) a Single Member Delaware LLC in accordance with the terms and provisions of clause (cc) below or (ii) a corporation (A) whose sole asset is its interest in Borrower or Mortgage Borrower, as applicable, (B) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower or Mortgage Borrower, as applicable, (C) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), and (D) which has and will at all times own at least a one half of one percent (0.5%) direct equity ownership interest in Borrower or Mortgage Borrower, as applicable. Each SPC Party will at all times comply, and will cause Borrower and/or Mortgage Borrower, as applicable, to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower and/or Mortgage Borrower, as applicable, to the extent permitted pursuant to the terms and provisions of this Agreement, Borrower and/or Mortgage Borrower, as applicable, shall immediately appoint a new SPC Party whose articles of incorporation or organization are substantially similar to those of such SPC Party and deliver a New Non-Consolidation Opinion with respect to the new SPC Party and its equity owners.
(cc)    In the event Borrower, Mortgage Borrower or an SPC Party is a Single Member Delaware LLC, its limited liability company agreement (the “LLC Agreement”) shall provide that:
(i)    upon the occurrence of any event that causes the last remaining member (“Member”) of Borrower, Mortgage Borrower or the SPC Party, as applicable, to cease to be the member of Borrower, Mortgage Borrower or the SPC Party, as applicable, (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower, Mortgage Borrower or the SPC Party, as applicable, and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower, Mortgage Borrower or the SPC Party, as applicable, in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower, Mortgage Borrower or the SPC Party, as applicable, shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, Mortgage Borrower or the SPC Party, as applicable, automatically be admitted to Borrower, Mortgage Borrower or the SPC Party, as applicable, as a member with a 0% economic interest (“Special Member”) and shall continue the existence of Borrower, Mortgage Borrower or the SPC Party, as applicable, without dissolution;
(ii)    Special Member may not resign from Borrower, Mortgage Borrower or the SPC Party, as applicable, or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower, Mortgage Borrower or the SPC Party, as applicable, as a Special Member in accordance with requirements of Delaware law, as applicable, and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of Borrower, Mortgage Borrower or the SPC Party, as applicable, in accordance with Section 3.1.24(dd) below;
(iii)    Special Member shall automatically cease to be a member of Borrower, Mortgage Borrower or the SPC Party, as applicable, upon the admission to Borrower, Mortgage Borrower or the SPC Party, as applicable, of the first substitute member;
(iv)    Special Member shall be a member of Borrower, Mortgage Borrower or the SPC Party, as applicable, that has no interest in the profits, losses and capital of Borrower, Mortgage Borrower or the SPC Party, as applicable, and has no right to receive any distributions of the assets of Borrower, Mortgage Borrower or the SPC Party, as applicable;
(v)    pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower, Mortgage Borrower or the SPC Party, as applicable, and shall not receive a limited liability company interest in Borrower, Mortgage Borrower or the SPC Party, as applicable;
(vi)    Special Member, in its capacity as Special Member, may not bind Borrower, Mortgage Borrower or the SPC Party, as applicable;
(vii)    except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, Mortgage Borrower or the SPC Party, as applicable, including, without limitation, the merger, consolidation or conversion of Borrower, Mortgage Borrower or the SPC Party, as applicable; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement;
(viii)    upon the occurrence of any event that causes the Member to cease to be a member of Borrower, Mortgage Borrower or the SPC Party, as applicable, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, Mortgage Borrower or the SPC Party (as applicable) agree in writing (A) to continue Borrower, Mortgage Borrower or the SPC Party (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, Mortgage Borrower or the SPC Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower, Mortgage Borrower or the SPC Party, as applicable;
(ix)    any action initiated by or brought against Member or Special Member under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law shall not cause Member or Special Member to cease to be a member of Borrower, Mortgage Borrower or the SPC Party, as applicable, and upon the occurrence of such an event, the business of Borrower, Mortgage Borrower or the SPC Party (as applicable) shall continue without dissolution; and
(x)    each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower, Mortgage Borrower or the SPC Party, as applicable, upon the occurrence of any action initiated by or brought against Member or Special Member under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower, Mortgage Borrower or the SPC Party, as applicable.
In order to implement the admission to Borrower, Mortgage Borrower or an SPC Party, as applicable, of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower, Mortgage Borrower or the SPC Party, as applicable, as Special Member, Special Member shall not be a member of Borrower, Mortgage Borrower or the SPC Party, as applicable, but Special Member may serve as an Independent Director of Borrower, Mortgage Borrower or the SPC Party, as applicable.
(dd)    The organizational documents of Borrower, Mortgage Borrower (to the extent Borrower and/or Mortgage Borrower is a corporation or a Single Member Delaware LLC) or each SPC Party (if Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall provide that at all times there shall be at least two (2) duly appointed independent managers of such entity (each, an “Independent Director”) who shall (i) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (A) a shareholder (or other equity owner) of, or an officer, director, manager (other than in its capacity as Independent Director), partner, member or employee of, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (B) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates (other than as an Approved Independent Director Provider), (C) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person (other than as an Approved Independent Director Provider), or (D) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, (ii) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved Independent Director Provider, and (iii) have had at least three (3) years prior experience as an Independent Director employed and in good standing with an Approved Independent Director Provider.
(ee)    The organizational documents of Borrower, Mortgage Borrower (to the extent Borrower and/or Mortgage Borrower, as applicable, is a corporation or a Single Member Delaware LLC) or each SPC Party (if Borrower and/or Mortgage Borrower, as applicable, is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall further provide that:

(i)the board of directors or managers of Borrower, Mortgage Borrower or the SPC Party, as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any Material Action without the unanimous vote of the entire board of directors or managers, as applicable, and the Constituent Members including the two (2) Independent Directors appointed in accordance with the terms and provisions of Section 3.1.24(dd);
(ii)any resignation, removal or replacement of an Independent Director shall not be effective without two (2) Business Days prior written notice to Administrative Agent accompanied by evidence that a replacement Independent Director satisfying the applicable terms and conditions hereof and of the applicable organizational documents shall have replaced such outgoing Independent Director;
(iii)to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, each Independent Director shall consider only the interests of the Constituent Members, Borrower, Mortgage Borrower and the SPC Party, if applicable (including Borrower’s, Mortgage Borrower’s and any such SPC Party’s creditors) in acting or otherwise voting on a Material Action or any other matters provided for herein and the organizational documents of Borrower, Mortgage Borrower and any SPC Party (which such fiduciary duties to the Constituent Members, Borrower, Mortgage Borrower and any SPC Party (including Borrower’s, Mortgage Borrower’s and any such SPC Party’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower, Mortgage Borrower or any SPC Party, as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower, Mortgage Borrower and any SPC Party and (z) the interests of any group of affiliates of which the Constituent Members, Borrower, Mortgage Borrower or any SPC Party is a part;
(iv)other than as provided in subsection (iii) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower, Mortgage Borrower, any SPC Party or any other Person;
(v)the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and
(vi)to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, Mortgage Borrower, any SPC Party, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless such Independent Director acted in bad faith or engaged in willful misconduct.
(ff)    Borrower hereby represents and warrants to Administrative Agent that neither Borrower, Mortgage Borrower nor any SPC Party has, since Borrower’s, Mortgage Borrower’s and such SPC Party’s formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and with respect to Borrower, the State; (b) had any judgments or liens of any nature against it except for (i) liens for Taxes not yet delinquent or being disputed in good faith and (ii) judgments or liens which have been satisfied or settled in full; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all licenses and permits necessary for it to operate which, in either case, had or would have a Material Adverse Effect; (d) been involved in any dispute with any Governmental Authority which is unresolved as of the Closing Date or failed to pay all Taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith) other than Taxes being disputed in good faith in accordance with the terms and conditions hereof; (e) ever been party to any material lawsuit, arbitration, summons, or legal proceeding (other than with respect to disputes regarding Taxes) that is still pending (other than ordinary tenant/occupant litigation, personal injury and property damage claims that are covered by insurance) or that resulted in a judgment against it that has not been paid in full, settled or otherwise satisfied; (f) failed in any material respects to comply with all separateness covenants contained in its organizational documents since its formation; (g) (i) with respect to Borrower and Mortgage Borrower, had any material contingent or actual obligations not related to the Collateral and Property, as applicable, except (i) to the extent such obligations are (x) covered by insurance, or (y) subject to reimbursement from a third-party and (ii) with respect to SPC Party, had any material contingent or actual obligations; (h) (i) with respect to Borrower, owned any interest other than the Collateral, (ii) with respect to Mortgage Borrower, owned any property other than the Property and such personal property incidental, ancillary or related to or necessary or appropriate for the ownership and operation of such tenant-in-common interest in the Property and (iii) with respect to SPC Party, owned any asset other than its ownership interests in the Borrower; (i) engaged in any business unrelated to the acquisition, holding, ownership, operation, management, leasing, sale, transfer, exchange, financing, refinancing, improvement and maintenance of its applicable tenant-in-common interest Property, and activities incidental, ancillary or related thereto or necessary or appropriate therefor; and (j) except as expressly disclosed to Administrative Agent in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing).
3.1.25    Tax Filings. As of the Closing Date, and on every date thereafter on which these representations are remade, all tax returns required to be filed by or on behalf of Borrower and Mortgage Borrower under applicable Legal Requirements have been filed (or effective extensions for filing have been obtained) and all taxes, assessments, fees, and other governmental charges upon or with respect to Borrower or Mortgage Borrower or upon any of their properties, income or franchises (including, without limitation, all state, county and municipal mortgage, mortgage recording, stamp, intangible, transfer or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement) have been paid that are required to be paid when due and in any event prior to the time that the non-payment of such taxes could give rise to a lien on any asset of Borrower. Borrower believes that (x) its tax returns (if any) filed with the applicable taxing authorities properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the IRS or other applicable tax authority upon audit and (y) Mortgage Borrower’s tax returns (if any) filed with the applicable taxing authorities properly reflect the income and taxes of Mortgage Borrower for the periods covered thereby, subject only to reasonable adjustments required by the IRS or other applicable tax authority upon audit. To Borrower’s knowledge, there is no material proposed tax assessment against the Property

(or any portion thereof) or, to Borrower’s knowledge, any basis for such assessment which is material and has not been disclosed to Administrative Agent. The Property is separately assessed from all other adjacent land for purposes of real estate taxes, and for all purposes may be dealt with as an independent parcel. The Property is not presently benefitted by any tax abatement. Borrower is and has at all times been properly treated for U.S. federal income tax purposes as a disregarded entity. Borrower has established on its books such charges, accruals and reserves in respect of Taxes for all fiscal periods as are required by sound accounting principles consistently applied.
3.1.26    Solvency. Neither Borrower nor Mortgage Borrower (a) has entered into the transaction or any Loan Document, or in the case of Mortgage Borrower, any Mortgage Loan Document, with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents, or in the case of Mortgage Borrower, the Mortgage Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower or any Constituent Member of Borrower or Mortgage Borrower, and none of Borrower, Mortgage Borrower nor any Constituent Member of Borrower or Mortgage Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.
3.1.27    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.28    Organizational Chart. The organizational chart attached as Schedule IV, relating to Borrower, Mortgage Borrower, Guarantor and certain Affiliates and other parties, is a true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule IV has, directly or indirectly, any ownership interest in Borrower, Mortgage Borrower or Guarantor in excess of twenty percent (20%) of the direct or indirect interests in Borrower, Mortgage Borrower or Guarantor, as applicable, or right of Control over Borrower, Mortgage Borrower or Guarantor.

3.1.29    Bank Holding Company. Neither Borrower nor Mortgage Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.30    Investment Company Act. Neither Borrower nor Mortgage Borrower is (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.31    No Bankruptcy Filing. Neither Borrower nor Mortgage Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower nor Mortgage Borrower has have any knowledge of any Person contemplating the filing of any such petition against it.
3.1.32    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact and Borrower has no knowledge that any such statement omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance presently known to Borrower which has not been disclosed to Administrative Agent which is reasonably likely to have a Material Adverse Effect. As of the date of this Agreement, Borrower has delivered (or caused to be delivered) to Administrative Agent all Leases, all Contracts relating to the Property and all documentation in Borrower’s possession relating to the zoning and entitlement of the Property and has specified in writing to Administrative Agent any contract or agreement relating to the Property where a Borrower Related Party is a party thereto.
3.1.33    Foreign Person. Neither Borrower nor Mortgage Borrower (or, if Borrower and/or Mortgage Borrower, as applicable, is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is a “foreign person” within the meaning of Section 1445 or 770 of the Code.
3.1.34    No Change in Facts or Circumstances; Disclosure. The information submitted by and on behalf of Borrower to Administrative Agent and all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof by Borrower and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise adversely affects or might materially adversely affect the value of the Collateral or the use, operation or value of the Property or the renovation and leasing of the Property or the business operations or the financial condition of Borrower, Mortgage Borrower, the Collateral or the Property.
3.1.35    Management Agreement. The Management Agreement is in full force and effect and (a) there is no default thereunder by Manager thereunder and (b) there is no default thereunder by Mortgage Borrower thereunder. The Management Agreement was entered into on commercially reasonable arm’s-length terms.
3.1.36    Leasing Agreement. The Leasing Agreement is in full force and effect and (a) to Borrower’s knowledge, there is no default thereunder by Leasing Agent thereunder and (b) to Borrower’s knowledge, there is no default thereunder by Mortgage Borrower thereunder. The Leasing Agreement was entered into on commercially reasonable arm’s-length terms.
3.1.37    Construction Management Agreement. The Construction Management Agreement is in full force and effect and (a) to Borrower’s knowledge, there is no default thereunder by Construction Manager thereunder and (b) there is no default thereunder by Mortgage Borrower thereunder. The Construction Management Agreement was entered into on commercially reasonable arm’s length terms.
3.1.38    Project Management Agreement. The Project Management Agreement is in full force and effect and (a) to Borrower’s knowledge, there is no default thereunder by Project Manager thereunder and (b) there is no default thereunder by Mortgage Borrower thereunder. The Project Management Agreement was entered into on commercially reasonable arm’s-length terms.
3.1.39    Perfection of Accounts. Borrower hereby represents and warrants to Administrative Agent and the Lenders that:
(a)    Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts.
(b)    The Clearing Account, Working Capital Account and the other Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code.
3.1.40    Material Agreements. With respect to each Material Agreement, Borrower hereby represents that (a)  each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) neither Borrower nor Mortgage Borrower has received any written notice of any uncured defaults under any Material Agreement by any party thereto, (c) all payments and other sums due and payable by or to Borrower or Mortgage Borrower, as applicable, under the Material Agreements have been paid in full, (d) no party to any Material Agreement has commenced any action to which Borrower or Mortgage Borrower is a party, and neither Borrower nor Mortgage Borrower has given or received any notice, for the purpose of terminating any Material Agreement, and (e) to Borrower’s knowledge, the representations made in any estoppel or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct in all material respects.

3.1.41    Illegal Activity/Forfeiture.
(a)    To Borrower’s knowledge, no portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances (including any regulated by the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute) at the Property.
(b)    There has not been and shall never be committed by Borrower, Mortgage Borrower any of its Affiliates or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Property or Collateral any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property, the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Pledge Agreement, or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
(c)    No Borrower Party nor any of any of their respective directors, officers, employees or Affiliates has taken any action, directly or indirectly, that violates any Anti-Corruption Laws or Anti-Money Laundering Laws.
(d)    No proceeds of the Loan have been used, directly or indirectly, by Borrower, Mortgage Borrower or their respective directors, officers, employees, agents or representatives in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving, of money or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
3.1.42    Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder or the Common Foreign and Security Policy consolidated list of persons, groups and entities subject to EU financial sanctions, as the same may be updated from time to time (such list being available on the internet at the following URL: http://ec.europa.eu/external_relations/cfsp/sanctions/list/consol-list.htm) with the result that the investment in Borrower, Mortgage Borrower or Guarantor (whether directly or indirectly), is prohibited by Legal Requirements or the Loan made by Lenders is in violation of Legal Requirements (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Mortgage Borrower or Guarantor with the result that the investment in Borrower, Mortgage Borrower or Guarantor (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements; and (c) none of the funds of Borrower, Mortgage Borrower or Guarantor have been derived from any unlawful activity with the result that the investment in Borrower, Mortgage Borrower or Guarantor (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements.
3.1.43    Patriot Act.
(a)    All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (as may be amended from time to time, the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Mortgage Borrower and each and every Person that, to Borrower’s knowledge, has an economic interest in Borrower, Mortgage Borrower or, to Borrower’s knowledge, that has or will have an interest in the Property and Collateral, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as may be amended from time to time, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as may be amended from time to time, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Administrative Agent and Lenders for their review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Mortgage Borrower (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property or Collateral become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Administrative Agent. At Administrative Agent’s option, it shall be an Event of Default hereunder if Borrower, Mortgage Borrower or Guarantor becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
(b)    The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Administrative Agent may from time-to-time request, and Borrower shall provide to Administrative Agent, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
(c)    Borrower shall, promptly after written request by Administrative Agent (whether for itself, on behalf of any Lender or any prospective new Lender), furnish or cause to be furnished to Administrative Agent any documentation and such other information or evidence as may be deemed to be reasonably necessary by Administrative Agent to enable Administrative Agent, such Lender or such prospective Lender to carry out and be satisfied with the results of all applicable customer due diligence in connection any applicable “know your customer”, Patriot Act, Embargoed Person and Anti-Money Laundering Laws requirements.
3.1.44    Reserved.
3.1.45    Reserved.
3.1.46     Reserved.
3.1.47    No Other Debt. Except for prior financings which will be repaid in full on or prior to the date hereof, Borrower has not borrowed or received debt financing other than the Debt, and there is no other Indebtedness to which Borrower is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property or any excess cash flow or any residual interest therein is bound, whether secured or unsecured, in each case other than Permitted Indebtedness.
3.1.48    Purchase Options. Neither the Property nor any direct interest therein is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Person except as set forth in the Joint Venture Agreement.
3.1.49    Interests in Borrower Certificated. The limited liability company interests in Mortgage Borrower are and shall at all times during the Term be evidenced by a “certificated security” governed by Article 8 of the UCC. Mortgage Borrower has “opted in” to Article 8 of the UCC, has not opted out and shall not opt out of such Article 8 of the UCC, and shall cause a registry of the holders of limited liability company interests in Mortgage Borrower to be maintained at all times.
3.1.50    Labor Relations. Except as set forth on Schedule 3.1.51, neither Borrower nor Mortgage Borrower is a party to any collective bargaining agreement, and there is no union or any other organization of employees of Borrower or Mortgage Borrower (if any) at the Property or otherwise. Neither Borrower nor Mortgage Borrower has received any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization of employees of Borrower or Mortgage Borrower (if any). Except as set forth on Schedule 3.1.51, the Property is not subject to or bound by any collective bargaining agreement. Except as disclosed to Administrative Agent in writing, there are no material grievances, disputes, claims of unfair labor practices or controversies against Mortgage Borrower regarding the Property nor, to Borrower’s knowledge, are there any threats of strikes, work stoppages or demands for collective bargaining by any union or organization of employees of Borrower or Mortgage Borrower (if any) regarding the Property or otherwise. Borrower shall promptly notify Administrative Agent upon the occurrence or threatened occurrence of any of the matters described in the preceding sentence.
3.1.51    Pledged Collateral.
(a)    Borrower is the sole beneficial owner of the Pledged Collateral and no Lien exists or will exist (except the Permitted Encumbrances) upon the Pledged Collateral at any time (and no right or option to acquire the same exists in favor of any other Person).
(b)    The Pledged Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge Agreement, the organizational documents of Mortgage Borrower on the date hereof or as set forth in this Agreement).
(c)    The chief place of business of Borrower and the office where Borrower keeps its records concerning the Pledged Collateral will be located at all times at the address specified as Borrower’s address in Section 11.6 hereof.
(d)    The Pledged Collateral is represented by instruments or certificates and Borrower has delivered all certificates or instruments representing such securities as collateral to Lender to effect the transfer thereof as required by the Pledge Agreement.
(e)    To Borrower’s knowledge, the Security Documents create a valid security interest in the Pledged Collateral, securing the payment of the Debt, and upon the filing in the appropriate filing offices of the financing statements to be executed and delivered pursuant to this Agreement and the receipt of the original certificates evidencing such interests in the Pledged Collateral, such security interests will be perfected, first priority security interests, and all filings and other actions necessary to perfect such security interests will have been duly taken.
3.1.52    Mortgage Loan. . The Initial Advance under the Mortgage Loan has been funded in the amount of Two Hundred Ten Million Eight Hundred Twenty-Five Thousand and No/100 Dollars ($210,825,000.00) and a Future Advance under the Mortgage Loan has been funded in the amount of Zero and No/100 Dollars ($0.00). The outstanding principal balance of the Mortgage Loan, as of the date hereof, is Two Hundred Ten Million Eight Hundred Twenty-Five Thousand and No/100 Dollars ($210,825,000.00) No default, breach, violation or Event of Default has occurred under the Mortgage Loan Documents which remains uncured or unwaived. Each and every representation and warranty of the Mortgage Borrower and/or any guarantor or indemnitor under any of the Mortgage Loan Documents, made to Mortgage Lender contained in any one or more of the Mortgage Loan Documents is true, correct, complete and accurate in all material respects as of the date hereof and are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

Section 3.2    Survival of Representations.
The representations and warranties set forth in Section 3.1 are made as of the Closing Date (or as of another date specifically set forth herein) and shall be remade to the extent and at the times required under this Agreement. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or any Lender or on their behalf.
Section 3.3    ERISA.
Each Lender represents and warrants to Borrower, as of the date of this Agreement and during the term of the Loan, that the assets loaned to Borrower will not be “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of the ERISA).
IV.    BORROWER COVENANTS
Section 4.1    Borrower Affirmative Covenants.
From and after the Closing Date until the repayment in full of the Debt, Borrower hereby covenants and agrees with Administrative Agent and the Lenders that:
4.1.1    Existence; Compliance with Legal Requirements. Borrower shall, and shall cause Mortgage Borrower to, or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary for the conduct of its business, and comply with all Legal Requirements applicable to it, the Property or the Collateral, including, without limitation, Prescribed Laws. Borrower shall, and shall cause Mortgage Borrower to, continue to comply with the Patriot Act and OFAC, including, without limitation, the provisions of Sections 3.1.41 and 3.1.42, throughout the Term of the Loan. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Collateral to commit any act or omission affording any Governmental Authority the right of forfeiture against the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall cause Mortgage Borrower to keep the Property in reasonably good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, in each case to the extent commercially reasonable. After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Collateral or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the Pledge Agreement and shall not constitute a default thereunder or under the other Loan Documents and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) none of the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Collateral; and (vi) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Administrative Agent, for the benefit of Lenders, may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable good faith judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established, the Collateral (or any material part thereof or material interest therein) may reasonably be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any reasonable danger of the Lien of the Pledge Agreement being primed by any related Lien.
4.1.2    Property Taxes and Other Charges.
(a)    Borrower shall cause Mortgage Borrower to pay, or shall cause its Tenant(s) to pay (to the extent any Tenant is obligated to make such payments under its Lease), all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable (and with respect to Property Taxes, prior to the date the same become delinquent); provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower causes Mortgage Borrower to comply with the terms and provisions of the Mortgage Loan Agreement. Upon Administrative Agent’s request, Borrower shall furnish to Administrative Agent receipts for the payment or other evidence satisfactory to Agent that the Property Taxes and the Other Charges have been so paid prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall cause Mortgage Borrower to not permit or suffer and shall promptly cause Mortgage Borrower to discharge any lien or charge against the Property, and shall promptly cause Mortgage Borrower to pay for all utility services provided to the Property. After prior notice to Administrative Agent, Borrower, at its own expense, may permit Mortgage Borrower to contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof cause Mortgage Borrower to pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) unless Mortgage Borrower is required to deposit the same with the relevant Governmental Authority, Mortgage Borrower shall have deposited with Mortgage Administrative Agent or Mortgage Borrower shall furnish such have furnished such security as provided in the Mortgage Loan Agreement, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.
(b)    Borrower shall cause Mortgage Borrower to timely pay or cause to be paid, as the same shall become due and payable, all Taxes (other than Property Taxes) levied or imposed upon it or its properties, income or assets, except those that are being contested in good faith by appropriate proceedings, diligently conducted and for which adequate reserves have been established on the books of Borrower in accordance with Accounting Principles. Borrower shall, throughout the duration of any obligation under any Loan Document, remain a disregarded entity.
4.1.3    Litigation. Borrower shall give prompt notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against the Property, the Collateral, Borrower, Mortgage Borrower or any SPC Party. Borrower shall give prompt notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Guarantor which are reasonably likely to materially adversely affect Guarantor’s financial condition or business (including Guarantor’s ability to perform its obligations under the other Loan Documents to which Guarantor is a party).
4.1.4    Access to Property. Subject to tenants’ rights under the Leases, Borrower shall, and shall cause Mortgage Borrower to, permit Administrative Agent, any Construction Consultant and their respective representatives, upon twenty-four (24) hours’ prior written notice to enter upon the Property during normal business hours. Borrower shall, and shall cause Mortgage Borrower to, reasonably cooperate, and use commercially reasonable efforts to cause Manager to reasonably cooperate, with Administrative Agent and Construction Consultant to enable each Person to perform its functions hereunder. Subject to the rights of tenant’s under Leases, Administrative Agent, Construction Consultant or their agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, and shall have the right to undertake testing of such soil, air, water, building material and other samples at Borrower’s or Mortgage Borrower’s cost and expense in the event that, in Administrative Agent’s reasonable opinion, such testing is necessary, and provided that Administrative Agent shall cause any Person performing invasive testing at the Property to maintain (or be covered by) customary and appropriate insurance in light of the testing to be undertaken by such Person; provided that Administrative Agent shall be liable for any damage to the Property caused by any Lender, Administrative Agent or the Construction Consultant’s gross negligence or willful misconduct and provided further that, unless an Event of Default is continuing and/or Administrative Agent reasonably believes that an environmental condition or a violation of environmental law exists with respect to the Property, any such testing in excess of once per calendar year shall be at Administrative Agent’s cost and expense.
4.1.5    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Administrative Agent may reasonably require, provided that any of the foregoing shall not increase the obligations or liabilities of Borrower or decrease any rights of Borrower other than to a de minimis extent;
(b)    cure any defects in the execution and delivery by Borrower or a Borrower Related Party of the Loan Documents and execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts as reasonably necessary or reasonably requested by Administrative Agent, to evidence, preserve and/or protect the Property any other collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Administrative Agent may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses with respect to the Property into the name of Administrative Agent or its designee after the occurrence, and during the continuance, of an Event of Default, provided that any of the foregoing shall not increase the obligations or liabilities of Borrower or decrease any rights of Borrower other than to a de minimis extent; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time provided that any of the foregoing shall not increase the obligations or liabilities of Borrower or decrease any rights of Borrower other than to a de minimis extent.
4.1.6    Financial Reporting.
(a)    Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis in accordance with the Accounting Principles (or such other accounting basis selected by Borrower, consistently applied and reasonably acceptable to Administrative Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Mortgage Borrower and all items of income and expense in connection with the operation of the Property. Administrative Agent shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Administrative Agent shall request. After the occurrence and during the continuance of an Event of Default beyond the expiration of any applicable notice and cure periods, Borrower shall pay any reasonable costs and expenses incurred by Administrative Agent to examine Borrower’s accounting records with respect to the Property, as Administrative Agent shall reasonably determine to be necessary or appropriate in the protection of Administrative Agent’s interest. Upon Administrative Agent’s reasonable written request, Borrower shall furnish (or cause to be furnished) to Administrative Agent such other information reasonably necessary and sufficient to fairly represent the financial condition of Borrower, Mortgage Borrower, the Collateral and the Property.
(b)    Borrower shall, and shall cause Mortgage Borrower to, furnish to Administrative Agent annually, within one hundred twenty (120) days following the end of each calendar year, a complete copy of Borrower’s, Mortgage Borrower’s and Guarantor’s annual financial statements prepared in accordance with Accounting Principles including statements of income and expense and cash flow for Borrower, Mortgage Borrower and the Property and a balance sheet for Borrower and Mortgage Borrower. Borrower’s, Mortgage Borrower’s and Guarantor’s annual financial statements shall be audited by a “big four” accounting firm or another certified public accountant (accompanied by an unqualified opinion from such accounting firm or independent certified public accountant) in form and content reasonably acceptable to Administrative Agent. Borrower’s and Guarantor’s annual financial statements shall be accompanied by an Officer’s Certificate executed by a duly authorized financial officer of Borrower or Guarantor, as applicable, stating that such annual financial statement presents fairly the financial condition and the results of operations of (x) Borrower and the Property (y) or Guarantor, as applicable, in all material respects. Notwithstanding the reporting requirements set forth above for Guarantor, the KBS Guarantor shall only be required to comply with the financial reporting requirements set forth in the Limited Recourse Guaranty.
(c)    Borrower shall furnish the following items to Administrative Agent within forty-five (45) days after the end of each calendar quarter for quarterly requests: (i) monthly and year-to-date operating statements, noting net operating income and other information necessary and sufficient under the Accounting Principles to fairly represent the financial position and results of operation of the Property during such calendar quarter, all in form reasonably satisfactory to Administrative Agent; (ii) a balance sheet for such calendar quarter; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property, and having annexed to it a general ledger; (iv) a statement that neither Borrower nor Mortgage Borrower has incurred any indebtedness other than Permitted Indebtedness; and (v)  an updated Rent Roll for the Property. Each such statement shall be accompanied by an Officer’s Certificate certifying, to the best of the signer’s knowledge, (1) that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower, the Collateral and the Property in accordance with Accounting Principles (subject to normal year-end adjustments), (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, and (3) that as of the date of such Officer’s Certificate, no litigation that is material exists involving Borrower, Mortgage Borrower, the Collateral or the Property in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taken in relation thereto. Such financial statements shall contain such other information as shall be reasonably requested by Administrative Agent for purposes of calculations to be made by Administrative Agent pursuant to the terms hereof.
(d)    During any Cash Trap Period, Borrower shall, in addition to the quarterly statements referenced in subsection (c) of this Section 4.1.6, provide monthly reports to Administrative Agent, which shall include all of the items in the quarterly reports (other than items (ii) and (iv) of such subsection (c)) and, with respect to clause 4.1.6(c)(iii), but only if such analysis has otherwise been prepared by Borrower or Mortgage Borrower, a detailed explanation of any line item variances that exceed ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date.
(e)    Borrower shall submit, and shall cause Mortgage Borrower to submit to Administrative Agent an Annual Budget no later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Administrative Agent. The Annual

Budget shall be subject to Administrative Agent’s approval not to be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”) and to be subject to the Deemed Consent Mechanics. In the event that Administrative Agent objects to a proposed Annual Budget submitted by Borrower or Mortgage Borrower which requires the reasonable approval of Administrative Agent hereunder, Administrative Agent shall advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Administrative Agent. Administrative Agent shall advise Borrower of any objections to such revised Annual Budget within five (5) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Administrative Agent reasonably approves the Annual Budget. Until such time that Administrative Agent approves a proposed Annual Budget that requires the approval of Administrative Agent hereunder, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.
(f)    In the event that Borrower or Mortgage Borrower must incur an Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget the cost of which exceeds ten percent (10%) of the total Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Administrative Agent a reasonably detailed explanation of such proposed Extraordinary Expense for Administrative Agent’s reasonable approval, subject to the Deemed Consent Mechanics.
(g)    Any reports, statements or other information required to be delivered under this Agreement may be delivered in electronic form and prepared using Excel®. Borrower agrees that Administrative Agent may disclose information regarding the Property, the Collateral, Borrower and Mortgage Borrower that is provided to Administrative Agent pursuant to this Section 4.1.6 in connection with any Secondary Market Transaction to such parties requesting such information in connection with such Secondary Market Transaction.
(h)    If Borrower fails to provide to Administrative Agent or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.1.6 within the applicable time periods set forth in this Section 4.1.6, Administrative Agent shall have the option, upon fifteen (15) days’ written notice to Borrower, to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s reasonable expense, any Required Records not delivered by Borrower. In addition, it shall be an Event of Default if any of the following shall occur: (i) any failure of Borrower to provide to Administrative Agent any of the Required Records within the applicable time periods set forth in this Section 4.1.6, if such failure continues for fifteen (15) days after written notice thereof, (ii) in the event any Required Records shall be materially inaccurate or false, or (iii) in the event of the failure of Borrower to permit Administrative Agent or its representatives to inspect said books, records and accounts upon request of Administrative Agent as required by this Section 4.1.6.

(i)    Borrower shall furnish to Administrative Agent, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and Mortgage Borrower as may be reasonably requested by Administrative Agent.
4.1.7    Title to the Collateral. Borrower will warrant and defend the validity and priority Administrative Agent’s (on behalf of the Lender’s) or any Lender’s security interest in the Collateral against the claims of all Persons whomsoever, subject only to Permitted Encumberances. Borrower shall reimburse Administrative Agent and Lenders for any losses, costs, damages or out-of-pocket expenses (including reasonable attorneys’ fees and court costs) actually incurred by Administrative Agent and/or Lenders if an interest in the Collateral, other than as permitted hereunder, is claimed by another Person.
4.1.8    Estoppel Statement. (a)  After request by Administrative Agent, Borrower shall within ten (10) Business Days furnish Administrative Agent with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the most recent Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Unless an Event of Default is continuing, requests made pursuant to this Section 4.1.8 in excess of twice per calendar year shall be at Administrative Agent’s cost and expense.
(b) After request by Borrower, provided no Event of Default exists, Administrative Agent shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the current Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) whether or not Administrative Agent has sent any notice of default under the Loan Documents which remains uncured in the opinion of Administrative Agent, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
(c)     Upon Administrative Agent’s request, Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to obtain and deliver to Administrative Agent an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to request or deliver such certificates more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default or a Secondary Market Transaction, in which case no such limitation shall apply).
4.1.9    Leases.
(a)    Generally. Promptly following written request, Borrower shall cause Mortgage Borrower to furnish Administrative Agent an updated Rent Roll for the Property. Subject to Section 4.1.9(b), Borrower may not permit Mortgage Borrower to enter into, amend, modify, terminate or grant a waiver of any provision or right of Borrower under any Lease without Administrative Agent’s prior written consent, which, so long as no Event of Default has occurred and is continuing, Administrative Agent shall not unreasonably withhold. All renewals of Leases and all proposed Leases: (A) shall provide for economic terms, including rental rates and net effective rental rates, that are in accordance with the Minimum Leasing Parameters, (B) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.1.9, shall provide that it is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Administrative Agent and any purchaser at a foreclosure sale, (C) shall be written substantially in accordance with the standard form of Lease which shall have been approved by Administrative Agent (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant and such other changes that do not materially and adversely affect the interests of Borrower or Administrative Agent), (D) shall not be with an Affiliate of any Borrower Related Party except on market terms (which terms, notwithstanding anything in this Section 4.19(b)(i), shall require Administrative Agent’s approval) and (E) shall not contain any option to purchase, any right of first offer to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property) or any other terms which would materially adversely affect Administrative Agent’s or any Lender’s rights under the Loan Documents. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver (or cause to be delivered) to Administrative Agent a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.
(b)    Approvals.
(i)    Borrower shall not permit Mortgage Borrower to enter into a proposed Major Lease or a proposed, renewal, extension or modification of any Major Lease affecting any of the economic terms, the length of its term or any other material provision thereof (a “Proposed Major Lease”) without the prior written consent of Administrative Agent, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld, conditioned or delayed. Prior to seeking Administrative Agent’s consent to any Proposed Major Lease or amendment or modification thereto, Borrower may, at Borrower’s option, submit or cause Mortgage Borrower to submit a term sheet for a Proposed Major Lease or amendment or modification thereto to Administrative Agent for preliminary conditional approval, provided that Administrative Agent shall retain the right to disapprove any such Proposed Major Lease if subsequent to any preliminary conditional approval (or deemed preliminary conditional approval pursuant to the first paragraph of this Section 4.1.9(b)(i)) changes are made to the economic or material non-economic terms previously approved (or deemed approved) by Administrative Agent, or additional economic or material non-economic terms are added that had not previously been considered and approved (or deemed approved) by Administrative Agent in connection with such Proposed Major Lease. Administrative Agent has granted its preliminary conditional approval with respect to the ACS Extension Term Sheet and the Knotel LOI subject to the terms of the preceding sentence. If after ten (10) Business Days from receipt of such term sheet Administrative Agent has failed to reject the term sheet and not granted its conditional approval thereto, Borrower may resubmit, or cause Mortgage Borrower to resubmit such term sheet in writing and, if after an additional five (5) Business Days Administrative Agent has still failed to reject the term sheet and not granted its conditional approval thereto, provided that no Event of Default is continuing, such preliminary conditional approval shall be deemed to have been granted, provided, however, that notice is submitted simultaneously with each request for preliminary conditional approval, specifically referencing this Section 4.1.9(b)(i) and notifying Administrative Agent in capital letters and using a 14 point font that failure to respond may result in deemed conditional approval.
(ii)    Prior to seeking Administrative Agent’s consent to any Proposed Major Lease, Borrower shall deliver, or cause Mortgage Borrower to deliver, to Administrative Agent a copy of the Proposed Major Lease blacklined to show changes from the standard form of Lease approved by Administrative Agent and then being used by Mortgage Borrower. Administrative Agent shall approve or disapprove each Proposed Major Lease within (a) in the event a term sheet with respect to such Proposed Major Lease has been preliminarily conditionally approved (or deemed preliminarily conditionally approved) by Administrative Agent pursuant to Section 4.1.9(b)(i) and there are material deviations from the term sheet, ten (10) Business Days of the receipt by Administrative Agent of a written request for such approval, accompanied by an executed or final draft copy of the Proposed Major Lease and (b) in the event a term sheet with respect to such Proposed Major Lease has not been preliminarily conditionally approved (or deemed preliminarily conditionally approved) by Administrative Agent pursuant to Section 4.1.9(b)(i), ten (10) Business Days of the receipt by Administrative Agent of a written request for such approval, accompanied by an executed or final draft copy of the Proposed Major Lease. Provided that no Event of Default is continuing, if Administrative Agent has failed to reject Borrower’s initial request for approval and not specifically granted in writing its approval thereto as aforesaid within such ten (10) Business Day period, as the case may be, and Borrower provides Administrative Agent with an additional written request for approval (which additional written request, along with the initial request for approval, shall specifically refer to this Section 4.1.9(b)(ii) and shall explicitly state in capital letters and using a 14 point font that failure by Administrative Agent to approve or disapprove within five (5) Business Days may constitute a deemed approval) and Administrative Agent fails to reject or specifically approve the request in writing delivered to Borrower or Mortgage Borrower within five (5) Business Days after receipt by Administrative Agent of the additional request, the Proposed Major Lease shall be deemed approved by Administrative Agent, and Borrower shall be entitled to cause Mortgage Borrower to enter into such Proposed Major Lease or proposed renewal, extension or modification of an existing Major Lease. Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause Mortgage Borrower to execute Proposed Major Leases and any amendments or modifications thereto without Administrative Agent’s prior approval if the lease (or amendment, as applicable) is consistent with the term sheet approved by Administrative Agent and the lease (or amendment, as applicable) does not contain any economic or material non-economic changes to the terms previously approved (or deemed approved) by Administrative Agent.
(iii)    Notwithstanding the provisions of Section 4.1.9(a) and the preceding clauses (i)-(ii) of this Section 4.1.9(b) above, provided that no Event of Default is continuing, renewals, assignments, subleases, amendments and modifications of existing or future Leases and the execution of proposed leases shall not be subject to the prior approval of Administrative Agent provided (i) the proposed lease would be a Minor Lease or the existing or future Lease as amended and modified (but specifically excluding amendments or modifications to Major Leases which would result in such Lease becoming a Minor Lease) or the renewal Lease is a Minor Lease, and (ii) the proposed lease shall meet the requirements of clauses (A) through (E), inclusive of Section 4.1.9(a). For the avoidance of doubt, any Minor Lease that does not satisfy each of the requirements set forth in this Section 4.1.9(b)(iii) shall be subject to Administrative Agent’s approval, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is then continuing, and the deemed approval mechanism set forth in clauses (i)-(ii) of this Section 4.1.9(b) above shall apply in connection with the approval of any such Minor Lease.
(iv)    Borrower shall not permit Mortgage Borrower to permit or consent to any assignment or sublease of any Major Lease without Administrative Agent’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Mortgage Borrower), which Administrative Agent shall not unreasonably withhold, delay or condition.
(c)    Covenants. Borrower shall cause Mortgage Borrower to (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not permit Mortgage Borrower terminate or accept a surrender of a Lease without Administrative Agent’s prior approval (except following a default by a Tenant under a Lease that is not a Major Lease and termination of such non-Major Lease will not result in a Cash Trap Period, in which case no approval shall be required so long as Borrower provides Administrative Agent with written notice of such termination); (iii) not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); and (v) not alter, modify or change any Major Lease so as to decrease the amount of or change the payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor. Borrower shall promptly send copies to Administrative Agent of all written notices of material default which Mortgage Borrower shall send or receive under the Leases.
(d)    Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements and shall not be commingled with any other funds of Borrower or Mortgage Borrower. Borrower shall cause Mortgage Borrower to comply with the provisions of Section 4.19(d) of the Senior Loan Agreement.
(e)    Proceeding. Borrower shall cause Mortgage Borrower to appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Leases or the obligations, duties, or liabilities of Borrower, any Tenant or any Lease guarantor.

Borrower shall pay all reasonable, out of pocket costs and expenses of Administrative Agent, including reasonable, out of pocket attorneys’ fees, in any action or proceeding in which Administrative Agent may appear.
4.1.10    Alterations. Administrative Agent’s prior approval, which approval may be granted or withheld in Administrative Agent’s sole discretion, shall be required in connection with any alterations to any Improvements (a) that are reasonably likely to have a Material Adverse Effect or (b) are structural in nature. Administrative Agent’s prior approval shall also be required (such approval not to be unreasonably withheld, delayed or conditioned) in connection with any other alterations to any Improvements (that is, alterations which would not be covered by subsection (a) or (b) of this Section 4.1.10), the cost of which is reasonably anticipated to exceed the Alteration Threshold. Notwithstanding the foregoing, Administrative Agent’s prior approval shall not be required for (i) Capital Expenditures the cost of which is being funded by Lenders pursuant Article 2 hereof, (ii) Tenant Improvements the cost of which is being funded by Lenders pursuant Article 2 hereof or the Building Loan Agreement, or the Build Out Work (as described in (b) below), (iii) any Restoration in accordance with the terms of the Loan Documents, (iv) any alterations that are in accordance with the Approved Annual Budget (including the variances with respect thereto permitted by this Agreement pursuant to Section 4.1.6(f)), and (v) Tenant Improvements being undertaken by a Tenant pursuant to its Lease (to the extent Administrative Agent had an approval right with respect to such Lease and Administrative Agent approved (or was deemed to have approved) such Lease). If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall cause Mortgage Borrower to promptly deliver to Mortgage Administrative Agent (with evidence of same to Administrative Agent) additional security in accordance with Section 4.1.10 of the Mortgage Loan Agreement.
(b) Notwithstanding anything to the contrary set forth in subsection (a) above provided no Event of Default shall exist and be continuing, Borrower shall have the right to cause Mortgage Borrower to construct any number of speculative suites at the Property (the “Build Out Space”) and lease (including the offering of tenant improvement allowances in connection therewith) the Build Out Space in accordance with the Section 4.1.9 hereof (any such construction and leasing, the “Build Out Work”), provided that (i) no more than 40,000 rentable square feet of vacant space at the Property may qualify as Build Out Space as of any particular date, (ii) shall provide for economic terms, including rental rates and net effective rental rates, that are in accordance with the Minimum Leasing Parameters, (iii) if the Build Out Costs incurred by Mortgage Borrower in connection with the Build Out Work, on an annual basis, exceeds an average of $90.00 per rentable square foot (the “Build Out Cost Cap”), then prior to any amounts being advanced by Administrative Agent, Borrower shall cause Mortgage Borrower to fund from equity an amount equal to such excess costs and (iii) the construction of all such Build Out Space shall be completed no later than the then-applicable Maturity Date (assuming that, if any such Build Out Work is to be completed following the Initial Maturity Date, Borrower has not cancelled all Unadvanced Amounts in accordance with Section 2.7.7). Borrower shall submit (or cause to be submitted) evidence of the average cost of the Build Out Work acceptable to Administrative Agent with any Requisition for Future Advances to be applied to Build Out Costs. Borrower shall cause Mortgage Borrower to construct the Build Out Space in compliance with Section 2.6.3.

4.1.11    Interest Rate Cap.
(a)    On the date hereof, Borrower has delivered an Interest Rate Protection Agreement to Administrative Agent, which has been approved by Administrative Agent (the “Closing Date Interest Rate Protection Agreement”). At all times while the Closing Date Interest Rate Protection Agreement remains in effect, the notional amount required hereunder shall be as set forth in such Closing Date Interest Protection Agreement, except, if at any time the then-notional amount provided in the Closing Date Interest Protection Agreement is less than the sum of (x) the Outstanding Principal Balance plus (y) the Building Loan Outstanding Principal Balance, Administrative Agent, shall have the right, at any time, to require that Borrower deliver a supplemental Interest Rate Protection Agreement such that such supplemental Interest Rate Protection Agreement, together with the Closing Date Interest Protection Agreement, have an aggregate amount equal to at least the sum of (x) the Outstanding Principal Balance plus (y) the Building Loan Outstanding Principal Balance. Following the expiration of the Closing Date Interest Protection Agreement, at all times during the term of the Loan (including during any extension period), Borrower shall maintain in effect an Interest Rate Protection Agreement with a notional amount equal to at least the sum of (x) the Outstanding Principal Balance plus (y) the Building Loan Outstanding Principal Balance and with a Counterparty reasonably acceptable to Administrative Agent having a Minimum Counterparty Rating. The Interest Rate Protection Agreement shall have a strike price equal to or less than the Capped LIBOR Rate.
(b)    Prior to or on the Closing Date, Borrower shall have obtained the Interest Rate Protection Agreement with a term of at least two (2) years. Borrower shall (x) at least thirty (30) days prior to the expiration of the term of any Interest Rate Protection Agreement and (y) as a condition to Borrower exercising its right to extend the term of the Loan for each Extension Period, purchase a new Interest Rate Protection Agreement having a term ending not earlier than the First Extension Maturity Date, the Second Extension Maturity Date or the Third Extension Maturity Date, as applicable, and having a strike price equal to the greater of (x) the Capped LIBOR Rate and (y) a strike price that will cause the DSCR based on the Capped LIBOR Rate to be not less than 1.25x. In the event of any withdrawal of the rating of such Counterparty by any Rating Agency or downgrade of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall notify Administrative Agent of such downgrade and shall replace the Interest Rate Protection Agreement not later than ten (10) Business Days following such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Administrative Agent (and meeting the requirements set forth in this Section 4.1.11) from a Counterparty having a Minimum Counterparty Rating; provided, however, that if any Rating Agency withdraws or downgrades the credit rating of the Counterparty below the Minimum Counterparty Rating, Borrower shall not be required to replace the Counterparty under the Interest Rate Protection Agreement provided that within ten (10) Business Days following such downgrade or withdrawal, (y) such Counterparty or an Affiliate thereof posts additional collateral acceptable to Administrative Agent from time to time securing its obligations under the Interest Rate Protection Agreement and shall enter into an ISDA Credit Support Annex (CSA) governed by the law of the State of New York with respect to such additional collateral or (z) an Affiliate of such Counterparty with a Minimum Counterparty Rating delivers a guaranty acceptable to Administrative Agent guaranteeing such Counterparty’s obligations under the Interest Rate Protection Agreement and shall enter into an ISDA Credit Support Annex (CSA) governed by the law of the State of New York with respect to such guaranty. Any new or replacement Interest Rate Protection Agreement required to be delivered by Borrower to Administrative Agent hereunder shall be in form and substance substantially similar to the Interest Rate Protection Agreement in effect as of the date hereof and Borrower shall provide Administrative Agent with an Assignment of Protection Agreement with respect thereto in the form of the Assignment of Protection Agreement, together with an opinion of counsel with respect thereto reasonably acceptable to Administrative Agent. At the time Borrower enters into any Interest Rate Protection Agreement, the Counterparty and Borrower shall each be an “Eligible Contract Participant”, as such term is defined under the Commodity Exchange Act, and shall otherwise satisfy all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement.
(c)    Borrower shall not (i) without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), materially modify, amend or supplement the terms of the Interest Rate Protection Agreement, (ii) without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), except in accordance with the terms of the Interest Rate Protection Agreement, cause the termination of the Interest Rate Protection Agreement prior to its stated maturity date, (iii) without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), except as aforesaid, waive or release any material obligation of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) under the Interest Rate Protection Agreement, (iv) without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Protection Agreement to the extent commercially reasonable, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Protection Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) to payment, or (vii) fail to give prompt notice to Administrative Agent of any written notice of default given by or to Borrower under or with respect to the Interest Rate Protection Agreement, together with a complete copy of such notice.
(d)    In connection with the Interest Rate Protection Agreement delivered on the Closing Date, Borrower shall obtain and deliver to Administrative Agent an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Administrative Agent and their successors and assigns may rely, under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement; (ii) the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and

any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Protection Agreement has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(e)    Notwithstanding anything to the contrary contained in this Section 4.1.11 or elsewhere in this Agreement, if, at any time, Administrative Agent converts the Loan to a Substitute Rate Loan, then:
(i)    within thirty (30) days after such conversion, Borrower shall, unless the prevailing interest rate derivatives markets have not yet converted to or provided a substantiated market in order to reasonably, and in good faith, replace the then-existing Interest Rate Protection Agreement with any interest rate protection agreement at the Substitute Rate, either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Protection Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Protection Agreement) or (B) cause the then-existing Interest Rate Protection Agreement to be modified such that such then-existing Interest Rate Protection Agreement satisfies the requirements of a Substitute Interest Rate Protection Agreement as set forth below in the definition thereof provided that any refund or other proceeds received in connection with or as a result of a conversion shall be released to Borrower to be used to purchase the Substitute Interest Rate Protection Agreement;
(ii)    following such conversion in lieu of satisfying the condition described in Section 4.1.11(b) with respect to any outstanding Extension Period, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Protection Agreement on or prior to the first day of such Extension Period; and
(iii)    from and after the date of any such conversion, all references to “Interest Rate Protection Agreement” shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Protection Agreement.

4.1.12    Material Agreements. Borrower shall, and shall cause Mortgage Borrower to (a) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party in accordance therewith, and take all commercially reasonable efforts to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Administrative Agent in writing of the giving of any written notice of any material default by any party under any Material Agreement of which it is aware, (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner, and (d) not amend, modify, or terminate a Material Agreement in any material respect or enter into a new Material Agreement, in each case without the consent of Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed.
4.1.13    [Reserved].
4.1.14    Costs of Enforcement/Remedying Defaults. In the event (a) that the Pledge Agreement is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien prior to or subsequent to the Pledge Agreement, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower or Guarantor or an assignment by Borrower, Mortgage Borrower or Guarantor for the benefit of its creditors, or (d) Administrative Agent shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all reasonable, out of pocket costs incurred by Administrative Agent as a result thereof, including costs of collection and defense (including reasonable, out of pocket attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post‑judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Administrative Agent at the Default Rate, and, in either case, together with all required service or use taxes.
4.1.15    Business and Operations. Borrower will cause Mortgage Borrower to continue to engage in the businesses currently conducted by it, including as and to the extent the same are necessary for the ownership, operation, maintenance, repair, improvement, development, sale, management and leasing of the Property. Borrower will cause Mortgage Borrower to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Property. Borrower shall cause Mortgage Borrower to at all times cause the Property to be maintained as office, ground floor retail and other appurtenant uses.
4.1.16    [Reserved].
4.1.17    Maintenance of Property. Borrower shall cause Mortgage Borrower to cause the Property to be maintained in good and safe working order and repair, reasonable wear and tear, Condemnation and Casualty excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not, and shall not permit Mortgage Borrower to, use, maintain or operate the Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. Borrower shall and shall cause Mortgage Borrower from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements to the Property. Borrower shall not, and shall not permit Mortgage Borrower to, make any change in the use of the Property that would materially increase the risk of fire or other hazard arising out of the operation of the Property, or do or knowingly permit to be done thereon anything that may in any way impair the value of the Property in any material respect or the Lien of the Pledge Agreement. Borrower shall not, and shall not permit Mortgage Borrower to, without the prior written consent of Administrative Agent, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
4.1.18    Management Agreement; Leasing Agreement; Construction Management Agreement; Project Management.
(a)    Management Agreement.
(i)    Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to cause Manager to manage and lease the Property in accordance with the Management Agreement. Borrower shall cause Mortgage Borrower to (A) diligently perform and observe, in each case in all material respects, all of the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed and observed, (B) promptly notify Administrative Agent of any written notice to Borrower or Mortgage Borrower of any material default by Borrower or Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Mortgage Borrower to be performed and observed beyond any applicable grace, notice and cure periods, (C) promptly following receipt of Administrative Agent’s written request, promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it pursuant to the terms of the Management Agreement, and (D) promptly enforce the performance and observance in all material respects of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of the Management Agreement on the part of Mortgage Borrower to be performed or observed beyond any applicable grace, notice or cure periods, then, without limiting Administrative Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or Mortgage Borrower’s Obligations or under the Management Agreement, as applicable, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed or observed. Borrower hereby agrees to pay to Administrative Agent promptly following written demand, all such sums so paid and expended by Administrative Agent in connection therewith, together with interest thereon at the Default Rate from the day on which Borrower receives such demand until paid. All sums so paid and expended by

Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Pledge Agreement.
(ii)    Borrower may, without Administrative Agent’s consent, permit Mortgage Borrower to replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement.
(iii)    Borrower shall not permit Mortgage Borrower to replace Manager, surrender, terminate, cancel, modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, or waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed; provided that Administrative Agent’s consent shall not be required for the termination of a Management Agreement if Mortgage Borrower has previously executed another Qualified Replacement Management Agreement for the Property. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Administrative Agent’s consent to any termination or modification of the Management Agreement to the extent required in accordance with the terms and provisions of this Agreement), Borrower shall cause Mortgage Borrower to promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.
(iv)    Administrative Agent shall have the right to require Borrower to cause Mortgage Borrower to replace the Manager with a Person which is not an Affiliate of Borrower and approved by Administrative Agent (such approval, other than during the continuance of an Event of Default, not to be unreasonably withheld, conditioned or delayed) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default, (ii) upon a change in Control of the Manager (if the Manager is an Affiliate of Sponsor), (iii) if Manager becomes a debtor in a bankruptcy proceeding or (iv) upon the occurrence of a material event of default under the Management Agreement.
(b)    Leasing Agreement.
(i)    Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to cause Leasing Agent to lease and market the Property in accordance with the Leasing Agreement. Borrower shall cause Mortgage Borrower to (A) diligently perform and observe, in each case in all material respects, all of the terms, covenants and conditions of the Leasing Agreement on the part of Mortgage Borrower to be performed and observed, (B) promptly notify Administrative Agent of any notice to Borrower or Mortgage Borrower of any material default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Leasing Agreement on the part of Mortgage Borrower to be performed and observed, (C) promptly following receipt of Administrative Agent’s written request, deliver to Administrative Agent a copy of each financial statement, business plan, leasing plan, capital expenditures plan, report and estimate received by it pursuant to the terms of the Leasing Agreement, and, in accordance with this Agreement or otherwise promptly following written request by Administrative Agent, shall cause Leasing Agent to provide Administrative Agent with reports in regard to the leasing efforts at the Property, and (D) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Listing Agent under the Leasing Agreement. If Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of the Leasing Agreement on the part of Mortgage Borrower to be performed or observed beyond applicable grace, notice and cure periods, then, without limiting Administrative Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or Mortgage Borrower’s Obligations under the Leasing Agreement, as applicable, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions of the Leasing Agreement on the part of Mortgage Borrower to be performed or observed. Borrower hereby agrees to pay to Administrative Agent promptly following written demand, all such sums so paid and expended by Administrative Agent in connection therewith, together with interest thereon at the Default Rate from the day on which Borrower receives such demand until paid. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Pledge Agreement.
(ii)    Borrower may, without Administrative Agent’s consent, cause Mortgage Borrower to replace the Leasing Agent so long as the replacement leasing agent is a Qualified Leasing Agent pursuant to a Replacement Leasing Agreement.
(iii)    Borrower shall not permit Mortgage Borrower to replace Leasing Agent, surrender, terminate, cancel, modify, renew or extend the Leasing Agreement, or enter into any other agreement relating to leasing operations at the Property with Leasing Agent or any other Person, or consent to the assignment by the Leasing Agent of its interest under the Leasing Agreement, or waive or release any of its rights and remedies under the Leasing Agreement, in each case without the express consent of Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed; provided that Administrative Agent’s consent shall not be required for the termination of a Leasing Agreement if Mortgage Borrower has previously or thereafter promptly executes another Qualified Leasing Agreement for the Property. In the event that the Leasing Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Administrative Agent’s consent to any termination or modification of the Leasing Agreement to the extent required in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Mortgage Borrower to enter into a Replacement Leasing Agreement with Manager or another Qualified Leasing Agent, as applicable.
(iv)    Administrative Agent shall have the right to require Borrower to cause Mortgage Borrower to replace the Leasing Agent with a Person which is not an Affiliate of Borrower and approved by Administrative Agent (such approval, other than during the continuance of an Event of Default, not to be unreasonably withheld, conditioned or delayed)

upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default, or (ii) if Leasing Agent becomes a debtor in a bankruptcy proceeding.
(c)    Construction Management Agreement.
(i)    Borrower shall cause Mortgage Borrower to cause Construction Manager to manage Capital Expenditures Work and Tenant Improvement Work in accordance with the Construction Management Agreement and this Agreement. Borrower shall cause Mortgage Borrower to (A) diligently perform and observe, in each case in all material respects, all of the terms, covenants and conditions of the Construction Management Agreement on the part of Mortgage Borrower to be performed and observed, (B) promptly notify Administrative Agent of any notice to Borrower or Mortgage Borrower of any material default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Construction Management Agreement on the part of Mortgage Borrower to be performed and observed, (C) promptly following receipt of Administrative Agent’s written request, deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it pursuant to the terms of the Construction Management Agreement, (D) promptly enforce the performance and observance in all material respects of all of the covenants required to be performed and observed by Construction Manager under the Construction Management Agreement and (E) in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Construction Management Agreement with respect to the performance of Capital Expenditures Work and Tenant Improvement Work, the terms of this Agreement shall control and Borrower shall cause Mortgage Borrower to cause Construction Manager to comply in all material respects with the terms and conditions of this Agreement. If Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of the Construction Management Agreement on the part of Mortgage Borrower to be performed or observed (beyond the expiration of any applicable grace, notice and cure periods), then, without limiting Administrative Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or Mortgage Borrower’s Obligations under the Construction Management Agreement, as applicable, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions of the Construction Management Agreement on the part of Mortgage Borrower to be performed or observed. Borrower hereby agrees to pay to Administrative Agent promptly following demand, all such sums so paid and expended by Administrative Agent in connection therewith, together with interest thereon at the Default Rate from the day on which Borrower receives such demand until paid. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Pledge Agreement.
(ii)    Borrower shall not permit Mortgage Borrower to replace Construction Manager, surrender, terminate, cancel, modify, renew or extend the Construction Management Agreement, or enter into any other agreement relating to the

Construction Management Agreement or operation of the Property with Construction Manager or any other Person, or consent to the assignment by the Construction Manager of its interest under the Construction Management Agreement, or waive or release any of its rights and remedies under the Construction Management Agreement, in each case without the express consent of Administrative Agent, which shall be granted or withheld in Administrative Agent’s sole and absolute discretion.
(iii)    Administrative Agent shall have the right to require Borrower to cause Mortgage Borrower to replace the Construction Manager with a Person which is not an Affiliate of Borrower and approved by Administrative Agent (such approval, other than during the continuance of an Event of Default, not to be unreasonably withheld, conditioned or delayed) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default, or (ii) if Construction Manager becomes a debtor in a bankruptcy proceeding.
(d)    Project Management Agreement.
(i)    Borrower shall cause Mortgage Borrower to cause Project Manager to manage work at the Improvements in accordance with the Project Management Agreement and this Agreement. Borrower shall cause Mortgage Borrower to (A) diligently perform and observe, in each case in all material respects, all of the terms, covenants and conditions of the Project Management Agreement on the part of Mortgage Borrower to be performed and observed, (B) promptly notify Administrative Agent of any notice to Borrower or Mortgage Borrower of any material default by Borrower or Mortgage in the performance or observance of any of the terms, covenants or conditions of the Project Management Agreement on the part of Mortgage Borrower to be performed and observed, (C) promptly following receipt of Administrative Agent’s written request, deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it pursuant to the terms of the Project Management Agreement, (D) promptly enforce the performance and observance in all material respects of all of the covenants required to be performed and observed by Project Manager under the Project Management Agreement and (E) in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Project Management Agreement with respect to the performance of Capital Expenditures Work and Tenant Improvement Work, the terms of this Agreement shall control and Borrower shall cause Mortgage Borrower to Project Manager to comply in all material respects with the terms and conditions of this Agreement. If Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of the Project Management Agreement on the part of Mortgage Borrower to be performed or observed (beyond the expiration of any applicable grace, notice and cure periods), then, without limiting Administrative Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder Mortgage Borrower’s Obligations or under the Project Management Agreement, as applicable, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions of the Project

Management Agreement on the part of Mortgage Borrower to be performed or observed. Borrower hereby agrees to pay to Administrative Agent promptly following demand, all such sums so paid and expended by Administrative Agent in connection therewith, together with interest thereon at the Default Rate from the day on which Borrower receives such demand until paid. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Pledge Agreement.
(ii)    Borrower shall not permit Mortgage Borrower to replace Project Manager, surrender, terminate, cancel, modify, renew or extend the Project Management Agreement, or enter into any other agreement relating to the Project Management Agreement or operation of the Property with Project Manager or any other Person, or consent to the assignment by the Project Manager of its interest under the Project Management Agreement, or waive or release any of its rights and remedies under the Project Management Agreement, in each case without the express consent of Administrative Agent, which shall be granted or withheld in Administrative Agent’s sole and absolute discretion.
(iii)    Administrative Agent shall have the right to require Borrower to cause Mortgage Borrower to replace the Project Manager with a Person which is not an Affiliate of Borrower and approved by Administrative Agent (such approval, other than during the continuance of an Event of Default, not to be unreasonably withheld, conditioned or delayed) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default, or (ii) if Project Manager becomes a debtor in a bankruptcy proceeding.
4.1.19    O&M Plan. Borrower covenants and agrees to cause Mortgage Borrower to implement an Operating & Maintenance Plan for Asbestos-Containing Materials with respect to the Property “O&M Program”) and to follow the terms and conditions of the O&M Program during the term of the Loan, including any extension or renewal thereof. Administrative Agent’s requirement that Borrower cause Mortgage Borrower to comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Borrower’s covenants and agreements with respect to environmental laws, hazardous substances, lead-based paint and asbestos.
4.1.20    Costs. Borrower shall pay when due all costs and expenses required under this Agreement. In addition to Administrative Agent’s right to obtain a New Appraisal at Borrower’s sole cost and expense as specifically set forth in this Agreement, Administrative Agent shall have the right to obtain a New Appraisal at Borrower’s sole cost expense one time per year, except, if an Event of Default has occurred and is continuing, Administrative Agent shall have the right to obtain more than one New Appraisal at Borrower’s sole cost and expense during a calendar year.
4.1.21    Notice of Default. Borrower shall promptly advise Administrative Agent of the occurrence of any monetary Default, material non-monetary Default or Event of Default of which Borrower has actual knowledge.

4.1.22    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority or tribunal (including any arbitration or mediation) which is reasonably likely to in any way affect the rights of Administrative Agent hereunder or any rights obtained by Administrative Agent under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election and expense, to participate in any such proceedings.
4.1.23    Appraisals. In addition to Administrative Agent’s right to obtain a New Appraisal at Borrower’s sole cost and expense as otherwise specifically set forth in this Agreement, Administrative Agent shall have the right to obtain a New Appraisal at Borrower’s sole cost and expense one time every two (2) years, except, if an Event of Default has occurred, Administrative Agent shall have the right to obtain one or more New Appraisals at Borrower’s sole cost and expense during a calendar year (provided, however, regardless of the obligation for payment of such New Appraisal as set forth above, this shall not limit Administrative Agent’s right to obtain a New Appraisal).
4.1.24    [Reserved].
4.1.25    Principal Place of Business, State of Organization. Except as otherwise expressly permitted in this Agreement, Borrower will not cause or permit any change to be made in its name, identity or corporate or partnership structure. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the entire period of the existence of Borrower and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement, unless Borrower provides Administrative Agent with twenty (20) days prior written notice of any change of the foregoing and adequate information as to the new location of Borrower’s principal place of business, chief executive office and location of its books and records. Borrower shall promptly notify Administrative Agent of any change in its organizational identification number.
4.1.26    Business and Operations. Borrower will cause Mortgage Borrower to continue to engage in the ownership, maintenance, construction, development, renovation, leasing, management and operation of the Property and the personal property related thereto, or make any change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Borrower will and will cause Mortgage Borrower to qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, renovation, leasing, management and operation of the Property. Borrower shall at all times during the Term of the Loan, cause Mortgage Borrower to continue to own all of the Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.
4.1.27    Performance by Borrower. Borrower shall cause Mortgage Borrower to (i) at all times comply in all material respects with all Easements, covenants, restrictions, declarations or other agreements of record to which Mortgage Borrower is a party or to which Mortgage Borrower or the Property is bound, and (ii) without the prior written consent of Administrative Agent (not to be unreasonably withheld, conditioned or delayed), will not terminate, or amend or modify in any material respect, any of the foregoing.
4.1.28    Licenses. Borrower shall comply with the following covenants:
(a)    Licenses. Borrower shall cause Mortgage Borrower to keep and maintain all certifications, permits, licenses and approvals (including, without limitation, certificates of completion and occupancy permits required of Mortgage Borrower) then-required for the legal use, occupancy and operation of the Property for its then-current use, and shall not transfer (or permit Mortgage Borrower to transfer) any of the foregoing (except in connection with a Permitted Transfer or a Transfer otherwise permitted pursuant to the terms of this Agreement).
4.1.29    Business Maintenance. Borrower shall cause Mortgage Borrower to maintain operational requirements for the Property such that the Property is maintained in accordance with the standards consistent with commercially reasonable customs and practices in the area where the Property is located (subject to normal wear and tear), and with the commercially reasonable customs and practice found in the development and management of office properties similar to the Property.
4.1.30    Easements and Restrictions; Zoning. Borrower shall cause Mortgage Borrower to submit to Administrative Agent for Administrative Agent’s reasonable approval prior to the execution thereof by Mortgage Borrower all proposed Easements, restrictions, covenants, permits, licenses, and other instruments (other than Permitted Encumbrances) which would affect the title to the Property or use of the Property for its intended purposes, accompanied by a Survey for any Easements showing the exact proposed location thereof and such other information as Administrative Agent shall require. Borrower shall not permit Mortgage Borrower to subject the Property or any part thereof to any Easement, restriction or covenant (including any restriction or exclusive use provision in any Lease or other occupancy agreement) which is not a Permitted Encumbrance without the prior approval of Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned. With respect to any and all existing Easements, restrictions, covenants or operating agreements which benefit or burden the Property as of the Closing Date, any Easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof and any zoning or land use classification of the Property approved by Administrative Agent, Borrower shall cause Mortgage Borrower to: (a) observe and perform the obligations imposed upon Mortgage Borrower or the Property; (b) not alter, modify or change the same without the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed in the case of any non-material alteration, modification or change thereto; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the material benefits of the same; and (d) deliver to Administrative Agent a copy of any written notice of default or other material written notice or correspondence received or delivered by Mortgage Borrower in respect of the same promptly after Borrower’s receipt or within a reasonable period of time before Mortgage Borrower’s delivery of such notice or correspondence.

4.1.31    Laborers, Subcontractors and Materialmen. Borrower shall notify Administrative Agent promptly, and in writing, if Borrower or Mortgage Borrower receives any written default notice, notice of lien or demand for past due payment, from any contractor, laborer, subcontractor or materialmen. Borrower will also furnish or cause to be furnished to Administrative Agent at any time and from time to time upon reasonable demand by Administrative Agent, lien waivers in form reasonably satisfactory to Administrative Agent bearing a then current date from the applicable contractor(s).
4.1.32    Ownership of Personalty. Borrower shall furnish or cause to be furnished to Administrative Agent, if Administrative Agent so requests, copies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them in Mortgage Borrower’s possession and under which Mortgage Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.
4.1.33    Purchase of Material Under Conditional Sale Contract. Borrower shall not permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Property, unless previously authorized by Administrative Agent in writing.
4.1.34    [Reserved].
4.1.35    Special Purpose Bankruptcy Remote Entity. Borrower, Mortgage Borrower and each SPC Party shall at all times continue to be a Special Purpose Bankruptcy Remote Entity, in accordance with the terms of this Agreement. Neither Borrower nor Mortgage Borrower will own or use any assets other than its interests in the Property and personal property incidental to the business of owning, constructing, operating and selling the Property, the Collateral and activities incidental thereto; without limiting the foregoing, the Property shall be operated as a single property or project, generating substantially all of Borrower’s gross income, it being Borrower’s intent that the Property shall at all times and from time to time constitute “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code.
4.1.36    Certificate of Occupancy. Borrower shall cause Mortgage Borrower to (a) maintain and keep in full force and effect (i) the permanent certificate of occupancy for the Improvements, or (ii) the temporary certificate of occupancy for the Improvements until receipt of the permanent certificate of occupancy, and (b) replace or renew any temporary certificate of occupancy for the Improvements that expires or otherwise terminates.
4.1.37    Minimum Equity . Savanna Guarantor shall maintain a minimum equity of $20,000,000.00 (the “Minimum Equity Requirement”) of cash equity invested in the Property (exclusive of any distributions from cash flow from the Property).

4.1.38    Mortgage Loan Covenants. Unless otherwise consented to in writing by Administrative Agent, Borrower shall cause Mortgage Borrower to comply with and not breach any covenants and agreements contained in the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article IV of the Mortgage Loan Agreement) notwithstanding that the Mortgage Loan has been repaid or the Mortgage Loan Documents have otherwise been terminated, unless consented to in writing by Administrative Agent.
4.1.39    Curing. During the continuance of an Event of Default or an Event of Default (as defined in the Mortgage Loan Agreement), Administrative Agent shall have the right, but shall not have the obligation, to (a) cure an “Event of Default” (as defined under the Mortgage Loan Documents) and (b) satisfy any liens, claims or judgments against the Property (i) other than liens permitted by the Mortgage Loan Documents (except for broker’s liens (a) not diligently contested by Borrower or Mortgage Borrower in accordance with all applicable terms hereof and (b) in any event not discharged and removed a record (whether by payment, bonding or otherwise) within ninety (90) days following the filing and/or recordation thereof) and (ii) any liens, claims or judgments (except for broker’s liens (a) not diligently contested by Borrower or Mortgage Borrower in accordance with all applicable terms hereof and (b) in any event not discharged and removed a record (whether by payment, bonding or otherwise) within ninety (90) days following the filing and/or recordation thereof) which are not discharged and removed of record within sixty (60) days following the filing and/or recordation thereof Lender shall give Borrower notice of the same either concurrently with or promptly after exercising its rights in connection with the foregoing. Borrower shall reimburse Lender on demand for any and all reasonable costs incurred by Lender in connection with the foregoing.
4.1.40    Distributions. Any transfer of Mortgage Borrower’s funds from any account or other sources to or for the benefit of Lender pursuant to this Agreement or any other Loan Document, is intended by the parties to constitute, and shall constitute, distributions from Mortgage Borrower to Borrower and shall be treated as such on the books and records of each party. Any transfer of Mortgage Borrower’s funds from any account or other sources to or for the benefit of Borrower pursuant to this Agreement or any other Loan Document, is intended by the parties to constitute, and shall constitute, distributions from Mortgage Borrower to Borrower, and shall be treated as such on the books and records of each party. All such distributions must comply with the requirements of Section 18-607 of the Delaware Limited Liability Company Act. No provisions of the Loan Documents are intended to nor shall they create a debtor-creditor relationship between Mortgage Borrower and Lender.
4.1.41    Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members.
4.1.42    Other Limitations. Neither Borrower nor any of its Affiliates shall, without the prior written consent of Administrative Agent (which may be furnished or withheld in its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a)    except in connection with any repayment in full of the Debt in accordance with the terms hereof, effecting any sale or pledge of any or all of the Property or any portion thereof or any action in connection with or in furtherance of the foregoing;
(b)    creating, incurring, assuming or suffering to exist any additional liens on any portion of the Property (other than Permitted Encumbrances);
(c)    making distributions to the partners, members or shareholders of Mortgage Borrower of property other than cash;
(d)    except as required by the Mortgage Loan Documents, making any determination to restore the Property after a Casualty or Condemnation; or
(e)    making any material modification, amendment, restatement or termination of the Owner’s Title Policy and Borrower shall not (and shall not permit Mortgage Borrower and/or any of its Affiliates to) take any actions or fail to take any actions, in each case, which would invalidate or otherwise materially impair the coverage provided under the Owner’s Title Policy.
4.1.43    Contractual Obligations. Other than the Loan Documents, neither Borrower nor any of its assets shall be subject to any Contractual Obligations and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a regular member of Mortgage Borrower.

Section 4.2    Borrower Negative Covenants.
From and after the Closing Date until the repayment of the Debt in full, Borrower hereby covenants and agrees with Administrative Agent and Lenders that:
4.2.1    Due on Sale and Encumbrance; Transfers of Interests.
(a)    Except as provided in Article VIII hereof, without the prior written consent of Administrative Agent (which consent may be granted or withheld in Administrative Agent’s sole and absolute discretion), neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest, direct or indirect, in a Restricted Party, the Property or any part thereof, whether voluntarily or involuntarily (each, a “Transfer”), in violation of the covenants and conditions set forth in the Mortgage and this Agreement (collectively, “Prohibited Transfer”).
(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents other than in accordance with the Loan Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the replacement of Manager other than in accordance with the Loan Documents; and (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law).
4.2.2    Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances; provided, however, after prior notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any mechanic’s or materialmen’s liens or tax liens (collectively, “Work Charge”); provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any claim resulting in such Work Charge, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of any claims resulting in such contested Work Charge or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure the payment of any claim resulting in such contested Work Charge, together with all interest and penalties thereon.
4.2.3    Dissolution. Borrower shall not (i) to the fullest extent permitted by law, engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership, management, leasing, selling, financing, maintaining, repairing, restoring, improving and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) to the fullest extent permitted by law, dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed.
4.2.4    Change in Business. Borrower shall not enter into any line of business other than the ownership, operation, management, leasing, selling, financing, maintaining, repairing, restoring and improving of the Property and personal property related thereto.
4.2.5    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
4.2.6    Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt, (ii) the Building Loan and (iii) the Mezzanine Loan, (iv) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not evidence underlying obligations that exceed, at any time, a maximum aggregate amount of one percent (1%) of the Aggregate Outstanding Principal Balance and (C) are paid within sixty (60) days of the date incurred, and (v) equipment leases entered into on market terms and in the ordinary course of business (“Approved Equipment Financing”) (collectively, “Permitted Indebtedness”). Notwithstanding the foregoing, KBS SOR (BVI) Holdings, Ltd., KBS Strategic Opportunity Limited Partnership, KBS Strategic Opportunity REIT, Inc., and any of the other parties owning interests in KBS SOR (BVI) Holdings, Ltd., KBS Strategic Opportunity Limited Partnership shall be permitted to obtain loans from, or incur indebtedness from any third party lender (each a “Corporate Loan”) and pledge of their respective interests (direct or indirect) in KBS SOR (BVI) Holdings, Ltd., KBS Strategic Opportunity Limited Partnership and KBS SOR Properties, LLC, as security for any such Corporate Loan so long as (i) the ownership interests in Borrower, Mezzanine Borrower, JV Entity, KBS JV Partner and KBS SOR Acquisition XXV, LLC are not pledged to secure such Corporate Loan and (ii) such Corporate Loan is not specifically tied to the cash flow of the Property (as contrasted with, for example, the cash flow from a group of properties);
4.2.7    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that is reasonably likely to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
4.2.8    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.9    Principal Place of Business. Borrower shall not (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) first giving Administrative Agent twenty (20) days’ prior notice and (B) taking all action reasonably required by Administrative Agent for the purpose of perfecting or protecting the Lien and security interest of Administrative Agent created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure, type of entity, or jurisdiction of organization or incorporation without (A) obtaining the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed, and (B) taking all action reasonably required by Administrative Agent for the purpose of perfecting or protecting the Lien and security interest of Administrative Agent on behalf of the Lenders created pursuant to this Agreement and the other Loan Documents. At the request of Administrative Agent, Borrower shall execute a certificate in form reasonably satisfactory to Administrative Agent listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
4.2.10    ERISA.
(a)    Except as would not (i) cause a material adverse effect to Borrower or (ii) subject any Lender to any tax or penalty, Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by any Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(b)    Borrower shall deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Administrative Agent in its sole discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (C) one or more of the following circumstances is true:
(i)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2) as modified by Section 3(42) of ERISA;
(iii)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(iv)    The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101.
4.2.11    No Distributions. Borrower shall not declare or pay any dividends or otherwise declare or make any distribution to Borrower’s members if an Event of Default exists or would occur as a result of the dividend or distribution.
4.2.12    Annual Budget. Except to the extent otherwise expressly permitted hereunder, Borrower shall not materially amend, modify or supplement the Annual Budget without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, other than in connection with emergency expenditures for the Property.
4.2.13    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of any Borrower Related Party, unless Administrative Agent shall have consented to the same in writing, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 4.3    Mortgage Loan. Borrower has delivered to Administrative Agent true, complete and correct copies of all Mortgage Loan Documents and none of the Mortgage Loan Documents have been amended or modified as of the date hereof. There are no documents, instruments or agreements between Mortgage Administrative Agent, Mortgage Lender and Mortgage Borrower other than those set forth in the definition of “Mortgage Loan Documents”. To Borrower’s knowledge, the Mortgage Loan Documents are in full force and effect and, as of the Closing Date, no default exists thereunder by any party thereto. Borrower shall not cause, suffer or permit Mortgage Borrower to enter into any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed. Borrower shall cause Mortgage Borrower to provide Administrative Agent with a copy of any amendment, waiver, supplement, termination or other modification to any Mortgage Loan Document (to the extent permitted) promptly upon the execution thereof.
V.    INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1    Insurance.
5.1.1    Insurance Policies. Borrower shall cause Mortgage Borrower to (a) maintain at all times during the term of the Loan the Policies (as defined in the Mortgage Loan Agreement) required under the Mortgage Loan Agreement and (b) otherwise satisfy all covenants related thereto as provided in the Mortgage Loan Agreement. Subject to applicable law and the prior rights of Mortgage Lender under the Mortgage Loan, Borrower shall cause Lender to (i) be named as an additional named insured under such of the Policies as may be designated by Lender, (ii) receive such protections and benefits afforded Mortgage Lender under the applicable terms and conditions of the Mortgage Loan Agreement relating to the Policies as may be designated by Lender and (iii) be entitled to such notice and consent rights afforded Mortgage Lender under the applicable terms and conditions of the Mortgage Loan Agreement relating to the Policies as may be designated by Lender. Borrower shall not permit the Policies to be canceled without at least thirty (30) days’ prior notice to Lender and any other party named therein as an additional insured. Borrower shall provide Lender with evidence of all such insurance required hereunder and with the other related notices required under the Mortgage Loan Documents, in each case, on or before the date on which Mortgage Borrower is required to provide the same to Mortgage Lender. If at any time Administrative Agent is not in receipt of written evidence that the Policies are in full force and effect, Administrative Agent shall have the right without notice to Borrower, to take such action as Administrative Agent deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender promptly following written demand and, until paid, shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.
Section 5.2    Casualty and Condemnation.
5.2.1    Casualty. If the Property shall sustain a Casualty, Borrower shall give, or shall cause Mortgage Borrower to give, prompt notice of such Casualty to Administrative Agent and shall cause Mortgage Borrower to promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3 of the Senior Loan Agreement, it being understood, however, that Borrower shall not be obligated to cause Mortgage Borrower to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable and permitted by Legal Requirements, to be of at least equal value and of substantially the same character as prior to the Casualty. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the outstanding principal balance of the Loan shall not be reduced until any Net Liquidation Proceeds After Debt Service shall have been actually received and applied by Lender with respect to such Casualty, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of any Net Liquidation Proceeds After Debt Service with respect to Casualty, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive Net Liquidation Proceeds After Debt Service with respect to such Casualty, or a portion thereof sufficient to pay the Debt.
5.2.2    Condemnation. Borrower shall give, or shall cause Mortgage Borrower to give, Administrative Agent prompt notice of any actual or threatened (in writing) Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Administrative Agent a copy of any and all papers served in connection with such proceedings. Administrative Agent shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Administrative Agent all instruments reasonably requested by Administrative Agent to permit such participation. Borrower shall, at its expense, cause Mortgage Borrower to diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any

Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the outstanding principal balance of the Loan shall not be reduced until any Net Liquidation Proceeds After Debt Service shall have been actually received and applied by Lender with respect to such Condemnation, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of any Net Liquidation Proceeds After Debt Service with respect to a Condemnation, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive Net Liquidation Proceeds After Debt Service with respect to such Condemnation, or a portion thereof sufficient to pay the Debt.
5.2.3    Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 5.3 of the Mortgage Loan Agreement, and Lender shall have the same rights (including, without limitation, all approval rights), but subject to the rights of Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender has pursuant to Section 5.3 of the Mortgage Loan Agreement as set forth in connection with a restoration of the Property after Casualty or Condemnation.
VI.    RESERVE FUNDS AND SECURITY ACCOUNT FUNDS
Section 6.1    Reserve Funds and Security Account Funds.
(a)    Borrower shall cause Mortgage Borrower to deposit and maintain each of the Reserve Funds and the Security Account Funds as required under the Mortgage Loan Documents and to perform and comply with all the terms and provisions relating thereto. If requested by Lender, Borrower will promptly provide evidence reasonably acceptable to Lender of compliance with the foregoing. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest, if any, in each of the Reserve Funds and the Security Account Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Account or Security Account as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject only to the qualifications regarding Mortgage Lender’s interest in the Reserve Funds and the Security Account Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Reserve Funds and the Security Account Funds, if any, shall constitute additional security for the Debt and, upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Reserve Funds and the Security Account Funds to the payment of the Debt in any order in its sole discretion.
(b)    Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason the Reserve Funds or the Security Account Funds are no longer being maintained and/or are reduced, waived or modified in any material respect (in each case, including, without limitation, due to any waiver, amendment or refinance) (such Reserve Funds or Security Account Funds, the “Waived Reserve Funds”), to the extent permitted to do so pursuant to the Mortgage Loan Documents (if applicable), Borrower shall promptly (i) notify Lender of the same and establish and maintain with Lender and for the benefit of Lender reserves complete in replacement and substitution thereof (the “Substitute Reserves”), which Substitute Reserves shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents, (ii) execute any amendments to this Agreement and/or the Loan Documents relating to the Substitute Reserves reasonably required by Lender (provided such amendments are substantially similar to the provisions set forth in the Mortgage Loan Agreement relating to the same) and shall cause Mortgage Borrower to acknowledge and agree to the same, (iii) remit to the applicable Substitute Reserves (and shall, to the extent not prohibited by the terms of the Mortgage Loan Documents, cause Mortgage Borrower to remit to the applicable Substitute Reserves) any Reserve Funds or Security Account Funds remaining in the Waived Reserve Funds and (iv) upon request by Lender, make a true up payment into the Substitute Reserves (provided, that, such true up payment shall in no event exceed the amount of Reserve Funds required to have been on deposit with Mortgage Lender under the Mortgage Loan Documents as of the applicable date of determination preceding the waiver, modification or reduction thereof, less any amounts remitted into the Substitute Reserves corresponding to such Waived Reserve Funds pursuant to the terms hereof). In no event shall the amount of any Waived Reserve Funds required by Lender exceed the amount of the Reserve Funds and the Security Account Funds required to have been on deposit with the Mortgage Lender under the Mortgage Loan Documents as of the applicable date of determination prior to the waiver, modification or reduction thereof. Borrower shall cause Mortgage Borrower to comply with the Mortgage Loan Cash Management Provisions and shall not (and shall not cause Mortgage Borrower) without Lenders prior written consent, to amend, restate, replace and/or otherwise modify the same. If requested by Lender, Borrower will promptly provide evidence reasonably acceptable to Lender of compliance with the foregoing.
(c)    Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest, if any, in each of the Mortgage Loan Cash Management Accounts and the Security Accounts, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Cash Management Accounts and the Security Accounts as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Mortgage Lender’s interest in the Mortgage Loan Cash Management Accounts and the Security Accounts, if any, (i) until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Cash Management Accounts and the Security Accounts, if any, shall constitute additional security for the Debt and (ii) upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Cash Management Accounts and the Security Accounts to the payment of the Debt in any order in its sole discretion.
(d)    Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason the Mortgage Loan Cash Management Accounts or the Security Accounts are no longer being maintained and/or the Mortgage Loan Cash Management Provisions cease to exist or are reduced, waived or modified in any material respect (in each case, including, without limitation, due to any waiver, amendment or refinance) (such accounts, the “Waived Cash Management Accounts” and such provisions, the “Waived Cash Management Provisions”), to the extent permitted to do so pursuant to the Mortgage Loan Documents (if applicable), Borrower shall promptly (i) notify Lender of the same and establish and maintain with Lender and for the benefit of Lender in replacement and substitution thereof substitute accounts (the “Substitute Cash

Management Accounts”), which Substitute Cash Management Accounts shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents, (ii) execute any amendments to this Agreement and/or the Loan Documents implementing the Waived Cash Management Provisions as may be reasonably required by Lender (provided such amendments are substantially similar to the provisions set forth in the Mortgage Loan Agreement relating to the same) and shall cause Mortgage Borrower to acknowledge and agree to the same and (iii) to the extent applicable, remit to the applicable Substitute Cash Management Accounts (and shall cause Mortgage Borrower to remit to the applicable Substitute Cash Management Accounts) any funds remaining in the Waived Cash Management Accounts.
(e)    Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest, if any in each of the Accounts and the Security Account sand any and all sums now or hereafter deposited in the Accounts and the Security Accounts as additional security for payment of the Debt; provided that any rights or security interest afforded to Lender shall be subject to those of Mortgage Administrative Agent and Mortgage Lender. Until expended or applied in accordance herewith, the Accounts and the Security Account and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 6.1 (together with the other related provisions of the other Loan Documents) are intended to give Lender “control” of the Accounts and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account or any Security Account except with the prior written consent of Administrative Agent or as otherwise provided herein or in the Mortgage Loan Documents. The funds on deposit in the Accounts and the Security Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds and Security Account Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved pursuant to the Mortgage Loan Agreement (or, if any time such Reserve Funds are Waived Reserve Funds, pursuant to this Agreement on terms and provisions consistent with the Mortgage Loan Agreement), in each case, as reasonably determined by Lender.
(f)    Mortgage. Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in the Accounts or the Security Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or any Security Account

(g)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender (i) Borrower shall have no rights in respect of the Accounts or the Security Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments (as defined in the Cash Management Agreement) pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments (as defined in the Cash Management Agreement) as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or Security Account, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the Security Accounts and the amounts on deposit therein, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Pledge Agreement, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.
Section 6.2    Security Interest in Reserve Funds and Security Account Funds.
6.2.1    Grant of Security Interest. Borrower shall be the owner of the Reserve Funds and the Security Account Funds. Borrower hereby pledges, assigns and grants a security interest to Administrative Agent, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Deposit Account, Accounts, Reserve Funds, Security Account Funds and Security Accounts. The Deposit Account, the Accounts, Reserve Funds, Security Account Funds and Security Accounts shall be under the sole dominion and control of Administrative Agent, subject to the terms of this Agreement and the Mortgage Loan Agreement.
6.2.2    Interest on Funds. Interest accrued, if any, on the Reserve Funds shall become part of the applicable Reserve Funds in accordance with the applicable terms and conditions of the Cash Management Agreement. Interest accrued, if any, on the Working Capital Funds shall become part of the Working Capital Funds in accordance with the applicable terms and conditions of the Working Capital Account Agreement (as defined in the Senior Loan Agreement).
6.2.3    Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds and the Security Account Funds.
6.2.4    Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Administrative Agent, further pledge, assign or grant any security interest in the Deposit Account, the Reserve Funds, the Accounts, the Security Accounts or the Security Account Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Mortgage Administrative Agent or Administrative Agent as the secured party, to be filed with respect thereto.

6.2.5    Reserve Fund Indemnification. Provided the Deposit Account, Accounts and the Reserve Funds are held with an FDIC-insured bank, Borrower shall indemnify Administrative Agent and the Lenders and hold Administrative Agent and the Lenders harmless from and against any and all Losses arising from or in any way connected with the Deposit Account, the Accounts, the Reserve Funds, the Security Accounts or the Security Account Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds or the Security Account Funds were established, except to the extent arising from the gross negligence or willful misconduct of Administrative Agent, Lenders or any of their respective agents or employees.
6.2.6    Reserve Fund Fees and Expenses. Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Administrative Agent for all actual, fees, charges, costs and expenses in connection with the Deposit Account, the Accounts, the Reserve Funds, the Security Accounts and the Security Account Funds, including, without limitation, any monthly or annual fees or charges as may be assessed by Deposit Bank in connection with maintaining the Reserve Funds, and any monthly or annual fees or charges as may be assessed by Working Capital Bank (as defined in the Senior Loan Agreement) in connection with maintaining the Working Capital Account.
Section 6.3    Letters of Credit/Security Deposit. Borrower acknowledges that Mortgage Borrower is currently holding certain letters of credit as security deposits under Leases (each, a “Tenant Letter of Credit”). Borrower shall not permit Mortgage Borrower to allow any Tenant Letters of Credit to lapse unless permitted pursuant to the applicable Lease and Borrower shall draw down the proceeds of any Tenant Letter of Credit (to the extent permitted under any applicable Lease) prior to the expiration date thereof. Borrower further agrees that, subject to the rights of Mortgage Lender under the Mortgage Loan Documents, within ten (10) days of receipt of written demand from Administrative Agent, which shall not be made until the occurrence of an Event of Default, Borrower shall cause Mortgage Borrower to further assign to Administrative Agent each Tenant Letter of Credit and shall deliver to Administrative Agent the original of each Tenant Letter of Credit or, if Borrower has previously drawn down proceeds of a Tenant Letter of Credit and has not applied the same under the Lease, Borrower shall cause Mortgage Borrower to, in lieu of delivery of an assignment of the Tenant Letter of Credit, remit to Administrative Agent the proceeds from the draw on the Letter of Credit). Administrative Agent acknowledges that Borrower’s obligation to cause Mortgage Borrower to maintain, and deliver to Administrative Agent, any Tenant Letter of Credit or proceeds thereof shall in all cases be subject to the terms of the Leases.
VII.    DEFAULTING LENDER
Section 7.1    Defaulting Lender.
If a Lender fails to fund its Pro Rata Share of any Future Advance on or before the time required thereunder, then, Administrative Agent shall promptly notify Borrower and any other Lender that a Lender has become a Defaulting Lender, and in addition to the rights and remedies (including the right to bring an action or suit against the Defaulting Lender) that may be available to the non-Defaulting Lenders and Borrower at law and in equity, and notwithstanding any provision of this Agreement or any other agreement to the contrary, upon not less than ten (10) Business Days’ notice to Administrative Agent and all Lenders (“Defaulting Lender Notice”), Borrower may (i)

prepay at par the Defaulting Lender’s Pro Rata Share of the Loan, together with accrued and unpaid interest thereon and any other sums then due to such Defaulting Lender pursuant to the terms of this Agreement, excluding any Spread Maintenance Premium or any other prepayment penalty, premium or similar fee or (ii) require that such Defaulting Lender transfer all of its right, title and interest under this Agreement and the other Loan Documents to a proposed lender identified by Borrower that is an Eligible Assignee if such proposed lender agrees to assume all of the obligations of such Defaulting Lender under this Agreement and other Loan Documents, and to purchase all of such Defaulting Lender’s commitment of the Loan for an aggregate consideration equal to the aggregate outstanding principal amount of such Defaulting Lender’s commitment of the Loan, together with any accrued but unpaid interest thereon to the date of such purchase. Notwithstanding the foregoing, if a Defaulting Lender funds its Pro Rata Share of such Future Advance within two (2) Business Days after the date of delivery of a Defaulting Lender Notice, such Lender shall cease to be a Defaulting Lender; provided, that during the Term, a Lender shall be entitled to not more than three (3) cures of a failure to fund a Future Advance on or before the time required thereunder; provided, further, that non-Defaulting Lender(s) shall have the right, following the expiration of the two (2) Business Day period referred to in this sentence and prior to the expiration of the ten (10) Business Day period following delivery of a Defaulting Lender Notice to acquire at par the Defaulting Lender’s Pro Rata Share of the Loan, together with accrued and unpaid interest thereon and any other sums then due to such Defaulting Lender pursuant to the terms of this Agreement, excluding any Spread Maintenance Premium or any other prepayment penalty, premium or similar fee and the Commitments of such non-Defaulting Lender(s) shall be increased by the unfunded Commitment of the Defaulting Lender.
VIII.    PERMITTED TRANSFERS
Section 8.1    Due on Sale. The Loan is not assumable and the Loan shall be due on sale. For the avoidance of doubt, except as otherwise expressly set forth herein, a Transfer of the Property or any interest therein (including any Transfer by Mortgage Borrower to Mortgage Administrative Agent, for the benefit of the Mortgage Lenders, whether by foreclosure or a deed in lieu of foreclosure or by any other method) is prohibited under this Agreement and the other Loan Documents.
Section 8.2    Permitted Transfers of Equity Interests.
(a)    Notwithstanding anything to the contrary contained herein, but subject to the conditions set forth in this Section 8.2, Permitted Transfers (other than those Permitted Transfers described in (c) below (except to the extent set forth therein)) shall be permitted without Administrative Agent’s consent.

(b)    In connection with any proposed Permitted Transfer (other than a Transfer described in clause (i) of the definition with respect to a publicly held real estate investment trust):
(i)    Borrower shall provide Administrative Agent written notice of such Transfer, together with copies of all instruments effecting such Transfer, and a certificate of Borrower certifying that the requirements of this Agreement have been satisfied, not less than ten (10) Business Days prior to the date of such Transfer
(ii)    subject to the terms of Section 8.2(c) below, after giving effect to any Transfer, (A) no change of Control shall occur with respect to Borrower, Mezzanine Borrower or Guarantor (other than a change of Control in the JV Entity to KBS JV Partner as permitted in the JV Agreement provided, however, such transfer shall be conditioned upon an Acceptable Replacement Guarantor from KBS JV Partner or their Affiliate being put in place and (B) Borrower shall own 100% of the direct equity interests in Mortgage Borrower;
(iii)    Borrower, Mortgage Borrower and SPC Party shall each continue to be Special Purpose Bankruptcy Remote Entities;
(iv)    Borrower shall pay all reasonable, out-of-pocket costs and expenses of Administrative Agent in connection with such Permitted Transfer, including, without limitation, all fees and expenses of Administrative Agent’s counsel;
(v)    such transferee shall not be a Prohibited Person;
(vi)    each such Transfer shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (A) remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons, and (B) continue to comply with the covenants contained herein relating to ERISA matters and Prescribed Laws, and in each circumstance, to the extent such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), such Borrower shall deliver a duly executed certificate certifying to the same;
(vii)    prior to any Transfer, as a result of which (and after giving effect to such Transfer), more than forty-nine percent (49%) of the direct or indirect interests in Borrower shall have been transferred to a Person not owning at least forty-nine percent (49%) of the direct or indirect interests in Borrower prior to such Transfer, Borrower shall deliver to Administrative Agent a New Non-Consolidation Opinion with respect to the proposed Transfer, which New Non-Consolidation Opinion shall be reasonably acceptable to Administrative Agent; and
(viii)    in connection with any Transfer in which a Person that did not previously own twenty percent (20%) or more of the aggregate direct and/or indirect ownership interests (at any tier of ownership) in Borrower or Guarantor shall acquire such a twenty percent (20%) direct and/or indirect ownership interest (at any tier of ownership)

in Borrower or Guarantor, Borrower shall, at least twenty (20) days before such Permitted Transfer, notify Administrative Agent of the proposed transfer and provide copies of all instruments effectuating such transfer, and any organizational documents that Administrative Agent shall require, and such other information as Administrative Agent shall reasonably request regarding the proposed transferee so as to conduct such background checks, investigations, Patriot Act, the U.S. Bank Secrecy Act, OFAC and other record searches as Administrative Agent shall reasonably (and any regulatory requirements and/or internal compliance, “know your customer” and/or committee requirements of Administrative Agent and any Lender, to the extent such internal requirements are applied on a non-discriminatory basis, shall be deemed reasonable) require (at Borrower’s sole cost and expense), and if Administrative Agent, within fifteen (15) days of receiving such notice from Borrower, sends a notice to Borrower that it has in good faith determined that such Transfer will result in a violation of its legal, regulatory or internal organizational requirements, such Transfer shall not constitute a Permitted Transfer.
IX.    SECONDARY MARKET TRANSACTION
Section 9.1    Sale of Loan.
9.1.1    Pursuant and subject to Section 11.25 hereof, a Lender shall have the right to (a) without the consent of Borrower, sell, finance or otherwise transfer the Loan (which shall include the aggregate funded and unfunded Commitment with respect to the Loan) or any portion thereof; provided, however, that, so long as no Event of Default is then existing, if the transferee of the Loan (or portion thereof) is not an Eligible Assignee, then Borrower’s consent shall be required with respect to any such sale, financing or other transfer of the Loan or any portion thereof, (b) issue or sell one or more participation interests in the Loan, or (c) issue mortgage pass–through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement secured by or evidencing ownership interests in the Note and the Mortgage; provided, however, that, so long as no Event of Default is then existing, Borrower’s consent shall be required with respect to any such securitization (which consent shall not be unreasonably withheld, conditioned or delayed) ((a), (b) and (c), collectively, “Secondary Market Transactions”). With respect to any approval of Borrower required under this Section 9.1.1, if Borrower fails to respond to a written request from Administrative Agent to Borrower for Borrower’s approval within ten (10) Business Days following Administrative Agent’s delivery of the materials required with respect thereto, Administrative Agent shall deliver a second notice to Borrower stating in bold uppercase letters at the top of such request “FINAL NOTICE -- TIME SENSITIVE RESPONSE REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT, OR DEEMED APPROVAL WILL OCCUR” and if Borrower fails to respond to such second submission within such additional five (5) Business Day period, then such approval shall be deemed to have been given by Borrower.
Notwithstanding anything to the contrary contained herein, without the need to comply with any formal or procedural requirements of this Agreement or any of the Loan Documents, notwithstanding any other provision set forth in this Agreement or any of the other Loan Documents, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and any other Loan Document (including, without limitation, the advances owing to it)

in favor of (i) any Federal Reserve Bank, any Federal Home Loan Bank or the central reserve bank or similar authority of any other country to secure any obligation of Lender to such bank or similar authority (a “Central Bank Pledge”) or (ii) the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, on any substitute or successor legislation (a “Pfandbrief Pledge”). In the event that the interest of any Lender that is assigned in connection with a Central Bank Pledge or Pfandbrief Pledge is foreclosed upon and transferred to the pledge thereof, such Lender shall have no further liability hereunder with respect to the interest that was the subject of such transfer and the assignee shall be such Lender with respect to such interest. Each Lender shall not be required to notify Borrower of any Central Bank Pledge or Pfandbrief Pledge.
9.1.2    If requested by a Lender, Borrower shall reasonably cooperate at no cost or expense to Borrower, except as set forth in Section 9.6, with such Lender in satisfying the market standards to which such Lender customarily adheres or which may be reasonably required in the marketplace in connection with any Secondary Market Transactions, including, without limitation, to:
(a)    (i) provide updated financial and other information with respect to the Property, Borrower, Mortgage Borrower, Guarantor or Manager, including any information reasonably required to permit any (proposed) Lender to comply with applicable Anti-Money Laundering Laws, (ii) provide updated budgets relating to the Property, and (iii) provide updated Appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (collectively, the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to such Lender;
(b)    provide opinions of counsel, which may be relied upon by Administrative Agent such Lender and their respective successors, assigns and Participants customary in Secondary Market Transactions with respect to the Property, Borrower, Mortgage Borrower, Guarantor and Manager and their respective Affiliates, which counsel and opinions shall be reasonably satisfactory to such Lender;
(c)    provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents (other than those made as of a specific date or modified as disclosed to such Lender) to the extent applicable;
(d)    execute amendments to the Loan Documents and Borrower’s organizational documents and such other documents reasonably requested by such Lender, including, without limitation, those documents required pursuant to Section 9.5 below; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the stated maturity or the amortization of principal as set forth herein or in the Note, (ii) change the interest rate in a manner that would cause the weighted average of the interest rates for all components immediately after the effective date of such modification to be different than the interest rate of the original Note immediately prior to such modification (it being agreed that Borrower shall not be subject to any “rate creep” in connection with this Section 9.1.2, except that prepayments or repayments of the Outstanding Principal Balance after the occurrence of an Event of Default and/or the application of Net Liquidation Proceeds After Debt Service pursuant hereto may be applied to the components of the Note sequentially, starting with the most senior component, and, as a result thereof, the weighted average interest rate payable under the Loan may change), (iii) alter the rights or increase the obligations or liabilities of Borrower or Guarantor under the Loan Documents in any non de minimis respect, (iv) subject to Section 9.5, modify or amend any other economic or other material term of the Loan in a manner that is detrimental to Borrower, or (v) require any additional collateral or the pledge of any interest in Borrower or any Affiliate; and
(e)    at any Lender’s request upon at least two (2) Business Days’ prior notice and during business hours, make such representatives of Borrower requested by such Lender available to meet with any to investors or prospective investors in any potential Secondary Market Transaction at Borrower’s offices;
9.1.3    A Lender may disclose to an assignee (or proposed assignee), Participant (or proposed Participant), underwriter, investor (or proposed investor), lender (or proposed lender), regulator or other Governmental Authority and their representatives (including, without limitation, any commission or agency established pursuant to a legislative act of the United States Congress, the New York State Assembly and/or the applicable legislative body of the state in which the Property is located), accountants, and/or attorneys, representatives or agents of any of the foregoing, any information relating to the Loan and any Person that is a party to a Loan Document; provided, however, that, prior to any such disclosure of non-public or confidential information, any such Person shall be advised of the confidentiality of any non-public or confidential information received by it and, except to the extent such Person is a Governmental Authority, required to maintain to confidentiality of such information.
Section 9.2    [Reserved].
Section 9.3    Servicing. At the option of Administrative Agent, the Loan may be serviced by a servicer/trustee selected by Administrative Agent and Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer pursuant to a servicing agreement between Administrative Agent and servicer. Borrower shall pay or reimburse Administrative Agent for any fees, including without limitation, any special servicing fees as set forth in Section 11.13, charged by any servicer in connection with the servicing of the Loan; provided, however, that Borrower shall not be responsible for payment of any set-up fees or any other initial costs relating to or arising under such servicing agreement or any non-special servicing monthly servicing fee due to the servicer under such servicing agreement.
Section 9.4    Register. Borrower hereby designates Administrative Agent to serve as a non-fiduciary agent of Borrower, solely for purposes of this Section 9.4, to maintain at one of its offices a register for the recordation of the names and addresses of each Lender, and the principal amount (and stated interest) of the Loans (or portions thereof) owing to and/or Future Advances to be funded by, each Lender pursuant to the terms hereof from time to time and each repayment with respect to the principal amount of the Loan of each Lender (the “Register”). Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s, Administrative Agent’s or any Lender’s obligations in respect of the Loan. Without limiting the terms and provisions of Section 9.1 hereof, no assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective until such Lender shall have provided Administrative Agent with written notice of such transfer and Administrative Agent shall have registered such assignee’s name and address in the Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent hereby agrees to indemnify Borrower and to hold Borrower harmless from any actions, suits, claims, demands, liabilities, losses, damages, obligations and actual costs and expenses which Borrower sustains or incurs as a consequence of Administrative Agent maintaining the Register, except to the extent such loss or expense is caused by Borrower’s fraud or willful misconduct.
(a)    Participation Registry. Each Lender that sells a participation interest in the Loan shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)    This Section 9.4, the Register and the Participant Register are intended to be construed so that the Note is at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations (or any other successor provision of such regulations).
Section 9.5    Severance Documentation. Each Lender, without in any way limiting such Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction) at no cost and expense to Borrower, except as set forth in Section 9.6, to require Borrower to execute and deliver “component” notes and/or one or more substitute notes evidencing the portion of the Loan held by such particular Lender (and the term “Note” as used in this Agreement and in all the other Loan Documents shall include all such component notes and/or substitute notes but shall exclude any Note replaced by the same), and/or modify the Loan in order to create one or more senior and subordinate notes (e.g., an A/B or A/B/C structure) or pari passu notes and/or one or more additional components of the Note or Notes (including the implementation of a mezzanine loan structure secured by a pledge of direct and indirect ownership interests, which may require the creation of additional borrower entities), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components (and/or among or between the Loan and the mezzanine loan), eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments) or divide the Loan into one or more pari passu or mezzanine and mortgage component(s), provided that, in each case, (I) the Outstanding Principal Balance and the aggregate monthly payments required of all components immediately after the effective date of such modification equals the Outstanding Principal Balance and the aggregate monthly payments required immediately prior to such modification, the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification (it being agreed that Borrower shall not be subject to any “rate creep” in connection with this Section 9.5, except that prepayments or repayments of the Outstanding Principal Balance after the occurrence of an Event of Default and/or the application of Net Liquidation Proceeds After Debt Service pursuant hereto may be applied to the components of the Note sequentially, starting with the most senior component, and, as a result thereof, the weighted average interest rate payable under the Loan may change), (II) Borrower’s obligations and liabilities are not increased and Borrower’s rights are not reduced, in each case other than to a de minimis extent and (III) such modifications do not amend any other economic or material terms of the Loan in a manner that is detrimental to Borrower. Subject to Section 9.1, at each Lender’s election, each note comprising the Loan may be subject separately to one or more Secondary Market Transactions. Each Lender shall have the right to modify the Note and any components in accordance with this Section 9.5 and, provided that such modification shall comply with the terms of this Section 9.5, such modification shall become immediately effective. If requested by Administrative Agent, Borrower shall promptly execute an amendment to the Loan Documents that is consistent with this Section 9.5 to evidence any such modification. Additionally, at Administrative Agent’s request (on behalf of any Lender), Borrower shall execute such amendments to Borrower’s organizational documents as may be reasonably requested by any Lender in order to effect a re-sizing of the Loan; provided that any such amendment does not increase the obligations or liabilities of Borrower or decrease any rights of Borrower other than to a de minimis extent. Borrower shall (1) use commercially reasonable efforts to cooperate with all reasonable written requests of any Lender in order to establish the “component” notes (including any mezzanine notes), and (2) execute and deliver such documents as shall be reasonably required by Administrative Agent in connection therewith, all in form and substance reasonably satisfactory to Borrower and Administrative Agent and the requesting Lender, including, without limitation, the severance of security documents if requested, provided, however, that Borrower shall not be required to modify or amend any Loan Document in connection with the creation of any such “component” notes, modification of the Loan or other transaction contemplated by this Section 9.5 if, in each case such modification or amendment would (i) change the weighted interest rate effective immediately prior to such modification, the stated maturity date or the amortization of principal as set forth herein or in the Notes (it being agreed that Borrower shall not be subject to any “rate creep” in connection with this Section 9.5, except that prepayments or repayments of the Outstanding Principal Balance after the occurrence of an Event of Default and/or the application of Net Liquidation Proceeds After Debt Service pursuant hereto may be applied to the components of the Note sequentially, starting with the most senior component, and, as a result thereof, the weighted average interest rate payable under the Loan may change), (ii) alter the rights or increase the obligations or liabilities of Borrower or Guarantor under the Loan Documents other than to a de minimis extent, or (iii) modify or amend any other economic or other material term of the Loan in a manner that is detrimental to Borrower. In the event Borrower fails to respond to a request to execute and deliver such documents to a Lender within ten (10) Business Days following such written request by such Lender, Borrower hereby absolutely and irrevocably appoints any such Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. In connection with any Secondary Market Transaction, Lenders may enter into one or more agreements among themselves (each such agreement, a “Co-Lender Agreement”) pertaining to the distribution and application of payments and collections among the Lenders and the duties and obligations of Administrative Agent to the Lenders, including the obligations of Administrative Agent to obtain consent from the Lenders with respect to actions and decisions. In the event of any conflict between this Agreement and a Co-Lender Agreement pertaining to such matters, the Co-Lender Agreement shall control; provided that no Co-Lender Agreement shall increase any obligations or adversely affect any rights of Borrower other than to a de minimis extent. Lenders and Administrative Agent shall have no obligation to disclose any Co-Lender Agreement to Borrower, and Borrower shall not be an intended beneficiary of or otherwise entitled to enforce any Co-Lender Agreement.
Section 9.6    Secondary Market Transaction Expenses. In connection with any Secondary Market Transaction, severance or other transaction permitted pursuant to Sections 9.1 and/or 9.5 in each case occurring after the Closing Date, Borrower shall be responsible to pay for all cost and expenses incurred by Borrower in connection with such Secondary Market Transaction (including, without limitation, the costs and expenses of Borrower’s counsel) which, in the aggregate, do not exceed $10,000 (inclusive of any costs paid by Mortgage Borrower pursuant to Section 9.6 of the Mortgage Loan Agreement) (the “Borrower Transaction Cost Cap”); provided, however, Borrower shall not be responsible to reimburse Lender for Lender’s cost and expenses (including, without limitation, the costs and expenses of Lender’s counsel) which costs shall be paid by the Lender engaging in such transaction. Notwithstanding the foregoing, for the avoidance of doubt, any costs and expenses incurred in connection with any severance or other transaction in connection with Administrative Agent’s exercise of remedies in accordance with Section 10.2, including, without limitation, the costs of any severance in accordance with Section 10.2(e), shall be paid by Borrower and any such costs shall not be included for purposes of calculating the Borrower Transaction Cost Cap.
X.    DEFAULTS
Section 10.1    Event of Default.
(a)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) the payment due on the Maturity Date is not paid when due, (B) any monthly installment of principal and/or interest due under the Note is not paid when due and such failure continues for three (3) Business Days following the due date therefor, (C) any amount required to be deposited into the Reserve Funds is not paid when due and such failure continues for five (5) Business Days after such required deposit date, or (D) any other portion of the Debt is not paid when due and such non-payment referred to under this clause (D) continues for seven (7) Business Days following notice to Borrower that the same is past due and payable;
(ii)    [reserved];
(iii)    [reserved];
(iv)    if any representation or warranty made by any Borrower Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Administrative Agent by Borrower shall have been false or misleading in any material respect as of the date the representation or warranty was made, repeated or deemed repeated; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely (prior to or during the cure period specified in this clause (iv)) to have a Material Adverse Effect, and such representation and warranty was not, to the best of such Borrower Party’s knowledge, false or misleading in any material respect when made, then the same shall not constitute an Event of Default unless such Borrower Party has not cured the same promptly and in no event more than thirty (30) days after first obtaining actual knowledge of such breach, it being understood that Borrower hereby indemnifies and holds Administrative Agent and each Lender harmless from any actual losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) Administrative Agent may incur or suffer as a result of the permitted cure rights set forth in this clause (iv);
(v)    if any Borrower Party (1) shall make an assignment for the benefit of creditors, (2) shall not generally be paying its debts as they become due, or (3) has admitted in writing in any legal proceeding its inability to pay its debts (other than to or at the written request of Administrative Agent or servicer, to Borrower’s counsel or financial advisors, provided such statement is not made by Borrower to promote or encourage any Person to file an involuntary petition under the Bankruptcy Code, or unless Borrower, Mortgage Borrower or Guarantor, as applicable, is required or compelled by applicable law to make such admission);
(vi)    if a receiver, liquidator or trustee shall be appointed for any Borrower Party or if any Borrower Party shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Party, or if any proceeding for the dissolution or liquidation of Borrower, or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower Party, upon the same not being discharged, stayed or dismissed within ninety (90) days of commencement or appointment of the same, as applicable, it shall not be an Event of Default;
(vii)    [reserved];
(viii)    if any Borrower Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion delivered to Administrative Agent in connection with the Loan, or in any other non‑consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
(x)    (a) if Borrower breaches any covenant contained in 4.2.3, 4.2.6, 4.2.7, 4.2.8, 4.2.11 or 4.2.13,
(b) if Borrower breaches any covenant in Section 4.2. (except those specifically set forth in (x)(a) above) which is not cured within ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non‑monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days;
(xi)    if Borrower, Mortgage Borrower or any other SPC Party fails to be a Special Purpose Bankruptcy Remote Entity and such failure is not cured within ten (10) Business Days following written notice thereof;
(xii)    if Borrower, Mortgage Borrower or Guarantor fails to comply with the covenants as to the Patriot Act and OFAC as set forth in Section 4.1.1;
(xiii)    if Borrower breaches the covenants set forth in Section 4.1.6 hereof and such breach is not cured within ten (10) Business Days of Borrower receiving written notice of the same;
(xiv)    if one or more judgments or decrees shall be entered against (i) Borrower or Mortgage Borrower involving in the aggregate a liability in excess of $1,000,000, or (ii) against Guarantor (collectively, if applicable) involving in the aggregate a liability in excess of $5,000,000, and in either case, unless (x) the same shall have been vacated, bonded, satisfied or stayed pending appeal within sixty (60) days from the date of entry of such judgment or (y) Borrower shall have delivered to Administrative Agent evidence that such judgment or decree is fully covered by insurance, subject to deductible or self-retention amounts permitted by this Agreement;

(xv)    the occurrence of a Transfer (other than a Permitted Transfer) or change of Control of a Restricted Party in violation of Section 8.2 hereof; provided, however, that (i) if such breach was inadvertent, immaterial and non-recurring, (ii) if such breach is curable and (iii) if the breach once cured would not result in a Material Adverse Effect, then such breach shall be an Event of Default hereunder only if such condition is not cured within ten (10) days of the first to occur of (A) Borrower’s knowledge of such breach or (B) written notice from Administrative Agent; it being understood that Borrower shall indemnify and hold Administrative Agent and each Lender harmless from any damage, loss, cost or expense Administrative Agent and/or any Lender incurs as a result of the permitted cure rights set forth in this subsection (xiv);
(xvi)    if any Borrower’s Requisition or a Working Capital Request Notice is fraudulently submitted by Borrower or in connection with any Future Advance for services performed or for materials used in or furnished for any construction or renovation costs in connection with Capital Expenditures Work or Tenant Improvement Work, as applicable;
(xvii)    if the Property shall be taken (other than as a result of a Condemnation in accordance with this Agreement), attached, sequestered on execution or other process of law in any action against Borrower; and such action is not stayed or bonded over in a manner acceptable to Administrative Agent within ten (10) Business Days thereof, or is not capable of being bonded over or stayed in a manner acceptable to Administrative Agent;
(xviii)    if a Mortgage Loan Event of Default shall occur and be continuing;
(xix)    any failure of Borrower to maintain an Interest Rate Protection Agreement in accordance with the terms hereof that is not cured within ten (10) Business Days;
(xx)    Savanna Guarantor, or applicable Guarantor, fails to comply with the covenants set forth in Section 25 of the Recourse Guaranty;
(xxi)    if any Loan Documents shall fail to be in full force and effect to give Administrative Agent the Liens, rights, powers and privileges purported to be created thereby (provided, however, if such deficiency is susceptible of cure, this shall not be an Event of Default if Borrower shall execute and deliver any applicable replacement document(s) required to correct such deficiency (and cause reputable counsel to provide to Administrative Agent a due authorization, execution and enforceability opinion with respect to such replacement documents) within five (5) Business Days of demand thereof (or receipt of Administrative Agent’s notice to Borrower of such deficiency);
(xxii)    if Borrower or Guarantor:
(a) shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or the other Loan Documents not specified in subsections (i) through (xxi) above beyond any applicable notice and cure period, or
(b) shall breach any representation, warranty or covenant under any Loan Document beyond the applicable cure period, or if no cure period is stated, for ten (10) days after written notice to Borrower from Administrative Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Administrative Agent in the case of any other Default (unless such other non-monetary Default results from the death or incapacity of an Individual Guarantor, in which case, such period shall be forty-five (45) days); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period or forty-five (45) day period, as applicable, and provided, further, that Borrower or Guarantor shall have commenced to cure such Default within such thirty (30) day period or forty-five (45) day period, as applicable, and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period or forty-five (45) day period, as applicable, shall be extended for such time as is reasonably necessary for Borrower or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
provided that with respect to a breach by any Guarantor of clauses (v), (vi), and (xx), then the same shall not be an Event of Default if, within ten (10) days of the defaults under clauses (v), (vi), or (xx), as applicable, Borrower identifies an additional Guarantor(s) (which additional Guarantor(s) shall be a Person (i) with a direct or indirect ownership and control interest in Borrower, (ii) with respect to breach of clause (xx) by Savanna Guarantor, together with the other Guarantors (but excluding the defaulting Guarantor) complies with Section 25 of the Recourse Guaranty, and (iii) or is otherwise acceptable to Administrative Agent in its sole discretion, who shall assume all of the obligations of the defaulting Guarantor under the Guaranties within thirty (30) days of the notice from Administrative Agent of the breach of clauses (v), (vi), and (xx) together with a due execution and enforceability opinion with respect to such additional Guarantor(s) in form and substance reasonably acceptable to Administrative Agent (an “Acceptable Replacement Guarantor”), it being understood that the defaulting Guarantor(s) shall not be released of its obligations under the Guaranties until the Debt has been paid in full.
(b)    Upon the occurrence and during the continuance of an Event of Default and at any time thereafter Administrative Agent may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Administrative Agent deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Administrative Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (v) or (vi) above with respect to Borrower and/or SPC Party only, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 10.2    Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies (including any remedies of a secured party under the Uniform Commercial Code, as adopted by the State or States where any of the Collateral is located) against the Collateral and the Pledge Agreement and the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b)    With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to the Collateral for the satisfaction of any of the Debt in any preference or priority, and Administrative Agent may seek satisfaction out of the Collateral, or any part thereof, in its absolute discretion in respect of the Debt.
(c)    In addition to all remedies conferred it by law and by the terms of this Agreement and the other Loan Documents, upon the occurrence and during the continuance of an Event of Default, Administrative Agent may pursue any one or more of the following remedies concurrently or successively, on its own or through a court appointed receiver, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from Borrower and Savanna Guarantor (without any limitation of the rights Administrative Agent or Lender may have under the Guaranties):
(i)    take possession of the Collateral and cause Mortgage Borrower to complete any construction work at the Property, including, without limitation, the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect such Property from injury. Without restricting the generality of the foregoing and for the purposes aforesaid to be exercised during the existence and continuance of an Event of Default, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution to complete any construction work at the Property in the name of Mortgage Borrower;
(ii)    except as set forth herein, use Reserve Funds to complete any construction work at the Property;
(iii)    retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property, or as may be necessary or desirable for the completion of any construction work at the Property or for the clearance of title to such Property;
(iv)    execute all applications and certificates in the name of Borrower or Mortgage Borrower which may be required by, and in accordance with, any of the contracts or agreements;
(v)    prosecute and defend all actions or proceedings in connection with any construction work at the Property; and
(vi)    take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.
(d)    Upon the occurrence and continuance of an Event of Default, Administrative Agent shall have the right from time to time to partially foreclose the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Administrative Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace, notice and cure period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may foreclose the Pledge Agreement to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire Outstanding Principal Balance of the Loan, Administrative Agent may foreclose the Pledge Agreement to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by the Mortgage as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.
(e)    In connection with the exercise of remedies after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Administrative Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Administrative Agent from time to time, promptly after the written request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall reasonably deem necessary in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Following the occurrence and during the continuation of an Event of Default, Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Administrative Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses of Borrower, Administrative Agent or any other party incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date. The Severed Loan Documents shall not increase Borrower’s or Guarantor’s obligations or decrease Borrower’s or Guarantor’s rights under the Loan Documents other than to a de minimis extent or amend the economic terms of the Loan Documents; provided, however, prepayments or repayments of the Outstanding Principal Balance after the occurrence of an Event of Default or resulting from the application of Net Proceeds may be applied to the components of the Note sequentially, starting with the most senior component, and, as a result thereof, the weighted average interest rate payable under the Loan may change.
(f)    Any amounts recovered from the Collateral for the Loan after an Event of Default may be applied by Administrative Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Administrative Agent in its sole discretion shall determine.
Section 10.3    Right to Cure Defaults.
Following the occurrence and during the continuation of an Event of Default, Administrative Agent may, but without any obligation to do so and without notice to or demand on Borrower (except as otherwise provided in any of the Loan Documents and/or required by applicable Legal Requirements) and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Administrative Agent may deem necessary. Upon reasonable advance written notice to Borrower and subject to rights of Tenants under the Leases, and following the occurrence and during the continuation of an Event of Default, Administrative Agent is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Administrative Agent upon demand. All such costs and expenses incurred by Administrative Agent in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Administrative Agent. All such costs and expenses incurred by Administrative Agent together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Administrative Agent under the Loan Documents and shall be promptly due and payable following written demand by Administrative Agent therefor.
Section 10.4    Remedies Cumulative.
The rights, powers and remedies of Administrative Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing during the continuance of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
XI.    MISCELLANEOUS
Section 11.1    Successors and Assigns.
All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and Administrative Agent, for the benefit of Lenders, as applicable, shall inure to the benefit of the respective legal representatives, successors and assigns of Administrative Agent, for the benefit of Lenders and Borrower, as applicable.
Section 11.2    Administrative Agent’s Discretion.
Whenever pursuant to this Agreement Administrative Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive. Whenever pursuant to this Agreement Administrative Agent’s right to approve or disapprove is to be reasonably exercised, or any arrangement or term is to be reasonably satisfactory to Administrative Agent, Administrative Agent’s approval shall not be unreasonably withheld, conditioned or delayed.
Section 11.3    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF

THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN COLLATERAL WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9‑301 THROUGH 9‑307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Savanna 430 Park Avenue, 12th Floor New York, NY 10022 Attention: General Counsel
AS ITS AUTHORIZED AGENT TO TAKE, RECEIVE AND FORWARD PROCESS ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 11.4    Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 11.5    Delay Not a Waiver.
Neither any failure nor any delay on the part of Administrative Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Administrative Agent shall have the right to waive or reduce any time periods that Administrative Agent is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6    Notices.
All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, e-mail (with electronic confirmation of receipt), provided that such notice is also delivered by overnight mail or hand-delivered no later than the next Business Day, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is so mailed by registered or certified mail, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (c) upon receipt of electronic confirmation if delivered by e-mail and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Administrative Agent:	INVESCO CMI INVESTMENTS, L.P. c/o Invesco Real Estate 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Susan Mitchell
with a copy to:	INVESCO CMI INVESTMENTS, L.P. c/o Invesco Real Estate 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Rivka Altman
with a copy to:	INVESCO CMI INVESTMENTS, L.P. c/o Invesco Real Estate 1166 Avenue of the Americas New York, NY 10036 Attention: Asset Management, 110 William Street
with a copy to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, Florida 33131 Attention: Richard J. Giusto, Esq. 021497. 999802
If to Lender:	INVESCO CMI INVESTMENTS, L.P. c/o Invesco Real Estate 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Susan Mitchell

with a copy to:	INVESCO CMI INVESTMENTS, L.P. c/o Invesco Real Estate 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Rivka Altman
with a copy to:	INVESCO CMI INVESTMENTS, L.P. c/o Invesco Real Estate 1166 Avenue of the Americas New York, NY 10036 Attention: Asset Management, 110 William Street
with a copy to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, Florida 33131 Attention: Richard J. Giusto, Esq. 021497. 999802
And to:	c/o KBS Capital Advisors LLC 800 Newport Center Drive, Suite 700 Newport Beach, California 92660 Attention: General Counsel
If to Borrower:	c/o Savanna 430 Park Avenue, 12th Floor New York, New York 10022 Attention: Valerie Kitay, General Counsel
with a copy to:	Hunton Andrews Kurth LLP 200 Park Avenue 52nd Floor New York, New York 10166 Attention: Laurie A. Grasso, Esq.
And to:	Sheppard Mullin Richter & Hampton LLP 650 Town Center Drive, 4th Floor Costa Mesa, California 92626 Attention: Scott A. Morehouse, Esq.

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel.

Section 11.7    Trial by Jury.
BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
Section 11.8    Headings.
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 11.9    Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 11.10    Preferences.
Upon the occurrence and during the continuance of an Event of Default, Lenders shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Administrative Agent, for the benefit of Lenders, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent, for the benefit of Lenders.
Section 11.11    Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal

Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.
Section 11.12    Claims Against Administrative Agent and Lender; Remedies of Borrower.
Neither Administrative Agent nor any Lender shall be in default under this Agreement, or under any of the other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Administrative Agent and each Lender within twelve (12) months after Borrower first had knowledge of the occurrence of the event that Borrower alleges gave rise to such claim and Administrative Agent does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Administrative Agent arising by reason of any alleged default by Administrative Agent as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Administrative Agent’s ability to enforce Administrative Agent’s remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Borrower and Administrative Agent with respect to the Loan.
Section 11.13    Expenses; General Indemnity; ERISA Indemnity.
(a)    Subject to Section 9.6 and 13.11 or otherwise expressly set forth in this Agreement, Borrower shall pay or, if Borrower fails to pay, reimburse Administrative Agent and each Lender upon receipt of written notice from Administrative Agent or any Lender, for all reasonable out-of-pocket costs and expenses (including reasonable, out of pocket attorneys’ fees and disbursements) incurred by Administrative Agent and/or Lenders in connection with (i) the ongoing performance of and compliance with agreements and covenants of Borrower and Guarantor contained in this Agreement and the other Loan Documents, including, without limitation, confirming compliance with environmental and insurance requirements (but excluding monthly servicing fees due to any servicer under any servicing agreement); (ii) Administrative Agent and/or Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (other than monthly servicing fees due to any servicer under any servicing agreement); (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower (other than as set forth in Article IX); (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent and/or Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Administrative Agent, for the benefit of Lenders pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; (vi) enforcing any obligations of or collecting any payments due from Borrower and Guarantor under this Agreement, the other Loan Documents or with respect to the

Collateral; (vii) following the transfer of the Loan to “special servicing” after an Event of Default or written notice from Borrower or its Affiliate that an Event of Default is imminently likely to occur, any “special servicing” fees (other than as set forth in Article IX); and (viii) any cost or expense relating to a restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings (including, without limitation, loan servicing or special servicing fees, loan advances, and “work‑out” and/or liquidation fees); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent and/or Lender. Any costs due and payable to Administrative Agent and/or Lender may be paid to Administrative Agent and/or Lender pursuant to the Cash Management Agreement. Notwithstanding anything to the contrary in any of the Loan Documents, reasonable, out-of-pocket cost shall include for all purposes Administrative Agent and/or Lender’s internal costs of review, such as an appraisal reviews, cost analysis reviews, inspection reviews and environmental reviews, to the extent the same are not materially more costly than corresponding market rates for such services. In addition to the amounts set forth above, Borrower shall pay to Administrative Agent, in equal monthly installments, a loan administration fee equal to $30,000 per annum.
(b)    Borrower shall indemnify, defend and hold harmless Administrative Agent, each Lender and their respective officers, directors, agents, employees (and the successors and assigns of the foregoing) (each, a “Indemnified Party”) from and against any and all Losses (including, without limitation, the reasonable, out of pocket fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened), other than special, treble, consequential or punitive damages (except to the extent required to be paid by Administrative Agent and/or Lender to any third party), that may be imposed on, incurred by, or asserted against the Indemnified Parties in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Indemnified Parties hereunder to the extent that such Indemnified Liabilities arise from or are exacerbated by the gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.
(c)    Borrower shall, at its reasonable cost and expense, protect, defend, indemnify, release and hold harmless each Indemnified Party from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Party and directly or indirectly arising out of (i) any tax (other than Excluded Taxes) on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, or (ii) any transfer taxes (other than Excluded Taxes) incurred in connection with a foreclosure of the Mortgage by Administrative Agent or its designee (on behalf of the Lenders) and any subsequent transfer of the Property by Administrative Agent or its designee; provided, however, that Borrower shall not have any obligation to the Indemnified Parties hereunder to the extent that such Indemnified Liabilities arise from or are exacerbated by the gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party.
(d)    Borrower shall, at its reasonable cost and expense, protect, defend, indemnify, release and hold harmless each Indemnified Party from and against any and all Losses (including, without limitation, reasonable, out of pocket attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any non-exempt prohibited transaction, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Administrative Agent’s sole reasonable discretion) that Administrative Agent may incur, directly or indirectly, as a result of a default under Sections 3.1.8 and/or 4.2.10 of this Agreement; provided, however, that Borrower shall not have any obligation to the Indemnified Parties hereunder to the extent that such Indemnified Liabilities arise from or are exacerbated by the gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party.
(e)    The indemnification obligations of Borrower under this Section 11.13 shall survive the repayment of the Loan.
Section 11.14    Schedules Incorporated.
The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 11.15    Offsets, Counterclaims and Defenses.
Any permitted assignee of a Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 11.16    No Joint Venture or Partnership; No Third-Party Beneficiaries.
(a)    Borrower, Administrative Agent and each Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower, Administrative Agent and each Lender nor to grant Administrative Agent or any Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, each Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, each Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of a Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of such Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that such Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by such Lender if, in such Lender’s sole discretion, such Lender deems it advisable or desirable to do so.
Section 11.17    Publicity.
All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, Administrative Agent, each Lender, Invesco Real Estate or any of their Affiliates shall be subject to the prior approval of Administrative Agent, not to be unreasonably withheld conditioned or delayed. All news releases, publicity or advertising by Administrative Agent or any Lender or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, Borrower or any of their Affiliates shall be subject to the prior approval of Borrower, not to be unreasonably withheld conditioned or delayed.
Section 11.18    Waiver of Marshalling of Assets.
To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.
Section 11.19    Waiver of Setoff.
Borrower hereby irrevocably waives the right to assert any counterclaim (except compulsory counterclaims) in any action or proceeding brought against it by Administrative Agent or any Lender or their respective agents or otherwise to offset any obligation to make the payments required by the Loan Documents.
Section 11.20    Conflict; Construction of Documents; Reliance.
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or any Lender or any parent, subsidiary or Affiliate of Administrative Agent or any Lender. No Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Administrative Agent or any Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s or any Lender’s exercise of any such rights or remedies. Borrower acknowledges that Administrative Agent and the Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 11.21    Brokers and Financial Advisors.
Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Indemnified Parties harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Indemnified Party’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, Administrative Agent or any Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 11.22    Exculpation.
Subject to the qualifications below, Administrative Agent shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against any Borrower Party, except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Property, the Collateral, the Rents, or any other collateral given to Administrative Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Collateral, in the Rents and in any other collateral given to Administrative Agent, for the benefit of Lenders, and Administrative Agent and Lenders, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any Borrower Party, in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 11.22 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Administrative Agent to name Borrower as a party defendant in any action or suit for foreclosure and sale of the Property under the Pledge Agreement; (c) affect the validity or enforceability of any indemnity, guaranty, or similar instrument made in connection with the Loan or any of the rights and remedies of Administrative Agent thereunder; (d) impair the right of

Administrative Agent to obtain the appointment of a receiver; (e) [reserved]; (f) impair the right of Administrative Agent to enforce the provisions of any Guaranty; (g) constitute a prohibition against Administrative Agent to seek a deficiency judgment against Borrower solely in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Administrative Agent to exercise its remedies against such security; or (h) constitute a waiver of the right of Administrative Agent to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Administrative Agent and/or any Lender (including out-of-pocket attorneys’ fees and costs reasonably incurred, but excluding special, treble, consequential or punitive damages (except to the extent required to be paid by Administrative Agent and/or Lender to any third party) arising out of or in connection with the following:
(a)    willful misconduct, fraud or material misrepresentation by a Borrower Party in connection with the Loan;
(b)    misappropriation or conversion by Borrower or Mortgage Borrower of (A) Net Proceeds paid by reason of any loss, damage or destruction to the Property, (B) Awards received in connection with a Condemnation, (C) any Rents or Gross Revenue of any nature, (D) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Mortgage Administrative Agent, for the benefit of Lenders, in accordance with the Mortgage Loan Documents (E) any Reserve Funds or Security Account Funds or any funds held by Administrative Agent under this Agreement or by Mortgage administrative Agent under the Mortgage Loan Documents by or on behalf of Borrower and/or Mortgage Borrower or (F) any other funds due to Administrative Agent or any Lender, or any other Person, by Borrower under the Loan Documents;
(c)    any intentional material physical waste to all or any portion of the Property, except to the extent that (i) cash flow from the Property is insufficient to prevent such waste or (ii) Administrative Agent was required to under the Loan Documents and failed to make Excess Cash Flow available to Borrower during a Cash Trap Period;
(d)    removal of any portion of a Property or Improvements by any Borrower Related Party in violation of the Loan Documents during the continuance of an Event of Default;
(e)    forfeiture by Mortgage Borrower of the Property, or any portion thereof, because of the conduct of criminal activity by any Borrower Party or any officer, director, manager, agent or employee of any of the foregoing, and any Person acting at the direction of any of the foregoing;
(f)    failure beyond applicable grace notice and cure periods of Borrower to cause Mortgage Borrower to (A) obtain and maintain the Policies required to be obtained and maintained in accordance with the provisions of the Loan Documents, and/or (B) pay when due any and all Insurance Premiums required to be paid in connection therewith until such time as Mortgage Borrower is no longer the owner of all or any portion of the Property, in each case, except to the extent that the cash flow from the Property is insufficient to pay such amounts, or to the extent that there are sufficient Insurance Funds on deposit in the Insurance Reserve Account allocated to pay such amounts and Mortgage Administrative Agent fails to permit the release of such amounts in violation of Section 6.3.1 of the Senior Loan Agreement and Borrower gives Administrative Agent written notice of such insufficiency at least 30 days’ prior to the date such amounts first become due and payable;
(g)    subject to Mortgage Borrower’s right to contest the following in accordance with the terms and conditions of the Loan Documents, failure by Borrower to cause Mortgage Borrower to pay when due any and all Taxes and Other Charges, in each case, except to the extent that the cash flow from the Property is insufficient to pay such amounts, or to the extent that there are sufficient Tax Funds on deposit in the Tax Reserve Account allocated to pay such amounts and Mortgage Administrative Agent fails to permit the release of such amounts in violation of Section 6.2.1 of the Senior Loan Agreement;
(h)    any material breach by Borrower or Mortgage Borrower of the covenants contained in this Agreement or the other Loan Documents relating to the requirement that Borrower shall be a Special Purpose Bankruptcy Remote Entity (other than requirements related to Borrower’s and Mortgage Borrower’s solvency, maintenance of adequate capital, or failure to pay debts to the extent that the cash flow from the Property is insufficient to pay the same);
(i)    unless a court of competent jurisdiction issues a non-appealable final judgment in favor of Borrower or Guarantor, as applicable, in such action, all out-of-pocket costs and expenses (including, without limitation, attorneys’ fees and costs) incurred by Administrative Agent and/or Lender in connection with the interference, whether direct or indirect, by Borrower, any Guarantor or any of their respective Affiliates, with Administrative Agent or Lender’s exercise of rights or remedies under the Loan Documents (including any foreclosure action or sale) in accordance with the Loan Documents, whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action or otherwise; and
(j)    any failure to pay mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents or Mortgage Loan Documents, including, without limitation, the Mortgage.
(k)    any liabilities accruing prior to a UCC foreclosure sale, a UCC strict foreclosure, an assignment-in-lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”), arising out of or relating to the action or inaction of any Borrower Related Party (including, without limitation, any aged payable or cost to terminate a contract, including payment during a notice period) that remain unpaid following the Equity Collateral Transfer Date;
Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Administrative Agent and the Lenders shall not be deemed to have waived any right which Administrative Agent and the Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lenders in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that (each, a “Springing Recourse Event”):
(i)    Borrower or Mortgage Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(ii)    any Borrower Related Party solicits or causes to be solicited petitioning creditors for the filing by any Person(s) of any involuntary petition against Borrower or Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law or an involuntary petition is filed against Borrower or Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person with which any Borrower Related Party colludes or otherwise assists Person;
(iii)    any Borrower Related Party files an answer consenting to, or otherwise acquiescing in, or joining in any involuntary petition filed against Borrower or Mortgage Borrower, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency Law (other than a petition filed against Borrower and/or SPC Party by Lender);
(iv)    any Borrower Related Party consents to or join in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property or colludes with or otherwise assists any Person in filing such an application (other than an application by Lender in connection with the enforcement of Lender’s remedies under the Loan Documents;
(v)    Borrower or Mortgage Borrower makes an assignment for the benefit of creditors or admits in any legal proceeding, its insolvency or inability to pay its debts as they become due (provided, that if Borrower is required by applicable law to admit the same in a legal proceeding and Borrower is in fact insolvent, then such admission, in and of itself, shall not be a Springing Recourse Event);
(vi)    Borrower, Mortgage Borrower or any Guarantor or any other Borrower Party shall contest, or direct any other Person to contest, the validity or enforceability of the Loan Documents and/or shall assert any defense (other than defenses that are raised by Borrower in good faith that are not frivolous as determined by a court of competent jurisdiction), in each case, for the sole purpose of delaying, hindering or impairing Administrative Agent or Lender’s rights or remedies under the Loan Documents, unless a court of competent jurisdiction issues a non-appealable final judgment in Borrower’s favor in such action;
(vii)    Borrower fails to obtain Administrative Agent’s prior written consent to any Transfer of all or any portion of the Property or any direct or indirect interest (of any form of ownership) in Borrower or Mortgage Borrower, in each case other than a Permitted Transfer;

(viii)    Borrower fails to obtain Administrative Agent’s prior written consent to any Indebtedness (other than Permitted Indebtedness) or Lien (other than Permitted Encumbrances) encumbering the Collateral, the Property or any direct interest (of any form of ownership) in the Collateral, the Property or in Borrower or Mortgage Borrower if such Lien was filed by, or such filing was affirmatively approved or acquiesced to by, a Borrower Party;
(ix)    the breach of any covenant contained herein relating to the requirement that Borrower, Mortgage Borrower and SPC Party shall each be a Special Purpose Bankruptcy Remote Entity if Borrower, Mortgage Borrower or SPC Party, as a result thereof, is subsequently substantively consolidated with any other Person
(x)    any Borrower Related Party causes or permits Mortgage Borrower to amend or otherwise modify its organizational documents in order to amend or repeal its election to be governed by Article 8 of the UCC, or any termination or cancellation of the limited liability company membership certificate evidencing Borrower’s one hundred percent (100%) ownership interest in Mortgage Borrower, as delivered to Administrative Agent on the Closing Date in connection with the Pledge Agreement; and
(xi)    any Borrower Related Party acquires, directly or indirectly, any direct or indirect interest in the Mortgage Loan.
Section 11.23    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 11.24    [Reserved].
Section 11.25    Assignments and Participations.
(a)    Subject to the terms of Article 9 hereof, a Lender may consummate a Secondary Market Transaction without the consent of any Person.
(b)    Subject to the terms of Article 9 hereof, a Lender may, in connection with any Secondary Market Transaction disclose to the assignee or Participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to such Lender by or on behalf of Borrower or any of its Affiliates.
(c)    Upon any assignment of the Loan, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of a Lender under this Agreement. For the avoidance of doubt, a Participant shall not be considered to be an assignee for purposes of this Section 11.25(c).
(d)    Borrower agrees that each Participant shall be entitled to the benefit of Section 2.5 (subject to the requirements and obligations therein, including the requirements under

Section 2.6 (it being understood that the documentation required under Section 2.6 shall be delivered to the participating Lender)); provided that Participant shall not be entitled to receive any greater payment under Section 2.5, with respect to any participation, than its participating Lender would have been entitled to receive.
Section 11.26    Set‑Off.
In addition to any rights and remedies of Administrative Agent provided by this Agreement and by law, Administrative Agent shall have the right, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set‑off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any Affiliate thereof to Borrower. Administrative Agent agrees promptly to notify Borrower after any such set‑off and application made by Administrative Agent.
Section 11.27    REOC Status.
Mortgage Borrower is a “real estate operating company” (a “REOC”) as defined in the Department of Labor regulations, located at 29 C.F.R. Section 2510.3-101 and shall at all times qualify as a REOC. Borrower will cause Mortgage Borrower provide any additional information reasonably requested by Administrative Agent to confirm Mortgage Borrower’s REOC status.
Section 11.28    Delegation By Lenders; Lenders’ Consultation and Information Right.
(a)    Borrower acknowledges and agrees that one or more direct or indirect members of one more Lenders intend to qualify as a “venture capital operating company” as defined in the Department of Labor regulations, located at 29 C.F.R. Section 2510.3-101 (a “VCOC”). Accordingly, Borrower acknowledges and agrees that the approval, consent and inspection rights reserved to such Lenders in this Agreement may be exercised directly by a VCOC and that the exercise of such rights by a VCOC shall be treated as a direct exercise of such rights by the Lender.
(b)    Administrative Agent, on behalf of such Lenders, shall have the right to:
(i)    consult with and advise Borrower regarding the business operation and management of the Borrower, Mortgage Borrower, the Collateral and the Property and the financial and other condition of Borrower, Mortgage Borrower, the Collateral or the Property; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Administrative Agent having the right to call special meetings at any reasonable times;
(ii)    receive notice from Borrower of any material development affecting Borrower or the Property and consult with Borrower and Mortgage Borrower with respect to such matter;

(iii)    request from Borrower such forecasts, projections and other financial and business data as reasonably required by Administrative Agent;
(iv)    from time to time upon reasonable notice examine the books and records of Borrower at the office of the Borrower (or other person maintaining them) and to make such copies or extracts thereof as Administrative Agent shall desire, at such Lenders’ expense;
(v)    the right, in accordance with the terms of this Agreement, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness;
(vi)    the right, without restricting any other rights of Administrative Agent, on behalf of the Lenders, under this Agreement (including any similar right), to restrict financing to be obtained with respect to the Property so long as any portion of the Debt remains outstanding;
(vii)    the right, without restricting any other right of Administrative Agent, on behalf of the Lenders, under this Agreement or the other Loan Documents (including any similar right), to restrict, upon the occurrence of an Event of Default, Borrower’s payments of management, consulting, director or similar fees to Affiliates of Borrower from the Rents;
(viii)    the right, without restricting any other rights of Administrative Agent, on behalf of the Lenders, under this Agreement (including any similar right), to approve any operating budget and/or capital budget of Borrower;
(ix)    the right, without restricting any other rights of Administrative Agent, on behalf of the Lenders, under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of Property); and
(x)    the right, without restricting any other rights of Administrative Agent, on behalf of the Lenders, under this Agreement (including any similar right), to restrict the transfer of interests in Borrower held by its members, and the right to restrict the transfer of interests in such member, except for any transfer that is a Permitted Transfer.
(c)    rights described above may be exercised directly or indirectly by any Person that owns substantially all of the ownership interests in any Lender.  The provisions of this Section are intended to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101.
Section 11.29    Intercreditor Agreement.
Administrative Agent, Lender, Mortgage Administrative Agent and Mortgage Lender are parties to a certain intercreditor agreement dated as of the date hereof (as the same may be amended or modified from time to time, the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Building Loan and the Mortgage Loan, Borrower and Mortgage Borrower, and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Administrative Agent, Lenders, Mortgage Administrative Agent and Mortgage Lender and (ii) Borrower and Mortgage Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Neither Administrative Agent nor any Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.
Section 11.30    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in this Agreement or any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
As used in this Section 11.30, the following terms have the following meanings ascribed thereto:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament (as amended from time to time) and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
XII.    [RESERVED]
XIII.    ADMINISTRATIVE AGENT AND AGREEMENTS AMONG LENDERS
Section 13.1    Appointment; Nature of Relationship.
Administrative Agent is hereby appointed by each Lender as its sole and exclusive contractual representative hereunder and under each other Loan Document, and each Lender irrevocably authorizes Administrative Agent to act as the sole and exclusive contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 13. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that Administrative Agent is merely acting as the contractual representative of Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as Lenders’ contractual representative, Administrative Agent (a) does not hereby assume any fiduciary duties to any of Lenders, and (b) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each Lender hereby agrees to assert with respect to the Loan Documents and administration of the Loan, no claim against Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law. Not in limitation of the foregoing, Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or Event of Default unless the Requisite Lenders have directed Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 13.2    Powers.
Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Administrative Agent shall have no implied duties to Lenders, or any obligation to Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by Administrative Agent. Borrower shall be entitled to rely upon any communication or action by Administrative Agent, and shall have no duty to ascertain whether the consent of Requisite Lenders or all Lenders was required or obtained.
Section 13.3    General Immunity.
Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

Section 13.4    No Responsibility for Loan, etc.
Except where the failure to do so constitutes gross negligence or willful misconduct, neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified herein or in any Loan Document; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. Administrative Agent shall have no duty to disclose to Lenders information that is not required to be furnished by Borrower to Administrative Agent at such time, but is voluntarily furnished by Borrower to Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity as a Lender or otherwise).
Section 13.5    Action on Instructions of Lenders.
Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Requisite Lenders or, where consent of all Lenders is required, all Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Note. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by all Lenders in accordance with their Pro Rata Shares against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section 13.6    Employment of Agents and Counsel.
Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, service providers, and attorneys-in-fact and so long as it exercises reasonable care in the selection of such parties, Administrative Agent shall not be answerable to Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such parties. Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
Section 13.7    Reliance on Documents; Counsel.
Administrative Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by Administrative Agent, which counsel may be employees of Administrative Agent.

Section 13.8    Administrative Agent’s Reimbursement and Indemnification.
Lenders agree to reimburse and indemnify Administrative Agent ratably in proportion to their respective Commitments (a) for any reasonable amounts not reimbursed by Borrower for which Administrative Agent is entitled to reimbursement by Borrower under the Loan Documents including out-of-pocket expenses in connection with the preparation, execution, delivery of the Loan Documents (and without limiting the obligation of Borrower to do so), (b) for any other out-of-pocket expenses incurred by Administrative Agent (or its representatives) on behalf of Lenders, in connection with the administration and enforcement of the Loan Documents and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for (y) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Administrative Agent, or (z) any costs or expenses of Administrative Agent’s in-house legal staff and personnel. The obligations of Lenders under this Section 13.8 shall survive payment of the Obligations and termination of this Agreement.
Section 13.9    Rights as a Lender.
In the event Administrative Agent is a Lender, Administrative Agent shall have the same rights and powers and the same duties and obligations hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when Administrative Agent is a Lender, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower in which Borrower are not restricted hereby from engaging with any other Person.
Section 13.10    Lender Credit Decision.
Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements prepared by Guarantor and Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other party or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrower or any other party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent under this Agreement or any of the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower, any other party or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates.
Section 13.11    Successor Administrative Agent.
Administrative Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Administrative Agent may be removed by the Requisite Lenders if Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, such removal to be effective on the date specified by the Requisite Lenders. Upon any such resignation or removal, the Requisite Lenders (at no cost or expense to Borrower) shall have the right to appoint, on behalf of Borrower and Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of Borrower and Lenders, a successor Administrative Agent. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations thereafter arising hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article 13 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder and under the other Loan Documents. Notwithstanding anything contained herein to the contrary, Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving Borrower and each Lender prior written notice.
Section 13.12    Amendments and Waivers
(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Administrative Agent or the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document or the Intercreditor Agreement may be amended, (iii) the performance or observance by the Borrower or any of its Affiliates of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Borrower Affiliate which is party thereto.
(b)    Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or Administrative Agent at the written direction of the Lenders), do any of the following:
(i)    increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Loans permitted under Section 10.21 or, for the avoidance of doubt, any Protective Advances permitted under Section 13.19) or subject the Lenders to any additional obligations;
(ii)    reduce the principal of, or interest or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;
(iii)    reduce the amount of any fees payable to the Lenders hereunder;
(iv)    postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor;
(v)    change any Lender’s pro rata share of payments made or received in connection with any Loan (excluding any change as a result of an assignment of Loans permitted under Section 9.1);
(vi)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;
(vii)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;
(viii)    except and only to the extent contemplated under any Guaranty, release any Guarantor from its obligations under any Guaranty;
(ix)    waive a Default under Section 10.1(a);
(x)    consent to any Transfer that is not a Permitted Transfer; or
(xi)    release or dispose of any collateral for the Loan unless released or disposed of as permitted by, and in accordance with, Section 13.19.
(c)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement, any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any Affiliate thereof or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(d)    Standard for Consent. Notwithstanding anything to the contrary contained herein, the Lenders agree that if the Loan Documents impose a standard of determination (such as “reasonableness”) on Administrative Agent or Lender thereunder with respect to a proposed action or decision which would be subject to Requisite Lender or unanimous Lender consent hereunder, then each Lender shall apply and will be held to the same standard with respect to the proposed action or decision, accordingly, for the sake of clarity, if Administrative Agent or Lenders are required to be reasonable with respect to approving or consenting to a given action or item under the Loan Agreement or the other Loan Documents which also requires Requisite Lender or unanimous Lender consent hereunder, then each Lender shall also be reasonable in providing its consent or approval of such action or item.
Section 13.13    Notice of Defaults.
If a Lender becomes aware of a Default or an Event of Default, such Lender shall notify Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Event of Default has occurred, Administrative Agent shall notify each Lender thereof.
Section 13.14    Requests for Approval.
If Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from Administrative Agent, then Administrative Agent will send a second request to such Lender. In the event any Lender fails to reply to such second request for approval from Administrative Agent within five (5) days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response), which second request shall state in bold lettering: “LENDER’S RESPONSE IS REQUIRED WITHIN THREE (3) DAYS AFTER RECEIPT OF THIS NOTICE IN ACCORDANCE WITH THE TERMS OF THE LOAN AGREEMENT. FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL BE DEEMED APPROVAL BY LENDER OF THE MATTERS SET FORTH HEREIN” with the appropriate number of days inserted by Administrative Agent, then such Lender shall be deemed to have approved (and voted in favor of) Administrative Agent’s recommendation with respect to any matters set forth in the request.
Section 13.15    Copies of Documents.
Within fifteen (15) Business Days after a request by a Lender to Administrative Agent for documents furnished to Administrative Agent by Borrower, Administrative Agent shall, to the extent actually provided by Borrower, provide copies of such documents to such Lender.
Section 13.16    Defaulting Lenders.
At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Requisite Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as such Lender is no longer a Defaulting Lender, except that the amount of the Commitment of the Defaulting Lender may not be increased or (except as provided herein) decreased without its consent. If a Defaulting Lender has failed to fund its Pro Rata Share of any Loan and until such time as such Defaulting Lender subsequently funds its Pro Rata Share of such Loan, all obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and other sums relating to the amounts funded by the other Lenders which were included in the Loans with respect to which the Defaulting Lender failed to fund its Pro Rata Shares (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this Section). All amounts paid by Borrower and otherwise due to be applied to the obligations owing to such Defaulting Lender pursuant to the terms hereof shall first be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares (recalculated for the purposes hereof to exclude the Commitment of the Defaulting Lender) until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Requisite Lenders or all Lenders.
Section 13.17    Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective Commitments; and (c) each payment of interest on the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.
Section 13.18    Sharing of Payments, Etc.
Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower or Guarantor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.18 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
Section 13.19    Collateral Matters; Protective Advances.
(a)    Each Lender hereby authorizes Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.
(b)    The Lenders hereby authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of obligations of Borrower hereunder; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section. In addition to the foregoing, the Lenders hereby authorize

Administrative Agent to take such actions and execute, file and/or deliver such documents as are contemplated in Section 2.4, and the Lenders agree to cooperate with Administrative Agent in connection therewith.
(c)    Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations of Borrower or any Liens upon (or obligations of the Borrower or any of its Affiliates in respect of) all interests retained by the Borrower or any of its Affiliates, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure. The foregoing provisions of this Section 13.19(c) shall not be construed to diminish Administrative Agent’s obligations or Borrower’s rights under Section 2.4.
(d)    Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any of its Affiliates or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.
(e)    Following the occurrence of a default by Borrower, (or if Administrative Agent reasonably believes it is necessary to prevent the occurrence of a default by Borrower), Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to any Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $1,000,000. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

(f)    Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder under the Loan Documents with respect to exercising claims against or rights in the Collateral without the written consent of Requisite Lenders.
Section 13.20    Borrower Default.
(a)    Promptly after Administrative Agent or any Lender acquires actual knowledge that an Event of Default has occurred, such party shall notify the other Lenders in writing of the Event of Default. Promptly after Administrative Agent acquires actual knowledge of the occurrence of an Event of Default, Administrative Agent shall give notice of the Event of Default to Borrower and any other parties to whom notice must be provided under this Agreement. Administrative Agent shall send a copy of that default notice to all Lenders promptly after sending such notice. Neither Administrative Agent nor any Lender shall be deemed to have actual knowledge of the occurrence of an Event of Default unless Administrative Agent or such Lender has received written notice from a Lender or Borrower referring to this Agreement and describing the Event of Default (provided, however, that Administrative Agent shall be deemed to have actual knowledge of any Event of Default described in Section 10.1(a)(i)(A) or (B)) without receipt of a written notice from a Lender or Borrower referring to this Agreement and describing such Event of Default.
(b)    In the event that the Requisite Lenders approve or direct the commencement of a foreclosure proceeding or other exercise of remedies, to the extent not already done so, Administrative Agent shall declare the outstanding principal balance of the Loan, all interest thereon and all other amounts payable under the Loan Documents to be immediately due and payable and shall promptly commence and diligently pursue in a commercially reasonable manner such foreclosure proceeding; provided, that (i) such action is not stayed by any bankruptcy or insolvency proceeding or any other injunction or court order and (ii) Administrative Agent believes in good faith that such action will not expose Administrative Agent to any liability from any party, including, without limitation, Borrower or any Lender. If, after commencing such foreclosure proceeding, Administrative Agent is directed to cease such action or to take another course of action by the Requisite Lenders under the terms of this Agreement, Administrative Agent shall follow such direction.
(c)    In the event that the Requisite Lenders have not approved the commencement of a foreclosure proceeding or other exercise of remedies within the initial one hundred eighty (180) days following the occurrence of an Event of Default, Administrative Agent shall have the right, without the consent of the Requisite Lenders to commence a foreclosure proceeding or other exercise of remedies in the Administrative Agent’s sole discretion.

Section 13.21    Post-Foreclosure Plans.
If all or any portion of the Collateral is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrower hereunder, the title to any such Collateral, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the ratable benefit of all Lenders. Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.
Section 13.22    Terminology.
Notwithstanding anything to the contrary in this Agreement, in Articles 1 through 12, “Lender” shall mean “Administrative Agent for the benefit of the Lenders” or “Administrative Agent, on behalf of the Lenders”, as the context may require.

XIV.    MORTGAGE LOAN
Section 14.1    Compliance With Mortgage Loan Documents. Borrower shall (or shall cause Mortgage Borrower to): (a) pay all principal, interest and other sums required to be paid by Mortgage Borrower under and pursuant to the provisions of the Mortgage Loan Documents; (b) diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed and observed, unless such performance or observance shall be waived in writing by Mortgage Lender; (c) promptly notify Lender of the giving of any notice by Mortgage Lender to Mortgage Borrower or Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed and deliver to Lender a true copy of each such notice; (d) deliver a true, correct and complete copy of all notices, demands, requests or material correspondence (including electronically transmitted items) given or received by Mortgage Borrower or Guarantor to or from the Mortgage Lender or its agent; and (e) not enter into or be bound by any Mortgage Loan Documents that are not approved by Lender (it being acknowledged and agreed that all Mortgage Loan Documents entered into on the date hereof are approved by Lender). Without limiting the foregoing, Borrower shall cause Mortgage Borrower to fund all reserves required to be funded pursuant to the Mortgage Loan Documents. In the event of a refinancing of the Mortgage Loan permitted by the terms of this Agreement, Borrower will cause all reserves on deposit with Mortgage Lender to be utilized by Mortgage Borrower to reduce the amount due and payable to the Mortgage Lender or alternatively shall be remitted to Lender as a mandatory prepayment of the Loan.
Section 14.2    Mortgage Loan Defaults.
(a)    Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any Event of Default under the Mortgage Loan Documents, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation: (x) to pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and to perform any act or take any action on behalf of Borrower and/or Mortgage Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed; and (y) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem reasonably necessary to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the out-of-pocket costs and expenses incurred by Lender in exercising rights under this Section 14.2 (including attorneys’ fees) (i) shall constitute additional advances of the Loan to Borrower, (ii) shall increase the then unpaid principal, (iii) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (iv) shall constitute a portion of the Debt, and (v) shall be secured by the Security Documents.
(b)    Borrower hereby indemnifies Lender from and against all actual out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions. Lender shall have no obligation to Borrower, Mortgage Borrower or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Mortgage Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Mortgage Loan unless such actions are defenses and counterclaims raised in good faith.
(c)    Any default or breach by Mortgage Borrower under the Mortgage Loan Documents which is not cured prior to the expiration of any applicable grace, notice or cure period afforded to Mortgage Borrower under the Mortgage Loan Documents shall constitute an Event of Default, without regard to any subsequent payment or performance of any such obligations by Lender. Borrower hereby grant Lender and any person designated by Lender the right, subject to the rights of tenants, to enter upon any Property at any time following the occurrence and during the continuance of any Event of Default, or the assertion by Mortgage Lender that an Event of Default has occurred under the Mortgage Loan Documents, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Borrower’s, Mortgage Borrower’s and/or Lender’s interest. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Mortgage Lender with respect to any “Event of Default” under the Mortgage Loan), without prior notice to, or consent from, Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.
(d)    If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender to Mortgage Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally release and waive all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 14.2, except for Lender’s gross negligence or willful misconduct. In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against any Property, in addition to all other rights it may have under the Loan Documents.
Section 14.3    Mortgage Loan Estoppels. Borrower shall (or shall cause Mortgage Borrower to), from time to time, but not more than once per year (except if an Event of Default exists), use reasonable efforts to obtain from Mortgage Lender s certificate of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Mortgage Borrower expressly representing to Lender the information reasonably requested by Lender regarding compliance by Mortgage Borrower with the terms of the Mortgage

Loan Documents. Borrower hereby indemnifies Lender from and against all Losses which may be imposed on, incurred by, or asserted against Lender based on any material intentional misrepresentation relating to the Mortgage Loan which was misrepresented in such estoppel executed by Borrower and Mortgage Borrower.
Section 14.4    No Amendment to Mortgage Loan Documents. Without obtaining the prior written consent of Administrative Agent, Borrower shall not cause or permit Mortgage Borrower to (i) enter into any amendment or modification of any of the Mortgage Loan Documents, (ii) grant to Mortgage Lender any consent or waiver or (iii) exercise any remedy available to Mortgage Borrower under the Mortgage Loan Documents. Borrower shall cause Mortgage Borrower to provide Lender with a copy of any amendment or modification to the Mortgage Loan Documents within five (5) days after the execution thereof. Notwithstanding the foregoing, Borrower shall not be required to obtain Administrative Agent’s consent in connection with (i) the entering into and the recording (if applicable) of the Building Loan Agreement, the Building Loan Documents and/or any Serial Mortgages (as defined in the Mortgage Loan Agreement) in accordance with Sections 2.6.2(m) and (n) of the Mortgage Loan Agreement, and (ii) the amendment of the Mortgage Loan Agreement, in each case in accordance with Section 2.6.2(n) of the Mortgage Loan Agreement.
Section 14.5    Deed in Lieu of Foreclosure. Without the express prior written consent of Administrative Agent, Borrower shall not, and Borrower shall not cause, suffer or permit Mortgage Borrower to, enter into any deed-in-lieu or consensual foreclosure with or for the benefit of Mortgage Lender or any of its affiliates. Without the express prior written consent of Administrative Agent, Borrower shall not, and Borrower shall not cause, suffer or permit Mortgage Borrower to, enter into any consensual sale or other transaction in connection with the Mortgage Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or Borrower, the Collateral or any portion thereof or any interest therein or of Mortgage Borrower in the Property owned by such Mortgage Borrower or portion thereof or any interest therein.
Section 14.6    Refinancing or Prepayment of the Mortgage Loan. Other than mandatory prepayments under the Mortgage Loan Documents, neither Borrower nor Mortgage Borrower shall make any partial or full prepayments of amounts owing under the Mortgage Loan or refinance the Mortgage Loan without the prior written consent of Administrative Agent, unless such refinancing results in the concurrent payment in full of the Debt.
Section 14.7    Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mortgage Lender and Lender may reasonably reach different conclusions, and (iii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a Mortgage Loan Event of Default, and Borrower hereby waives any claim of liability against Lender arising from any such denial unless Lender has not complied with any applicable standard for consent
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

ADMINISTRATIVE AGENT:
INVESCO CMI INVESTMENTS, L.P., a Delaware limited partnership
By: Invesco CMI Investments GP, LLC, a Delaware limited liability company, its general partner

By:    /s/ Paul Michaels
Name: Paul Michaels
Title: Proper Officer

LENDER:
INVESCO CMI INVESTMENTS, L.P., a Delaware limited partnership
By: Invesco CMI Investments GP, LLC, a Delaware limited liability company, its general partner

By:    /s/ Paul Michaels
Name: Paul Michaels
Title: Proper Officer

[Signatures Continue On Following Page]

[Signature Page to Mezzanine Loan Agreement]

BORROWER: 110 WILLIAM MEZZ III, LLC, a Delaware limited liability company By: /s/ Christopher Schlank Name: Christopher Schlank Title: Authorized Signatory

[Signature Page to Mezzanine Loan Agreement]